As filed with the Securities and Exchange Commission on October 9, 2008
Registration No. 333- 152940

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DAIS ANALYTIC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York	3990	14-1760865
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

State of New York – Secretary of State, Department of State
11552 Prosperous Drive	One Commerce Plaza
Odessa, FL 33556	99 Washington Avenue, 6th Floor, Albany, New York 12231
Telephone: (727) 375-8484 Facsimile: (727) 375-8485	Telephone: (518) 473-2492Facsimile: (518) 474-1418
(Address, Including Zip Code, and Telephone Number,	(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Principal Executive Offices)	Including Area Code, of Agent for Service)

As Soon as Practicable After the Effective Date of this Registration Statement.
(Approximate Date of Commencement of Proposed Sale to the Public)
Copies of communications to:

Addison K. Adams, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone: (310) 208-1182  Facsimile (310) 208-1154

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*

Common stock, par value $0.01 per share underlying warrants	392,308	$0.18 (1)	$70,615	$6.57
Total	392,308		$70,615	$6.57
* The Registrant previously paid a registration fee of $425 in connection with the filing of the initial registration statement on Form S-1 (File No. 333-152940) filed with the Securities and Exchange Commission on August 11, 2008, to register the 32,753,090 shares of common stock, of which 869,606 represent shares of common stock currently outstanding, 14,750,000 represent shares of common stock underlying secured convertible notes and 17,133,484 represent shares of common stock underlying warrants.

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the Selling Shareholders.

(1) Calculated pursuant to Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.  Estimated solely for the purpose of calculating the registration fee under Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the bid and ask prices of the Registrant’s common stock on October 3 , 2008 as quoted on the Pink Sheets.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 9 , 2008

PRELIMINARY PROSPECTUS

33,145,398 Shares of Common Stock

DAIS ANALYTIC CORPORATION

This prospectus covers the resale of up to 33,145,398 shares of common stock, $0.01 par value, (the “Common Stock”) of Dais Analytic Corporation, a New York Corporation (the “Company”, “Dais Analytic”, “we”, “us”, “our” shall refer to Dais Analytic Corporation) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” Of the 33,145,398 shares of common stock being registered, 869,606 shares are currently outstanding, 14,750,000 are issuable upon the conversion by Selling Shareholders of certain secured convertible notes and 17,525,792 shares are issuable upon exercise by Selling Shareholders of certain warrants.

We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the Selling Shareholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities.”

We will not receive any proceeds from the sale of the shares of common stock.  We will not receive any proceeds upon conversion of the notes.  Of the warrants, warrants representing 16,934,616 shares contain both cash and cashless exercise provisions. If all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive approximately $4,560,724 in gross proceeds.  Cash proceeds we receive from the exercise of the warrants will be used for general corporate purposes, including working capital.  We have agreed to bear all expenses of registration of the common stock offered hereby.  As a result of this offering and upon effectiveness of the registration of the common stock we will be an issuer filing periodic reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our common stock is quoted on Pink OTC Markets Inc.’s Pink Sheets under the symbol “DLYT.PK .”  The last reported sales price of the common stock as reported on the Pink Sheets on October 3 , 2008, was $0.17 per share.

The Selling Shareholders may sell the shares of common stock that are part of this offering at a fixed price of $0.20 per share until our securities are quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices.  See “Plan of Distribution.”  Several of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.  The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended ( the “Securities Act ”), in connection with the sale of their common stock under this prospectus.

Our executive offices are located at 11552 Prosperous Drive, Odessa Florida. Our telephone number is (727) 375-8484 and our facsimile number is (727) 375-8485.  Our home page on the Internet may be found at www.daisanalytic.com.  Information found on our website is not part of this prospectus.

An investment in the shares of our common stock being offered by this prospectus involves a high degree of risk.  You should read the “Risk Factors” section beginning on page 11 before you decide to purchase any shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 9 , 2008

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 11  and the financial statements and notes to the financial statements beginning on page F-1.

Our Business

We were incorporated as New York corporation on April 8, 1993 as “Dais Corporation.” We changed our name to Dais Analytic Corporation on December 13, 1999.

We are a nanotechnology materials company and have developed, patented, and are beginning to commercialize a series of nano-technology material based products.1  These materials can be adapted into a number of products that fill various needs in diverse market segments focused generally on energy and water uses.  We believe that the use of our nano-structured products will generate an even greater number of products addressing wiser use of energy, creating potable water, personal safety, and protecting the environment.  We have targeted four potential market opportunities for these products: Energy/Heating, Ventilation and Air Conditioning (“HVAC”), which is our ConsERV™ Energy Recovery Ventilator product, Water Desalination, Homeland Security, and Immersion Coatings.

ConsERV™

ConsERV™ is an HVAC energy conservation product which, according to various tests, saves, in many instances, an average of up to 30% on HVAC operating costs, allows HVAC equipment to be up to 30% smaller, reducing peak energy usage by up to 20%, and can simultaneously improve Indoor Air Quality (“IAQ”).  The estimated technical market size for this type of HVAC product has been estimated by third parties to exceed $1 billion in North America and over $3 billion internationally.2

Most building codes mandate that commercial structures provide certain levels of fresh air ventilation determined by use and occupancy.  Energy Recovery Ventilators (“ERV”), such as our ConsERV™ product, pre-condition the incoming ventilation air using energy removed from stale exhaust air.  ConsERV™ has a core component made using our materials, and may be described as a high-performance ERV.  It is used in conjunction with a building’s HVAC equipment.

ERVs are systems used by HVAC manufacturers to increase energy efficiencies in HVAC units by transferring heat and humidity between air flows.  They do this by capturing a portion of the energy already used to heat or cool air that is being released to the outside and using it to condition the incoming air stream.  In an air conditioning application, the heat and humidity that are part of the incoming air stream are transferred to the cool, dry exhaust air, thereby “pre-conditioning” the incoming air before it reaches the building’s air conditioning system. By preconditioning the incoming air, ERVs should increase the operating efficiency of the HVAC unit, thereby lowering the overall costs associated with heating and cooling buildings and potentially reducing the size and initial capital cost of the overall HVAC unit required.

Relying  solely on third party test data, we believe our ConsERV™ product, with its nano-structured materials, offers better total performance than other ERV products of which we are aware, with no moving parts and little or no cross-air stream contamination.3  Our ConsERV™ core product has received UL 900 recognition and Air-Conditioning, Heating, and Refrigeration Institute (“AHRI”) Standard 1060 certification.  Our ConsERV™ product is compatible with most commercial HVAC units and requires only a small amount of additional HVAC technical expertise to install.  We believe our ConsERV™ product is more efficient in transferring moisture with lower life cycle maintenance costs, and the purchase and installation costs of our ConsERV™ product is comparable to the cost of competing energy recovery products.

Our Other Nano-Structured Products

We plan to devote time to other uses of our nano-structured products in ways which are not disruptive to the key ConsERV™ effort. To date insignificant revenues have been generated from these non- ConsERV™ related applications.

These product applications and activities include:

[1] Nanotechnology refers to a field of applied science and technology whose theme is the control of matter on the atomic and molecular scale, generally 100 nanometers or smaller, and the fabrication of devices or materials that lie  within that size range

[2] Frost and Sullivan, June 2007, North American Energy Recovery Market Study. This study is publicly available and was not prepared for our benefit or funded by us.

[3] Air-Conditioning, Heating, and Refrigeration Institute (“AHRI”) – May 2008 test results

•	Water Desalination: We expect that this application would function to remove quantities of salt and other impurities from water to produce potable water using an environmentally friendly design that would use less energy and be is less expensive than current methods.

•
Performance Fabrics: It is our expectation that such fabrics will passively manage the body’s heat and perspiration for comfort while simultaneously protecting the wearer from many chemical and biological hazards.

•
Immersion Coatings: Based on our testing, we believe this application will inhibit mollusk, shellfish, and barnacles (“hard”) growth and accumulated algae and fronds (“soft”) growth on water-immersed devices; and

•
Ultra-capacitor: Based on initial tests, using a combination of our nano-materials, we may be able to construct a device which stores energy similar to a battery yet with projected increases in energy density and lifetimes. The key application for such a device would be in transportation.

Patents

We own the rights to three pending U.S. patents and we co-own two pending PCT applications. These patents relate to or are applications of our nano-structured polymer materials that perform functions such as ion exchange and modification of surface properties. The polymers are selectively permeable to polar materials, such as water, in molecular form. Selective permeability allows these materials to function as a nano-filter in various transfer applications.  These materials are made from base polymer resins available from a number of commercial firms worldwide and possess some unique and controllable properties.

By incorporating our nano-structured materials into existing products, we strive to address current real-world market needs by offering higher efficiencies and potentially improved price performance.  For example, there are other energy recovery mechanisms available for HVAC that use coated paper or desiccant technology instead of our highly efficient nano-structured polymer materials.

Licensing

While we have earned licensing revenue under agreements licensing our technology in the past, we do not reasonably expect to receive any material revenue from these agreements in the future.

Going Concern Status

We have incurred substantial losses since we were founded in 1993 and we anticipate we will continue to incur substantial losses in the future.  As of December 31, 2007, we had an accumulated deficit of approximately $22.8 million.  We have not achieved profitability in any year since inception and we expect to continue to incur net losses and negative free cash flow until we can produce sufficient revenues to cover our costs, which, is not expected for several years. The reports from Pender Newkirk & Company, LLC., our independent registered public accounting firm, relating to our December 31, 2007 financial statements contains Pender’s opinion that our net losses from operations, accumulated deficit, negative working capital and stockholder’s deficit raised substantial doubt about our ability to continue as a going concern. There has been no change in the Company’s position relative to the foregoing statements. It is possible that we will never generate sufficient revenue to achieve and sustain profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability.

We intend to finance our research and development, commercialization and distribution efforts and our working capital needs primarily through cash flow generated from operations and through funding from other sources, including debt financing and equity financing.   Our ability to continue as a going concern is highly dependent on our ability to obtain additional sources of cash flow (including financing, licensing revenues, and sales of non-core uses of our technology) sufficient to fund our working capital requirements, which primarily include payroll, product development and product commercialization-related costs.  Any failure by us to timely secure the cash flow adequate to fund our ongoing operations will have a materially adverse consequence on our business operations and our consolidated financial results.

Our Offices

Our executive offices are located at 11552 Prosperous Drive, Odessa Florida. Our telephone number is (727) 375-8484 and our facsimile number is (727) 375-8485.  Our home page on the Internet may be found at www.daisanalytic.com. Information found on our website is not part of this prospectus.

Financing Transactions

All shares of common stock being registered including shares underlying convertible notes and warrants, were issued to the Selling Shareholders in private transactions.  The financing transactions were entered into by the Company for the purpose of raising capital to fund the company’s operations. Proceeds were applied towards working capital and general corporate purposes.  Specifically, the various transactions underlying the shares of common stock being registered herein were as follows:

Financing

29,500,000 shares of common stock comprised of 14,750,000 shares of common stock issuable upon the conversion of 9% secured convertible notes and 14,750,000 shares of common stock issuable upon exercise of certain outstanding warrants were issued in connection with our December 2007 to January 2008 offering of 9% secured convertible notes and warrants (the “Financing”).   Aggregate proceeds to the Company from this Financing were $2,950,000. The notes issued in the Financing mature 12 months from the date of issuance and may be converted at the option of the holder any time prior to the maturity date at a conversion price of $0.20 per share. The notes include standard default provisions and price protection with regards to issuance by the Company of common stock and common stock equivalents.  The Company is also not permitted to consolidate or merge with or into another entity so long as the notes are outstanding.  The notes do not contain any forced conversion or redemption features.   The warrants issued in the Financing have a five-year term, cashless exercise provisions and anti-dilution protection. During the term, each warrant may be exercised for only that number of shares of common stock that have been issued to the holder pursuant to conversion of the note issued in the Financing; provided, however, in the event the note is repaid in cash on or prior to the maturity date of such note, the holder may exercise the warrant in full.   The anti-dilution protection in the warrants includes protection for stock dividends or splits, reclassification or capital reorganization as well as protection with regards to additional issuances of common stock or common stock equivalents.  The exercise price under the warrants is $0.25 per share of common stock. The warrants do not contain any forced exercise or redemption features.

Pursuant to the terms of the Financing and the Security Agreement entered into in connection with the Financing , we granted investors a first priority security interest in our patents.  There are no other liens currently in effect against such patents.  The following are each an event of default under the Security Agreement: (a) any material misrepresentation relating to the Security Agreement or the convertible notes on the part of the Company, (b) any material noncompliance with or nonperformance of the Company's obligations under the notes or the Security Agreement, (c) if the Company makes (i) an assignment for the benefit of creditors, or is subject to (ii) an attachment or receivership of assets that is not dissolved, or (iii) is subject to the institution of Bankruptcy proceedings, whether voluntary or involuntary, and (d) any event of default under the Notes.  Should an event of default occur, the secured parties are required to  provide the Company with written notice detailing the event of default. The Company shall have 60 days from receipt of said notice to cure such default.  Should the Company fail to cure within the prescribed time period, the secured parties may at any time thereafter declare the notes in default and all obligations secured hereby immediately due and payable and shall have the remedies of a secured party under the Uniform Commercial Code.

The Company is obligated to register the shares of common stock underlying the convertible principal amount of the convertible notes and warrants issued in this Financing pursuant to the Registration Rights Agreement entered into with investors in this Financing. Under the Registration Rights Agreement between the Company and the investors in the Financing, if (a) the registration statement is not filed on or prior to the 45th day following the completion of the first conversion of the notes, or (b) the registration statement is not declared effective by the Commission on or prior to the date that is 180 days following the filing date, or (c) the registration statement is filed with and declared effective by the Securities Exchange Commission but thereafter ceases to be effective as to all registrable securities at any time prior to the expiration of the date that is the earlier of (i) the date when all registrable securities have been sold or (ii) the date on which the registrable securities may be sold without any restriction pursuant to Rule 144(k)  or (d) following the date that the shares of common stock initially commence trading or quotation, trading in the Common Stock shall be suspended or if the common stock is no longer quoted on or delisted from the principal exchange on which the common stock is then traded for any reason for more than 10 business days in the aggregate, the Company shall be required to pay an amount as liquidated damages to each note holder, payable in cash, equal to 1.5% of the amount of the note holder’s initial investment in the notes for each calendar month or portion thereof thereafter from the date of the triggering event until the applicable event is cured; provided, however, that in no event shall the amount of liquidated damages payable at any time and from time to time to any note holder exceed an aggregate of 8% of the amount of the note holder’s initial investment in the notes.  The Company is not liable for liquidated damages under the Registration Rights Agreement as to any registrable securities which are not permitted by the Securities Exchange Commission to be included in a registration statement because of its application of Rule 415 until such time as other provisions of the Registration Rights Agreement are triggered.  In the case of limitation due to Rule 415, liquidated damages shall be calculated to only apply to the percentage of registrable securities which are permitted by the Securities Exchange Commission to be included in the registration statement. In no event shall any liquidated damages be payable with respect to the warrants or the shares of common stock issuable upon exercise thereof. No liquidated damages have been paid under this provision as of the date of this filing. However, for the purposes of this schedule the maximum amount payable thereunder has been disclosed.   As of the date hereof, there has been no conversion by investors under the notes which event would trigger the initial registration rights.

1,400,000 shares of common stock issuable upon the exercise of warrants were issued to the placement agent, Legend Merchant Group, Inc. (“Legend”), their sub-placement agent, and their affiliates and employees in connection with the Financing.  Legend received a cash commission equal to 8% of the gross proceeds raised by Legend in the aggregate of $224,000, $34,000 of which was paid to Aegis Capital Corp., a sub placement agent.  Legend also received warrants to purchase the number of shares of common stock equal to 10% of the number of warrant shares issued to the convertible note holders, for an aggregate of 1,400,000.

Legend transferred some of its holdings under the warrant to its affiliates, employees and sub-placement agent, who further transferred some of its holdings to its employees. Warrants issued to Legend and its sub-placement agent are substantially the same as the cashless warrants issued in the Financing with the exception that the amount that may be exercised is tied to the percentage converted notes bears to the total of all notes issued.

Additional Financing

3,686,960 shares of common stock comprised of 3,258,323  shares of common stock issued and 428,637 shares of common stock issuable upon exercise of certain outstanding warrants were issued in connection with our October 2005 to February 2007 offering of secured convertible promissory notes (the “Additional Financing”). Aggregate proceeds to the Company from the original offering of the secured convertible promissory notes underlying this Additional Financing transaction were $1,265,547 .  The warrants issued in the Additional Financing have a five-year term and anti-dilution protection for stock dividends or splits, mergers, consolidation, reclassification, capital reorganization or a sale of substantially all of the Company’s assets. The exercise price is $0.55 per share of common stock and they do not provide for cashless exercise. These warrants are exercisable as follows:  (a) one third of the total number of warrant shares on or after the six month anniversary of the issuance date, (b) an additional one third of the total number of warrant shares on or after the one year anniversary of the issuance date, and (c) in full commencing on or after the 18 month anniversary of the issuance date.  If the per share market value of the Company’s common stock is $1.50 per share or greater for ten consecutive trading days (subject to adjustment to reflect stock splits, stock dividends, recapitalizations and the like), the Company may require the holder to exercise the warrant and purchase all warrant shares ten business days of Company issuing notice to the holder or the warrant will automatically terminate. The warrants do not contain any redemption features.  Investors in the Additional Financing have no registration rights.

Robb Trust Note

489,293 shares of common stock comprised of 439,293 shares of common stock and 50,000 shares of common stock issuable upon exercise of certain outstanding warrants to the Robb Charitable Trust were issued in connection with an unsecured promissory note dated May 22, 2007 (the “Robb Trust Note”). Aggregate proceeds to the Company from this financing transaction were $200,000 .  Warrants issued to the Robb Charitable Trust are identical to warrants issued in the Additional Financing.  Pursuant to an amendment to the promissory note dated January 20, 2008, the parties agreed that one half of the interest and principal would be repaid with the Company’s common stock at a price of $0.25 per share with the remainder payable in cash.  Investors in the Robb Trust Note financing have no registration rights.

Daily Financing
930,680 shares of common stock comprised of 818,181 shares of common stock issued and 112,499 shares of common stock issuable upon exercise of certain outstanding warrants in connection with our December 2006 to March 2007 offering of common stock and warrants were issued to various trust and family members of the Daily family (the “Daily Financing”).   Aggregate proceeds to the Company from this financing transaction were $450,000 .  Warrants issued in the Daily Financing are identical to warrants issued in the Additional Financing with the exception that said warrants may be exercised immediately without limitation and have no provision for Company to compel exercise based on Company’s stock price.  Investors in the Daily Financing have no registration rights.

Unless otherwise specified, the issuances of the securities in the above described transactions were exempt from registration under Section 4(2) and Regulation D of the Securities Act.  The Company made this determination based on the representations of the Selling Shareholders, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act  or (b) had a pre-existing or personal relationship with the Company. Each Selling Shareholder further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

The Offering

We are registering 33,145,398 shares of common stock for sale by Selling Shareholders.  Of the 33,145,398 shares of common stock being registered, 869,606 shares are currently outstanding, 14,750,000 are issuable upon the conversion by Selling Shareholders of certain secured convertible notes and 17,525,792 shares are issuable upon exercise by Selling Shareholders of certain warrants.   Specifically, the shares of common stock being registered herein are as follows:

•
29,500,000 shares of common stock comprised of 14,750,000 shares of common stock issuable upon the conversion of 9% secured convertible notes and 14,750,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing .

•
1,400,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent, Legend Merchant Group, Inc., their sub-placement agent, and their affiliates and employees in connection with the Financing.

•
784,616 shares of common stock comprised of 392,308 shares of common stock and 392,308 shares of common stock issuable upon exercise of certain outstanding warrants to Richardson & Patel LLP, our legal counsel, in connection with performance of legal services. Warrants issued to Richardson & Patel LLP are identical to the cashless warrants issued to the placement agent in the Financing.

•
466,682 shares of common stock comprised of 38,005 shares of common stock issued and 428,677 shares of common stock issuable upon exercise of certain outstanding warrants in connection with the Additional Financing.

•
489,293 shares of common stock comprised of 439,293 shares of common stock and 50,000 shares of common stock issuable upon exercise of certain outstanding warrants to the Robb Charitable Trust in connection with the Robb Trust Note.

•	112,499 shares of common stock issuable upon exercise of certain outstanding warrants in connection with the Daily Financing.

Securities offered
33,145,398 shares of common stock for sale by Selling Shareholders.  Of the 33,145,398 shares of common stock being registered, 869,606 shares are currently outstanding, 14,750,000 are issuable upon the conversion by Selling Shareholders of certain secured convertible notes and 17,525,792 shares are issuable upon exercise by Selling Shareholders of certain warrants.

Common stock outstanding before the offering	Approximately 11,877,184 shares, which do not include common shares underlying unexercised warrants, notes, options or other convertible securities.

Common stock to be outstanding after the offering
44,377,966 shares, including 33,145,398 shares being registered hereunder (including shares of common stock underlying convertible notes and warrants and assuming conversion of notes and exercise of warrants).

Intended use of the net proceeds of this offering
Of the warrants, warrants representing 16,934,616   shares contain both cash and cashless exercise provisions and have an exercise price of $0.25. The remaining warrants representing 591,177 shares of common stock are exercisable for $0.55 per share.  If all of the warrants representing 17,525,792 shares are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive approximately $4,560,724 in gross proceeds. We will not receive the proceeds of the common stock sold by the Selling Shareholders.  We will receive no proceeds from the conversion of secured convertible notes.  The proceeds received from the exercise of warrants will be used for working capital and general corporate purposes.

Risk factors	The offering involves a high degree of risk; see “Risk Factors” beginning on page 11 of this prospectus for a discussion of the risks and uncertainties in connection with investing in this offering.

Pink Sheets Trading Symbol	DLYT .PK

RISK FACTORS

You should carefully consider the risks described below before making an investment decision.   Additional risks not presently known to us may also impair our business operations.  Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks.  The valuation for the Company could also decline due to any of these risks, and you may lose all or part of your investment.  This document also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of several factors, including the risks faced by us described below and elsewhere in this prospectus.  In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We have a history of losses since our inception, we expect to sustain future losses and we may never achieve or sustain profitability.

We have incurred substantial losses since we were founded in 1993 and we anticipate we will continue to incur substantial losses in the future.  As of December 31, 2007, we had an accumulated deficit of approximately $22.8 million.  We have not achieved profitability in any year since inception and we expect to continue to incur net losses and negative free cash flow until we can produce sufficient revenues to cover our costs, which, is not expected for several years.  Furthermore, even if we achieve our projection of selling a greater number of ConsERV ™ units in 2008, we anticipate that we will continue to incur losses until we can cost-effectively produce and sell our products to a wider market.  Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

If we fail to raise additional capital, we will be unable to continue our business.

Our development efforts to date have consumed and will continue to require substantial amounts of capital in connection with our nano-technology materials based products technologies (including but not limited to ConsERV ™ , water desalination, immersion coatings, and performance fabrics). Our channel penetration and product development programs require substantial capital outlays in order to reach full product commercialization. As we enter into more advanced product development we will need significant funding to complete product development and to pursue product commercialization.

Additionally, our auditors have expressed substantial doubt about our ability to continue as a going concern. Our ability to continue our business and our research, development and testing activities and commercialize our products in development is highly dependent on our ability to obtain additional sources of financing, including entering into and maintaining collaborative arrangements with third parties who have the resources to fund such activities. Any future financing, may result in substantial dilution to existing shareholders, and future debt financing, if available, may include restrictive covenants or may require us to grant a lender a security interest in any of our assets not already subject to an existing security interest. To the extent that we attempt to raise additional funds through third party collaborations and/or licensing arrangements, we may be required to relinquish some rights to our technologies or products currently in various stages of development, or grant licenses or other rights on terms that are not favorable to us. Any failure by us to timely procure additional financing or investment adequate to fund our ongoing operations, including planned product development initiatives, clinical studies and commercialization efforts, will have material adverse consequences on our business operations and as a result, on our consolidated financial condition, results of operations and cash flows.

We have a history of operating losses, and we expect our operating losses to continue for the foreseeable future and we may not continue as a going concern.

We have generated limited revenue and have had operating losses since our inception. Please see the most recent three years summarized in the table below:

	2005	2006	2007
Product Revenue	$469,374	$828,991	$786,016
Licensing Revenue	$180,571	$84,143	$84,144
Gross Revenue	$650,908	$913,334	$870,160
Expenses & CGS	$1,697,029	$2,852,500	$3,104,145
Net Loss	$(1,046,121)	$(1,939,166)	$ (2,233,985)

Our accumulated deficit was $22,797,323 as of December 31, 2007. The reports from Pender Newkirk & Company, LLC ., our independent registered public accounting firm, relating to our December 31, 2007 financial statements contains Pender’s opinion that our net losses from operations, accumulated deficit, negative working capital and stockholder’s deficit raised substantial doubt about our ability to continue as a going concern. There has been no change in the Company’s position relative to the foregoing statements. It is possible that we will never generate sufficient revenue to achieve and sustain profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability. We expect our operating losses to continue for the foreseeable future as we continue to expend substantial resources to expand the ConsERV ™ business while working to bring other, newer products to the market including research and development, design and testing, obtaining third party validations, identifying and securing collaborative partnerships, and executing to enter into strategic relationships.

The Company has financed its operations since inception primarily through private sales of its common and preferred stock, the issuance of convertible promissory notes, cash it received in connection with exercise of warrants, license agreements and the sale of certain fuel cell assets in 2002. As of December 31, 2007, the Company had $1,695,288 of current assets.

Even if the Company is successful in raising additional equity capital to fund its operations, the Company will still be required to raise an additional substantial amount of capital in the future to fund its development initiatives and to achieve profitability. The Company’s ability to fund its future operating requirements will depend on many factors, including the following:

•	its ability to obtain funding from third parties;

•	its progress on research and development programs;

•	the time and costs required to gain third party approvals;

•	the costs of manufacturing, marketing and distributing its products;

•	the costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks;

•	the status of competing products; and

•	the market acceptance and third-party reimbursement of its products, if successfully developed.

Our future indebtedness could adversely affect our financial health.

We may incur a significant amount of indebtedness to finance our operations and growth. Any such indebtedness could result in negative consequences to us, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•
requiring that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage to competitors who have less indebtedness; and

•
as the majority of our assets are pledged to current debt holders the failure to meet the terms and conditions of the debt instruments, or a failure to timely rearrange the current terms and conditions of the notes, if so required, will result in the Company having no access to certain portions of its own technology.

If we fail to successfully address the challenges, risks and uncertainties associated with operating as a public company, our business, results of operations and financial condition would be materially harmed.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We have never operated as a public company. Once we begin reporting as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission (the “Commission”) and various stock exchanges, has imposed many new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance procedures.

We will incur significant increased costs as a result of operation as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will be subject to the reporting requirements of the Securities and Exchange Act, the Sarbanes-Oxley Act and the rules promulgated by the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Market in response to the Sarbanes-Oxley Act.  The requirements of these rules and regulations will significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may strain our systems and resources.  The Securities and Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition.  The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting.  In particular, commencing in 2009, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  We expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we currently do not have an internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.  If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our Board of Directors.  Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance.  We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  NASDAQ rules also require that a majority of our Board of Directors and all of the members of certain committees of the Board of Directors consist of independent directors.  We cannot assure you that we will be able to expand our Board of Directors to include a majority of independent directors in a timely fashion to comply with the requirements of these rules.

Our ConsERV ™ product is in small volume production and we may not be able to achieve cost effective large volume production.

Our ConsERV ™ product continues to be built in small volumes. Our ability to achieve commercial production of that product is subject to significant uncertainties, including: completion of necessary product automation, developing experience in manufacturing and assembly on a large commercial scale; assuring the availability of raw materials and our key component parts from third party suppliers; and developing effective means of marketing and selling our product.  Accordingly, it is too early to know whether we will be able to manufacture and sell our ConsERV ™ product on a large scale in a profitable manner.

We may not be able to meet our product development and commercialization milestones.

We have established internal product and commercialization milestones and dates for achieving development goals related to technology and design improvements of our products.  To achieve these milestones we must complete substantial additional research, development and testing of our products and our technologies.  Product development and testing are subject to unanticipated and significant delays, expenses and technical or other problems.  We cannot guarantee that we will successfully achieve our milestones. Our business strategy depends on acceptance by key market participants and end-users of our products.

Our plans and our ability to achieve profitability depend on acceptance by key market participants, such as vendors and marketing partners, and potential end-users of our products.  We continue to educate designers and manufacturers of HVAC equipment with respect to our ConsERV ™ product.  More generally, the commercialization of our products may also be adversely affected by many factors that are out of our control, including:

•	the willingness of market participants to try a new product, and the perceptions of these market participants of the safety, reliability and functionality of our products;

•	the emergence of newer, possibly more effective technologies;

•	the future cost and availability of the raw materials and components needed to manufacture and use our products;

•	the cost competitiveness of our products; and

•	the adoption of new regulatory or industry standards which may adversely affect the use or cost of our products.

Accordingly, we cannot predict with any certainty that there will be acceptance of our products on a scale sufficient to support development of mass markets for those products.

We are dependent on third party suppliers and vendors for the supply of key components for our products.

We are dependent on third parties to manufacture the key components needed for our nano-structured based materials and value added products made with these materials. Accordingly, a supplier’s failure to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements or our technical specifications, or the inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, would create delays in production of our products or increase our unit costs of production.  Certain of the components contain proprietary products of our suppliers, or the processes used by our suppliers to manufacture these components are proprietary.   If we are required to replace any of our suppliers, while we should be able to obtain comparable components from alternative suppliers at comparable costs, this would create a delay in production.

We have no long term experience manufacturing our products on a commercial basis.

We are in the process of assembling our ConsERV ™ product at our facility in Odessa, Florida. Initial production costs of this product line are high with no or a lower than desired profit margin.  As a result, we believe we will need to reduce unit production costs ,   including that of the nano-structured materials themselves made for us to our specifications by third parties - over time in order to offer our products on a profitable basis on a commercial scale. Our ability to achieve cost reductions in all areas of nano-structured materials and value added products depends on entering into suitable manufacturing relationships with component suppliers, as well as increasing sales volumes so that we can achieve economies of scale.  A failure by us to achieve a lower cost structure through economies of scale and improvements in engineering and manufacturing in a timely manner would have a material adverse effect on our business and financial results.  There can be no assurance that we will obtain higher production levels or that the anticipated sales prices of our products will ever allow an adequate profit margin.

Our applications require extensive commercial testing and will take long periods of time to commercialize.

Our nano-structured materials and associated applications need to undergo extensive testing before becoming commercial products. Consequently, the commercialization of our products could be delayed significantly or rendered impractical.  Moreover, much of the commercial process testing will be dependent on the efforts of others.  Any failure in a manufacturing step or an assembly process may render a given application or possibly our nano-structured material(s) unsuitable or impractical for commercialization.  Testing and required development of needed manufacturing process will take time and effort.

We have not devoted any significant resources towards the marketing and sale of our products, we expect to face intense competition in the markets in which we do business, and we expect to rely, to a significant extent, on the marketing and sales efforts of third parties that we do not control.

To date, we have primarily focused on the sale of the ConsERV ™ and, since we have only sold limited quantities of our products we have limited experience in the marketing and sale of products on a commercial basis.  We expect that the marketing and sale of our products will be conducted by a combination of independent manufactures representatives, third-party strategic partners, distributors, or Original Equipment Manufacturers (“OEMs”).  Consequently, the commercial success of our products will be dependent largely on the efforts of others.  We intend to enter into additional strategic marketing and distribution agreements or other collaborative relationships to market and sell our nano-structured materials and value added product.  However, we may not be able to identify or establish appropriate relationships in the future.  Even if we enter into these types of relationships, we cannot assure you that the distributors or OEMs with which we form relationships will focus adequate resources on selling our products or will be successful in selling them.  In addition, our chosen third party distributors or OEMs may require us to provide volume price discounts and other allowances, customize our products or provide other concessions which could reduce the potential profitability of these relationships.  To the extent any strategic relationships that we establish are exclusive, we may not be able to enter into other arrangements at a time when the distributor with which we form a relationship is not successful in selling our products or has reduced its commitment to marketing our products.  Failure to develop sufficient distribution and marketing relationships in our target markets will adversely affect our commercialization schedule and, to the extent we enter into these relationships, the failure of our distributors and other third parties in assisting us with the marketing and distribution of our products may adversely affect our financial condition and results of operations.

We will face intense competition in the markets for our nano-structured materials and valued added products made from these materials. We will compete directly with currently available products, some of which may be less expensive. The companies that make these other products may have established sales relationships and more name-brand recognition in their market than we do.  In addition, some of those companies may have significantly greater financial, marketing, manufacturing and other resources.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

We intend to market, distribute and service our products on an international basis and we expect to derive a significant portion of our revenue in coming years from international sales.  If we fail to successfully sell our products internationally, our ability to increase our future revenue and grow our business would be impaired.  We have limited experience developing, and no experience manufacturing, our products to comply with the commercial, regulatory and legal requirements of international markets.  Our success in those markets will depend on our ability to secure relationships with foreign resellers and our ability to manufacture products that meet foreign regulatory and commercial requirements.  In addition, our planned international operations could be harmed by a variety of factors, including but not limited to:

•	difficulties in collecting international accounts receivable;

•	increased costs associated with maintaining international marketing efforts;

•	compliance with potential United States Department of Commerce export controls;

•	increases in duty rates or other adverse changes in the tax laws;

•	trade protection measures and import or export licensing requirements;

•	fluctuations in currency exchange rates;

•	political and economic instability; and

•	difficulties in securing and enforcing intellectual property rights – foreign (where filed and obtained) or domestic.

We depend on our intellectual property and our failure to protect it could enable competitors to market products with similar features that may reduce demand for our products.

We currently have seven United States patents, three patent applications and 2 PCT applications, the latter being co-owned, some of which apply to the composition and structure of a family of ion conducting polymers and membranes.  These patents and patent applications often make reference to applications for and in some instance are application patents relating to materials we are developing.  Patent applications relating to the subject matter of several of these patents are pending or may be entered as patent applications in foreign countries.  These patent applications may or may not mature into issued patents.

Our success depends, to a significant extent, on the technology that is incorporated in our product. Although some of the inventions for which we have obtained or applied for patent protection are no longer suitable for use with our planned products, we believe that some of the other inventions covered by the patents and patent applications are important to the success of our products. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products similar to our products, which could reduce demand for our products. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States.  Others may circumvent the trade secrets, trademarks and copyrights that we own or may own.  Any such infringements, or any alleged infringements, could have a material adverse effect on our business, results of operations, and financial condition.

Any of the United States patents or foreign patents owned by us or subsequently issued to us may be invalidated, circumvented, challenged or rendered unenforceable. We may not be issued any patents as a result of our pending and future patent applications and any patents we are issued may not have the breadth of claim coverage sought by us or necessary to prevent others from introducing similar products.  Any litigation surrounding our patent rights could force us to divert significant financial and other important resources away from our business operations.

Some of our intellectual property is not covered by any patent or patent application.  We seek to protect this proprietary intellectual property, which includes intellectual property that may not be patented or patentable, in part by confidentiality agreements with our distributors and employees. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships.  In addition, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach or that the parties to such agreements will not assert rights to intellectual property arising out of these relationships.

The members of our scientific advisory board are employed by entities other than us, some of which may compete with us.  While we intend to enter into non-competition agreements with our scientific advisors if any of them were to consult with or become employed by any of our competitors, our business could be negatively affected.

We have entered into agreements with various third parties that may affect our intellectual property rights.

We have entered into agreements with various third parties in connection with the development of various applications for our technology.  Those agreements generally provide for the third party to own any resulting intellectual property rights and often provide for the grant of a license to us relating to those rights.  We cannot assure you that the terms of those licenses will not limit our ability to apply such rights to specific applications in competition with the relevant third party and which may adversely affect our business.

Our products employ technology that may unknowingly infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages and suffer other harm.

We cannot assure you that our technologies and products do not or will not infringe on the proprietary rights of third parties or that third parties will not assert infringement claims against us in the future.  We are aware of some of the patents in the nano-materials field held by potential competitors and other third parties. We cannot assure you that a third party will not claim infringement by us with respect to these patents or other patents or proprietary rights, or that we would prevail in any such proceeding.  Any such infringement claim, whether meritorious or not, could:

•	be time-consuming;

•	result in costly litigation or arbitration and the diversion of technical and management personnel, as well as the diversion of financial resources from business operations;

•	require us to develop non-infringing technology or seek to enter into royalty or licensing agreements; or

•	require us to cease use of any infringing technology.

We might not be successful in developing non-infringing technologies.  Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results.  A successful claim of infringement arising from the existence of a ‘submarine patent’ or another existing patent against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business.  In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could disrupt or terminate their ability to use, market or sell our products.

We may not be able to control our warranty exposure, which could increase our expenses.

We currently offer and expect to continue to offer a warranty with respect to our Conserve product and we expect to offer a warranty with each of our future products.  If the cost of warranty claims exceed any reserves we establish for such claims, our results of operations and financial condition could be adversely affected.

We may be exposed to lawsuits and other claims if our products malfunction, which could increase our expenses, harm our reputation and prevent us from growing our business.

Any liability for damages resulting from malfunctions of our products could be substantial and could increase our expenses and prevent us from growing or continuing our business.  Potential customers will rely on our products for critical needs, such as backup power.  A malfunction of our products could result in tort, warranty claims or other product liability.  In addition, a well-publicized actual or perceived problem could adversely affect the market's perception of our products.  This could result in a decline in demand for our products, which would reduce our revenue and harm our business.

Our key employees are critical to our success.  The loss of any key employees could impair our ability to execute our strategy and grow our business.

Our future success depends, to a significant extent, on the continued service of our executive officers and other key technical, sales and senior management personnel and their ability to execute our growth strategy all of whom has non-compete agreements with the Company which may not withstand court review if litigation were to occur.  The loss of the services of any of our senior level management, or our other key employees, could harm our business.  Our future performance will depend, in part, on our ability to recruit and retain additional experienced management personnel and for our executive officers to work together effectively.  Our executive officers may not be successful in carrying out their duties or running our Company.  Any dissent among executive officers could impair our ability to make strategic decisions.

If we fail to attract, retain and motivate qualified employees, we may be unable to execute our business strategy.

Our future success will depend in part on our ability to attract and retain highly qualified individuals, including researchers, engineers, sales and marketing personnel and management. Competition for these individuals is intense, and it is becoming increasingly more difficult to attract, assimilate and retain these highly qualified persons. Competitors and others may attempt to recruit our employees.

Our failure to manage our growth could harm our business.

We expect that we will continue to grow in the number of our employees, the size of our physical facilities and the scope of our operations.  In addition, we intend to begin to focus greater resource on ConsERV ™ margins, sales/marketing activities and channel expansion, and marketplace education. Rapid expansion would likely place a significant strain on our senior management team and other internal and external resources. Furthermore, we may be required to hire additional senior management personnel.  Our ability to manage growth will depend in part on our ability to continue to enhance our operating, financial and management information systems.  Our personnel, systems and controls may be unable to support our growth and as a result, our financial results will suffer.

Any acquisitions we make could disrupt our business and harm our financial condition.

As part of our growth strategy we may review opportunities to acquire other businesses or technologies that would complement our products, expand the breadth of our target markets or enhance our technical capabilities.  Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including but not limited to:

•	problems integrating the acquired operations, technologies or products with our existing businesses and products;

•	constraints arising from increased expenses and working capital requirements;

•	constraints on our ability to incur debt;

•	dilution of our stock if we issue additional securities;

•	disruption of our ongoing business, diversion of capital and distraction of our management;

•	difficulties in retaining business relationships with suppliers and customers of acquired companies;

•	difficulties in coordinating and integrating overall business strategies, sales and marketing and research and development efforts;

•	potential liabilities in businesses and facilities acquired;

•	difficulties in maintaining corporate cultures, controls, procedures and policies;

•	difficulties evaluating risks associated with entering markets in which we lack prior experience; and

•	potential loss of key employees.

Our revenue and operating results may fluctuate significantly as a result of factors outside of our control, which could cause the value of our Company to decline.

Unless and until we establish a predictable sales record for our products, we expect our revenue and operating results to vary significantly from quarter to quarter.  As a result, quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication, in any manner, of our future performance.  In addition, due to our stage of development, we cannot predict our future revenue or results of operations accurately.  As a consequence, our operating results may fall below the expectations of investors, which could cause the valuation of our company to decline.

We expect to make significant investments in all areas of our business, particularly in research and product development and in expanding in-house or outsourced manufacturing capability.  Because the investments associated with these activities are relatively fixed in the short-term, we may be unable to adjust our spending quickly enough to offset any unexpected shortfall in our revenue growth.  In addition, because we in the early years of commercializing the ConsERV ™ application and are still developing our other products for commercial sale, we expect our order flow to be uneven from period to period.

Risks Related to Our Industry

If our products fail to meet certain technical standards, we could be subject to claims, fines or other penalties and we may be curtailed from conducting our business operations.

Our nano-structured membrane products are designed for use with specific applications with specific technical objectives and standards.  If these membranes, or the hardware device(s) used to make the membranes work,  fail to meet those technical objectives and/or standards we could be liable for potential personal injury or loss of life and damages to, destruction of property (including consequential damages).  Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred by reason of said claims, including, but not limited to, environmental damage claims, and in certain instances, we may not be reimbursed at all.  Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection.  These laws and regulations have changed frequently in the past and may continue to do so in the future.  Our operations may not comply with such changes and we may be required to make significant unanticipated capital and operating expenditures to comply with such changes.  If we fail to comply with such applicable environmental laws and regulations, governmental authorities may seek to impose fines or other penalties on us or to revoke or deny the issuance or renewal of certain permits issued to us.  Accordingly, we might be subject to damage claims or penalties, and we may be curtailed from conducting our business operations.

We could be liable for environmental damages resulting from our research, development and manufacturing operations.

Our business exposes us to the risk of harmful substances escaping into the environment, resulting in potential personal injury or loss of life, damage to or destruction of property, and natural resource damage.  Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in certain instances, we may not be reimbursed at all.  Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection.  These laws and regulations have changed frequently in the past and may continue to do so in the future.  Our operations may not comply with such changes and we may be required to make significant unanticipated capital and operating expenditures to comply with such changes.  If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines or other penalties on us or to revoke or deny the issuance or renewal of certain permits issued to us. Accordingly, we might be subject to damage claims or penalties, and we may be curtailed from conducting our business operations.

Future government regulation may impair our ability to market and sell our products.

Our current and planned products are potentially subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air as well as laws relating to occupational health and safety.  As these products are introduced commercially, it is possible that governmental authorities will adopt new regulations that will limit or curtail our ability to market and sell such products.  We may also incur substantial costs or liabilities in complying with such new governmental regulations.  Our potential customers and distributors, some of which operate in highly regulated industries, may also be required to comply with new laws and regulations applicable to products such as ours, which could adversely affect their interest in our products.

Traditional product producing firms could place barriers on our entry into the market.

Firms selling products that compete against us with our nano-structured materials may have sufficient presence with regulators to potentially impose added fees on our new nano-structured products as a way of slowing or preventing our growth into their old-line businesses. The imposition of such fees could increase the cost of using our systems, could make our systems less desirable, and, accordingly, could harm or curtail our revenue and profitability.

Alternatives to our technology could render our systems obsolete prior to commercialization.

Our nano-structured materials and their identified uses are one of a number of products being developed today as potential answers to perceived market needs. Improvements are also being made to the existing products. Technological advances in all fields, improvements in key targeted application areas with existing or different new technology may render our nano-structured material approach obsolete before or during commercialization.

Risks Related to Investment in Our Securities

Future issuances or the conversion or exercise, as applicable, of our outstanding convertible securities and warrants could result in substantial dilution to the interests of our shareholders and downward pressure on the price of our common stock.

The issuance of any shares of our common stock, either pursuant to the conversion or exercise of our outstanding convertible securities and warrants, or at any time in the future, may result in substantial dilution to the interests of holders of our common stock. The sale of our shares of common stock in the market could cause the market price of our common stock to decline as a result of the increased supply of shares, which could in turn cause you to lose a portion of your investment. Such a depression in the value of our common stock could also reduce or eliminate amounts that would otherwise have been available to pay dividends on our common stock (which is unlikely in any event) or to make distributions upon our liquidation.

Furthermore, shares owned by our Selling Shareholders, which are registered in a registration statement, or which otherwise may be transferred without registration pursuant to applicable exemptions under the Securities Act may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospects, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers, directors and 5% or more beneficial owners into the public market, or the mere perception that these sales could occur.

Our stock price is likely to be volatile.

Our common stock has been quoted on the Pink OTC Markets, Inc.’s Pink Sheets since November 15, 2005 . The market price of our common stock has been and will likely continue to be subject to fluctuations. In addition, the stock market in general and the market for technology companies in particular, have from time to time experienced significant price and volume fluctuations that have been often unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may cause our common stock to materially decline, regardless of our operating performance. In the past, following periods of volatility in the stock market and the market price of a particular company’s securities, securities class action litigation has often been instituted against that company. Litigation of this type could result in substantial legal fees and other costs, potential liabilities and a diversion of management’s attention and resources.

We have not and do not intend to pay dividends on our common stock.

The payment of dividends upon our capital stock is solely within the discretion of our board of directors and dependant upon our financial condition, results of operations, capital requirements, restrictions contained in our future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid a dividend on our common stock and, because we have very limited resources, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain any future earnings for the continued operation and expansion of our business. It is unlikely, therefore, that the holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common shares held by them. If you require dividend income, you should not rely on an investment in our common stock.

Our executive officers, directors and major shareholders have significant shareholdings, which may lead to conflicts with other shareholders over corporate governance matters.

Our current directors, officers and more than 5% shareholders, as a group, beneficially own approximately 68% of our outstanding common stock.  Acting together, these shareholders would be able to significantly influence all matters that our shareholders vote upon, including the election of directors and mergers or other business combinations.

As a company quoted on the Pink OTC Markets, Inc.’s Pink Sheets we are not subject to any minimum listing criteria or other eligibility requirements.

Companies that are listed on a national securities exchange, such as the NASDAQ Stock Market, American Stock Exchange or New York Stock Exchange, must meet certain qualitative and quantitative listing criteria, for example, they must meet requirements with respect to operating results, net asset thresholds, corporate governance, trading price and minimums for their public float.  Companies that are quoted on the OTC Bulletin Board, while not subject to listing requirements per se, must be registered with the Commission under Section 13 or 15(d) of the Exchange Act, and must remain current in their reporting requirements in order to remain eligible for quotation.

In contrast, companies quoted on the Pink Sheets do not have to meet minimum listing criteria nor do they have to be registered with the Commission under the Exchange Act or current in any reporting requirements. As we are quoted on the Pink Sheets, and not subject to any minimum listing criteria or other eligibility requirements, there may be limited or no information available regarding us, our financial condition, business or operations, and you may find it more difficult to obtain accurate quotations as to the price of our securities or dispose of securities which you own.

Our securities are characterized as “microcap stock”, and as such are subject to a number of unique risks.

The term “microcap stock” applies to companies with low or “micro” capitalizations, meaning the total value of the company’s stock.  Our securities are characterized as “microcap stock”, and as such are subject to a number of unique risks. Microcap stocks are subject to a number of unique risks.  Many microcap companies tend to be new and have no proven track record. Some of these companies have limited or no assets or operations. Others have products and services that are still in development or have yet to be tested in the market. Another risk that pertains to microcap stocks involves the low volumes of trades. Because microcap stocks trade in low volumes, any size of trade can have a large percentage impact on the price of the stock. While all investments involve risk, microcap stocks can be among the most risky.

Unless an active trading market develops for our securities, shareholders may have difficulty or be unable to sell their shares of common stock.

Our common stock is quoted on the Pink OTC Markets, Inc.’s Pink Sheets under they symbol “ DLYT.PK .”; however, there is not currently an active trading market for our common stock, meaning that the number of persons interested in purchasing shares of our common stock at or near ask prices at any given time may be relatively small or non-existent, and there can be no assurance that an active trading market may ever develop or, if developed, that it will be maintained. There are a number of factors that contribute to this situation, including, without limitation, the fact that we are a small development-stage company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, development-stage company such as ours or purchase or recommend the purchase of shares of our common stock until such time as we became more seasoned and viable.

As a consequence, the Pink Sheets is characterized by a lack of liquidity, sporadic trading, larger spreads between bid and ask quotations, and other conditions that may affect shareholders’ ability to re-sell our securities.  Moreover, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Unless an active trading market for our common stock is developed and maintained, shareholders may be unable to sell their common stock and any attempted sale of such shares may have the effect of lowering the market price of our common stock and a shareholder’s investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and shareholders may not be able to sell their shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	new products or services introduced or announced by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock;

•	general stock market price and volume fluctuations of publicly-quoted, and particularly microcap, companies; and

•	material legal action.

Shareholders, upon exercise or conversion of our outstanding convertible securities and warrants, may have difficulty reselling shares of our common stock, either at or above the price paid, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, and as noted below, our shares are currently traded on the Pink Sheets and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Our common stock is subject to the “penny stock” regulations, which are likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on a national securities exchange. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules generally have the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares once acquired. Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver to a prospective investor a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the prospective investor with current bid and ask quotations for the penny stock;

•	explain to the prospective investor the compensation of the broker-dealer and its salesperson in the transaction;

•	provide investors monthly account statements showing the market value of each penny stock held in their account; and

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

The trading price of our common stock if moved to a different exchange may entail additional regulatory requirements, which may negatively affect such trading price.

We anticipate moving the listing to the OTC Bulletin Board where the trading price of our common stock will continue to be below $5.00 per share. As a result of this exchange relocation, trading in our common stock would be subject to the requirements of certain rules promulgated under the Exchange Act of 1934 . These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

The $0.20 per share offering price of the common stock being sold under this prospectus has been arbitrarily set  and you should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

The $0.20 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. You should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements”. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “Intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	our ability to achieve and maintain profitability;

•	the price volatility of the Common Stock;

•	the historically low trading volume of the Common Stock;

•	our ability to manage and fund our growth;

•	the short period of time we have employed certain of our executive officers;

•	our ability to attract and retain qualified personnel;

•	litigation;

•	our ability to compete with current and future competitors;

•	our short operating history;

•	our ability to obtain additional financing;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this document titled “Risk Factors”; and

•	other factors discussed in our other filings made with the Commission.

The subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and we caution you not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

This prospectus relates to the sale of 33,145,398 shares of common stock that may be offered from time to time by Selling Shareholders. Of the 33,145,398 shares, 869,606 shares are currently outstanding, 14,750,000 are issuable upon the conversion by Selling Shareholders of certain secured convertible notes and 17,525,792 shares are issuable upon exercise by Selling Shareholders of certain warrants. We will receive no proceeds from the sale of shares of common stock in this offering. We will receive no proceeds from the conversion of secured convertible notes.  Of the warrants, warrants representing 16,934,616 shares contain both cash and cashless exercise provisions and have an exercise price of $0.25. The remaining warrants representing 591,177 shares of common stock are exercisable for $0.55 per share.  If all of the warrants representing 17,525,792 shares are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive approximately $4,560,724 in gross proceeds.  The proceeds received from the exercise of warrants will be used for working capital and general corporate purposes. None of the Selling Shareholders are obligated to exercise any warrants.

DESCRIPTION OF BUSINESS

Dais Analytic Corporation is a nano-technology materials company which has developed, patented, and expects to commercialize a series of nano-technology material based products.  These materials can be adapted into a number of products that fill various needs in diverse market segments focused generally on energy and water uses.  We believe that the use of our nano-structured products will generate an even greater number of products addressing wiser use of energy, creating water, personal safety, and protecting the environment.  We have targeted four potential market opportunities for these products: Energy/Heating, Ventilation and Air Conditioning (“HVAC”), which is our ConsERV™ Energy Recovery Ventilator product, Water Desalination, Performance Fabrics, and Immersion Coatings.

History

We were incorporated as a New York corporation on April 8, 1993 as “Dais Corporation”. We changed our name to Dais Analytic Corporation on December 13, 1999.

Dais Corporation was formed to develop new, cost-effective polymer materials for various applications, including providing a lower cost membrane material for Polymer Electrolyte Membrane (“PEM”) fuel cells.  We believe our research on materials science has yielded technological advances in the field of selective ion transport polymer materials.

In 1999, we purchased the assets of Analytic Power Corporation, which was founded in 1984 to provide fuel cell and fuel processor design and consulting services, systems integration and analysis services to develop integrated fuel cell power systems, and the Company was re-named Dais Analytic Corporation. Analytic Power Corporation had been identified by others  as a technically sophisticated firm in the fuel cell industry and had developed a portfolio of fuel cell and related fuel cell component technologies, including fuel cell stack designs, a high performance membrane electrode assembly   process, and natural gas, propane, diesel and ammonia fuel processors for use in creating integrated fuel cell systems.

In 2000, we acquired all of the outstanding capital stock of American Fuel Cell Corporation (“AFCC”).  The founders of Analytic Power Corporation founded the AFCC structure to develop a residential power system.  Prior to the acquisition, AFCC had contracted to develop and manufacture power systems for the Electric Power Research Institute and Hamburg Gas Consult, GmbH, and we assisted AFCC in the performance of the contracts since the time of the acquisition.

In March 2002, we sold substantially all of our fuel cell assets to a large U.S. oil company for a combination of cash and the assumption by such company of certain of our obligations. After we sold a substantial portion of our fuel cell assets, we focused on expanding our nano-structured polymer platform, having already identified the Energy Recovery Ventilator (“ERV”) application as our first commercial product.

Technology

We  use proprietary nanotechnology to reformulate thermoplastic materials called polymers.  These reformulated polymers have properties that allow them to be used in unique ways.  We transform polymers from a hard, water impermeable substance to one through which water and similar liquids can, under certain conditions, diffuse (although there are no openings in the material) as molecules as opposed to liquid water as we think of it in a glass. Water and similar liquids penetrate the thermoplastic material at the molecular level.  However, oxygen and other atmospheric gases seemingly do not  penetrate the material. It is believed this selectivity is dependant on the size of a particular molecule.

•	Nanotechnology involves studying and working with matter on an ultra-small scale. One nanometer is one-millionth of a millimeter and a single human hair is around 80,000 nanometers in width.

•
Polymers are chemical, plastic-like compounds used in diverse products such as Dacron, Teflon, polyurethane, garbage disposal bags, windshields for fighter planes, pipes, tanks, packing materials, golf clubs, and protective helmets.

•	A thermoplastic is a material that is plastic or deformable, melts to a liquid when heated and freezes to a brittle, glassy state when cooled sufficiently.

Products

  ConsERV™

We are currently selling one product, our ConsERV™ product, which uses our technology .  ConsERV™ is an HVAC energy conservation product which, according to various tests, saves, in many instances, an average of up to 30% on HVAC operating costs and allows HVAC equipment to be up to 30% smaller, reducing peak energy usage by up to 20% while simultaneously improving indoor air quality.  This product makes Heating, Ventilating and Air-Conditioning (“HVAC”) systems operate more efficiently and results, in most cases, in energy and cost savings.  ConsERV™ attaches onto the existing HVAC systems, typically in commercial buildings to provide ventilation to people within the structure.  It pre-conditions the incoming air by passing it through our nanotechnology polymer which has been formed into a filter of sorts. The nanotechnology ‘filter’ uses the stale building air that must be simultaneously exhausted to transfer heat and moisture into or out of the incoming air.  For summer air conditioning, the core removes some of the heat and humidity from the incoming air, transferring it to the exhaust air stream thereby, under certain conditions,  saving energy.  For winter heating, the core transfers a portion of the heat and humidity into the incoming  air from the exhaust air stream thereby similarly, under certain conditions, saving energy.

Our ConsERV™ product is the primary focus of our resources and commercialization efforts and the revenues we generate by ConsERV™ are continuously growing.   Of competitive products we reviewed, it is our belief that ConsERV™ is twice as effective as other products of its kind in a field that is growing due to increased regulation and the quest for energy efficient (or “LEED”) products.   We expect ConsERV™ to continue to be our focus until early 2009.

How It Works

Most building codes mandate that commercial structures provide certain levels of ventilation determined by use and occupancy.  Energy Recovery Ventilators (“ERVs ” ) are systems used by HVAC manufacturers to increase energy efficiencies in HVAC units by transferring heat and humidity between air flows.  They do this by capturing a portion of the energy already used to heat or cool air that is being released to the outside and use it to condition the incoming air stream.  In an air conditioning application, the heat and humidity that are part of the incoming air stream are transferred to the cool, dry exhaust air, thereby “pre conditioning” the incoming air before it reaches the building’s air conditioning system.  By preconditioning the incoming air, ERVs should increase the operating efficiency of the HVAC unit, thereby lowering the overall costs associated with heating and cooling buildings and potentially reducing the size and initial capital cost of the overall HVAC unit required.

ConsERV™ has a core component made using our and may be described as a high-performance ERV.  It is used in conjunction with a building’s HVAC equipment. The ConsERV™ energy recovery ventilator, employs nanotechnology based materials to create an exchange of sensible (temperature) and latent (humidity) energy between the two air streams using by HVAC equipment to provide building ventilation.  The first air stream typically exits a building and is at the temperature and relative humidity level set by the buildings air conditioning and heating equipment.  The second air stream comes from the outside environment at a different temperature and relative humidity level and is used to bring outdoor air to the occupants of the building.  The ConsERV™  product uses the energy found in the first air stream (air already cooler or heated) to condition the second air stream (the outdoor air coming in) before the second air stream (outside air) enters the HVAC equipment.   The ConsERV™  product may saves energy, in that it often allows for the HVAC equipment not to have to work as  hard or be as large and thereby may lower the cost of providing ventilation. In addition, it may lower CO2 emissions because the HVAC equipment may not need to be as frequently and often times can be smaller to provide the same levels of comfort indoors. The process is shown in the picture below.

Given third party test data, our ConsERV™ product, with its nano-structured materials, offers better total performance than other ERV products of which we are aware, with no moving parts and little or no cross-air stream contamination.4  Our ConsERV™ core product has received UL 900 recognition and Air-Conditioning, Heating and Refrigeration Institute (“AHRI”) Standard 1060 certification.  Our ConsERV™ product is compatible with most commercial HVAC units and requires only a small amount of additional HVAC technical expertise to install.  We believe the purchase and installation costs of our ConsERV™ product are comparable to the cost of competing energy recovery product and that our ConsERV™ product is more efficient in transferring moisture with lower life cycle maintenance costs.

Studies have shown that recent increases in the levels and overall volatility of energy prices in the United States (averaging in excess of 11% during 2007 have prompted renewed interest by corporate and political leaders, as well as the public at large, in energy conservation initiatives.5

Achieving sales revenue growth from our ConsERV™ product is predicated on the success in five key areas:

•	Achieving continued technological improvements in key materials to lower our ‘per unit’ cost structure.

•	Completing outsourced manufacturing and assembly relationships which lower our ‘per unit’ cost structure.

•	Securing HVAC equipment as well as ERV OEMs (or Licensees) with presence in existing and evolving sales channels to become our customers or partners to sell worldwide in-country/region.

•	Recruiting the necessary people and infrastructure to support the sales growth of ConsERV ™ – and the other products as they are introduced into their respective sales channels.

•	Obtaining capital – in a timely manner – for the necessary steps outlined above to continue without interruption.

Our Other Nano-Structured Products

We plan to devote time to other uses of our nano-structured products in ways which are not disruptive to the key ConsERV™ effort. To date insignificant revenues have been generated from these non- ConsERV™ related applications.
These product applications and activities include:

•
Water Desalination: We expect that this application would function to remove quantities of salt and other impurities from water to produce potable water using an environmentally friendly design that would use less energy and be   less expensive than current methods.

•
Performance Fabrics: It is our expectation that such fabrics will passively manage the body’s heat and perspiration for comfort while simultaneously protecting the wearer from many chemical and biological hazards.

•
Immersion Coatings: Based on our testing, we believe this application will inhibit mollusk, shellfish, and barnacles (“hard”) growth and accumulated algae and fronds (“soft”) growth on water-immersed devices.; and

•
Ultra-capacitor: Based on initial tests, using a combination of our nano-materials, we may be able to construct a device which stores energy similar to a battery yet with projected increases in energy density and lifetimes. The key application for such a device would be in transportation.

4 Air-Conditioning, Heating, and Refrigeration Institute (“AHRI”)  – May 2008 test results.  This study is publicly available and was not prepared for our benefit or funded by us.

         5 “Rising demand for oil provokes new energy crisis,” New York Times, Nov. 9, 2007.

The Company has three active additional products under development. It is the Company’s projection at this time to sell polymer membrane or polymer membrane incorporated into an application appropriate form factor, or to license the application. It is not the Company’s current intention to build and market the entire product.  The three product applications include:

Application	Current Stage	Estimated Funding Required to Commercialize	Estimated Time to Market (post funding)
Water Desalination - the process is a low temperature, low pressure approach to process , brackish, and salt water into potable water.	2nd Stage Alpha	$15 Million	36 months
Advanced Heating, Ventilating, and Air Conditioning - A process using the Dais materials to create an advanced heating, ventilating, and air-conditioning system using the Dais materials/processes, and water.
	2nd Stage Alpha	$14 Million	24 – 30 months
Ultracapacitor –if fully developed, this device may have a greater energy density and power per pound than traditional capacitors or the batteries on the market today.
Base materials testing underway by third party to secure validation of the Dais material’s in the application.

Current activities are moving Dais closer to the  optimization of materials. A alpha prototype would then be required.
		$35 Million (seeking strategic partner in the channel)	36 – 48 months

The Company has identified other potential products for its materials and processes. Some have basic data to support the needed functionality and market differentiation of a product based on using Dais’ inventions. Such applications include immersion coatings and performance fabrics. These other products are based, in part, upon the known functionality of the Company’s materials and processes.

Patents

We own the rights to three pending U.S. patents and we co-own two pending PCT applications. These patents relate to or are applications of our nano-structured polymer materials that perform functions such as ion exchange and modification of surface properties. The polymers are selectively permeable to polar materials, such as water, in molecular form. Selective permeability allows these materials to function as a nano-filter in various transfer applications.  These materials are made from base polymer resins available from a number of commercial firms worldwide and possess some unique and controllable properties, such as:

•
Selectivity:  Based on our research, we believe that when the polymer is made there are small channels created that are 5 - 30 nanometers in diameter. There are two types of these channels; hydrophilic (water permeable), and hydrophobic (water impermeable). The channels can be chemically tuned to be highly selective for the ions or molecules they transfer. The high selectivity of the polymer can be adjusted to efficiently transfer water molecules from one face to the other using these channels.

•
High transfer rate: Based on in-house testing protocols and related results, we have found that the channels created when casting the materials into a nano-structured membrane have a transfer rate of water (“flux”) greater than 90% of an equivalent area of an open tube. This feature is fundamental to the material’s ability to transfer moisture at the molecular level while substantially allowing or disallowing the transfer of other substances at a molecular level.

•	Unique surface characteristic: The materials offer a surface characteristic that we believe inhibits the growth of bacteria, fungus and algae and prevents adhesives from attaching.

The molecular selectivity, high transfer rate, and surface coating properties, coupled with our ability to produce the nano-structured materials at what we believe is an affordable price, distinguishes our technology and value-added products.  By incorporating our nano-structured materials into existing products, we strive to address current real-world market needs by offering what we believe to be higher efficiencies and improved price performance. For example, there are other energy recovery mechanisms available for HVAC that use coated paper or desiccant technology instead of our highly efficient nano-structured polymer materials.

Manufacturing

Dais has no long term contractual relationships with any manufacturers or vendors. The only product or service which we have not purchased elsewhere and used in the on-going growth of the ConsERV™ business is the plastic based sheet good.  All purchases to date of raw materials and related services have been on a purchase order basis using non-disclosure agreements. Our manufacturing process is described below.

Polymer Membrane

Commercially available styrene based polymer resin in flake form and industrial grade solvents are mixed together using a proprietary Dais process involving heat, industrial mixers, and solvents.  The resin and the solvents are commercially available from any number of chemical supply houses, or firms such as Dow and Kraton (former Shell Oil).  Our process changes the molecular properties of the starting styrene based polymer resins into a liquid material which give the Dais polymer the attribute of being selective in what molecules it will allow through the plastic which includes water molecules. This process, called ‘sulfonation’, is done at facilities around the world known as Toll Houses. These are firms which specialize in making small lot (by industry standards) runs of specialty chemicals.

Plastic Based Sheet Good

Currently this is provided to Company by one vendor. Additional vendors for this component have not been sought by the Company. However, the Company has identified other entities making similar types of products and it believes such products may provide alternatives should one be required.  A thin coating of the liquid polymer material is applied on one side of the sheet good by a ‘tape casting’ firm of which there are many in the United States. The coated sheet good is heated to rapidly dry the liquid material thus bonding the polymer solution and rolled sheet good together. The resulting ‘modified sheet good’ is then re-coiled into 10,000 foot rolls and shipped to Dais.

The ‘Core’

The modified sheet good is cut into defined dimensions and glued to a PVC formed spacer. This ‘spacer/glued modified sheet good’ is a single layer. Multiple layers are stacked one on top the other until a certain height is achieved.  Once the proper height is achieved these layers are then fitted with a galvanized sheet metal plate on the top and bottom of the stack along with galvanized sheet metal ‘Y’ shaped bracket on each of the four corners of the assembly.  This assembly is called a ‘core’. The galvanized sheet metal is a world-wide commodity material formed to our specifications by local and out-of-town sheet metal forming companies. We have no long term contractual relationships with firms making the PVC spacers, supplying the glue, supplying rivets to hold the structure together, and the sheet metal firms making the top and bottom plate as well as the side rails.

Completion

For the complete ConsERV™ system, one or more cores are placed inside of aluminum boxes built by us or a vendor. The box may or may not also be fitted with an electric motor, a fan, an electric relay, and an electrical disconnect. Inclusion or exclusion of the electric motor and fan is dictated by the customers’ needs and current HVAC system.  Once outfitted with cores, or cores with a motor, fan, etc. the product is complete. We have no long term contractual relationships with firms providing the aluminum parts used to build the box, the motors, the fans, the relays, or the electrical disconnects.

In the start-up phase of the ConsERV™ business we brought on a limited number of independent sales representatives. This was done for quality and infrastructure reasons. As a result, the bulk of our revenues are concentrated in a small number of customers.

Licensing

While we have earned licensing revenue under agreements licensing our technology in the past, we do not expect to receive any material revenue from these agreements in the future.

Research and Development

The Company has spent approximately $30,000 on research and development during the last two fiscal years.

Key Relationships

We have what we believe to be strategic relationships with leaders in the energy industry who have entered into sales, marketing, distribution and product development arrangements with us and, in some cases, hold equity in us.  They include:

Electric Power Research Institute (“EPRI”)

We have an on-going relationship with a number of utilities through EPRI.  The EPRI participants include Public Service Company of New Mexico, Kansas City Power & Light, Reliant Energy Incorporated, Alliant Energy Company, Omaha Public Power District, Wisconsin Public  Service Corporation, Southern California Gas Company, EDF Electricite de France, Consolidated  Edison of New York, Tokyo Gas Co., Ltd., CINERGY Corporation, Northern States Power Company, American Electric Power Company, Inc., Sierra Pacific Power Company, Public Service Electric & Gas  Company (“PSE&G”), and Tennessee Valley Authority.  The EPRI users group has been helpful in creating opportunities for us to define specifications and applications for our nano-structured materials that address existing energy related challenges while possibly opening new sources of revenue.

Comfort Systems USA

In June 2006 we entered into a non-exclusive national sales arrangement with Comfort Systems, a national HVAC and mechanical systems installation and service company principally oriented to the mid-market commercial industrial and institutional sectors. Pursuant to this arrangement, Comfort Systems and its 46 branches agreed to sell our ConsERV™ product into new or retro-fit HVAC building applications. Our marketing team works with the key Comfort Systems designers on new and retro-fit HVAC system applications.

ConsERV ™ - Sales and Marketing Strategies

We market our ConsERV™ product principally through alliances with local independent manufacturer representatives. We currently have 17 independent commercial sales representatives in various locations throughout North America selling the ConsERV™ product.  We project to bring the number of commercial independent sales representatives to approximately 40 to properly cover the North American commercial sales territory.  We are also working to secure ongoing relationships with leading industry HVAC manufacturers and other ERV manufacturers. Also targeted to be sales channels for the ConsERV ™ product are energy service companies, and HVAC product distributorships. We continue to leverage our relationship with EPRI and a group of 16 utility companies (consisting of EPRI members and some of our minority shareholders) into expected sources of future product sales through the introduction of demand reduction incentives.

Future Products – Sales and Marketing Strategies

The sales and marketing strategy we plan to execute for other will require that we create alliances with companies having strong, existing channel presence in the target industries. We believe working with industry leaders at the development level allows us to better address the market’s needs and possibly accelerate the time to market cycle.

Competition and Barriers to Entry

We believe the efficacy of our value-added products made from these materials has the ability to decrease sales of competing products, thus taking business away from more established firms using older technology. We believe that our ConsERV™ product may become a functional component of newer, more efficient Original Equipment Manufacturer (“OEM”) products. Our key challenge is to educate channel decision makers of the benefits of products made using our materials and processes to overcome the strength of the current product sales.

There are a number of companies located in the United States, Canada, Europe and Asia that have been developing and selling technologies and products in the energy recovery (or ERV) industry  (i.e. Semco, Greenheck, Venmar, Bry-Air, Renewaire, AirXchange,).

Future product competitors include but are not limited to Dow, DuPont, Lakeland Industries, 3M, RPM, & GE. These companies possess greater financial and personnel resources than we do and represent significant competition.

We believe that the combination of our nano-material platform’s characteristics (high selectivity, high flux rate, manufacturability, et al.), our growing patent position, and our possible ‘first to market’ position,  are competitive advantages, which may allow us time to execute on our business plan. Competitors may experience barriers to entry in these markets primarily related to the lack of similarly performing proprietary materials and processes.

Intellectual Property

As stated above, we have seven granted U.S. patents, some covering the composition and structure of a family of ion conducting polymers and membranes and others covering some applications of the polymer.  We believe some of these patents make reference to applications for and in some cases are application patents relating to the materials we are developing.  Please see the “Risk Factors” Section of this prospectus.  A list of our existing patents follows:

1.            Patent No. 6,841,601- Cross-linked polymer electrolyte membranes for heat and moisture exchange devices. This patent was issued on January 11, 2005 and expires March 12, 2022.

2.            Patent No. 6,413,298 - Water-and ion-conducting membranes and uses thereof.   This patent was issued on July 2, 2002 and expires July 27, 2020.

3.            Patent No. 6,383,391 - Water-and ion-conducting membranes and uses thereof.   This patent was issued on May 7, 2002 and expires on July 27, 2020.

4.            Patent No. 6,110,616 - Ion-conducting membrane for fuel cell.   This patent was issued on August 29, 2000 and expires on January 29, 2018.

5.            Patent No. 5,679,482 - Fuel-Cell incorporating novel ion-conducting membrane.   This patent was issued on October 21, 1997 and expires on October 20, 2014.

6.            Patent No. 5,468,574 - Fuel-Cell incorporating novel ion-conducting membrane. This patent was issued on October 21, 1995 and expires on May 22, 2014.

7.            Patent No. 7,179,860 - Cross Linked Polymer electrolyte Membranes for Heat, Ion and Moisture Exchange Devices.   This patent was issued on February 20, 2007 and expires on March 11, 2022.

We have provisional and patent applications in the following areas: Advanced Polymer Synthesis Processes, Reversible Liquid to Air Enthalpy Core Applications and Construction, and Desalination.

A partial list of the patent applications within the United States Patent Database is below. The list covers only those applications that are publicly visible.

         1.           No. 20050215728 - Cross-linked polymer electrolyte membranes for heat, ion, and moisture exchange devices

         2.           No. 20030118887 - Cross-linked polymer electrolyte membranes for heat and moisture exchange devices

         3.           No. 20030106680 - Heat and Moisture exchange device

Patents may or may not be granted on these applications. We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements with our current and prospective strategic partners and employees.

Government Regulation

We do not believe the sale, installation or use of our nano-structured products will be subject to any government regulation, other than perhaps adherence to building codes, military specifications, and water safety regulations governing products used in HVAC, military clothing, immersion coatings, and water desalination. We do not believe that the cost of complying with such codes and regulations, to the extent applicable to our products, will be material.

We do not know the extent to which any existing or new regulations may affect our ability to distribute, install and service any of our products. Once our products reach the commercialization stage and we begin distributing them to our early target markets, federal, state or local governmental entities or competitors may seek to impose regulations.

We are also subject to various international, federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, handling and disposal of hazardous and potentially hazardous substances and emissions of pollutants into the atmosphere.  Our business exposes us to the risk of harmful substances escaping into the environment, resulting in potential personal injury or loss of life, damage to or destruction of property, and natural resource damage.  Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all.  To date, we are not aware of any claims or liabilities under these existing laws and regulations that would materially affect our results of operations or financial condition.

Employees

As of   October 3 , 2008, we employ 19 full time employees and 2 part time employees in our Odessa, Florida facility. None of the employees is subject to a collective bargaining agreement.  We consider our relations with our employees to be good.

Principal Offices

Our principal office is located at 11552 Prosperous Drive, Odessa, FL 33556.

PROPERTIES

We currently lease a 7,200 square feet of combined office and production space located at 11552 Prosperous Drive, Odessa, FL 33556.  We lease the site from Ethos Business Ventures, LLC., a Limited Liability Corporation in which our Chief Executive Officer, Timothy N. Tangredi, has a controlling financial interest.

The lease for our corporate headquarters began on March 18, 2005. The lease term will terminate upon 30 days’ written notice from either party. The current monthly rent is $3,800 per month. We shall also pay all taxes and utilities as well as most repairs relating to our office.  Most of the Company functions are performed at this site including corporate, marketing, administration, on-going product and nano-structured polymer development, and product assembly and shipping. Key polymer synthesis and casting is out-sourced and not done at this facility.

We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities. We currently have no formal investment policy, and we do not intend to undertake investments in real estate as a part of our normal operations.

LEGAL PROCEEDINGS

The Company entered into a six month financial and strategic consulting agreement dated September 1, 2005 with Gray Capital Partners, Inc. a financial consulting company ("Consulting Company") by which the Consulting Company was to provide the Company with consulting services and assist it in the procurement of equity and debt financing for business expansion and development up to a maximum of $20,000,000. In exchange for these services, two of the shareholders of the Company assigned their Convertible Notes Receivable, valued at $627,723, to the Consulting Company. Per the terms of the Consulting Agreement and its related documents, one half of the first note became vested in the Consulting Company upon the execution of the Consulting Agreement which by the terms of the Agreement resulted in $156,930 of said first note being subject to conversion into the Company's common stock at the rate of one share per $.10 of note balance. In addition, the agreement states that an additional $156,931 would be potentially eligible for conversion upon the Company raising $1,000,000 in financing from any source during the term of the Consulting Agreement. Conversion rights were subject to pro-rata vesting based on the funding secured. For financial presentation purposes, the Company has accounted for this transaction as a capital contribution by the shareholders of $627,723 for the forgiveness of their notes and as consulting expense for equity given to the Consulting Company. During the year ended December 31, 2005, the Company received funding of $599,972 in the form of bridge loans. On December 23, 2005 the Company terminated the Consulting Agreement subject to the provisions thereof. The Company has no further obligations of any nature to the Consulting Company. The shareholder of one of the notes may contend, and has a possibility of being successful, in having the amendment and assignment declared void requiring his note be reinstated on the Company's books. The accounting entries made by the Company with regard to the first note are not to be construed as a waiver of any rights the Company may have in law or equity under the consulting agreement or any agreements related thereto, nor as an admission, of an nature, by the Company.

The Company has obtained a release of any liability to the Consulting Company and the corresponding liability was assigned to a third party. The vested value of the note that was assigned amounted to $244,000 which converts into the Company's common stock at a rate of one share per $0.10 of note balance which amounts to 2,440,000 shares. During 2005 and 2006, a total of approximately $244,000 was recorded as consulting expense. The note has been converted.

We know of no other material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our Company.

From time to time, claims are made against us in the ordinary course of our business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this prospectus. Also provided herein is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which the director or executive officer was selected.

Name	Age	Position
Timothy N. Tangredi	52	President, Chief Executive Officer and Chairman of the Board of Directors
Robert W. Brown	59	Vice President - Marketing
Scott G. Ehrenberg	53	Chief Technology Officer
Brooke E. Evans	32	Chief Financial Officer
William B. Newman	46	Executive Vice President
Robert W. Schwartz	63	Director
Raymond Kazyaka Sr.	78	Director

Directors and Executive Officers

The following are the Company’s directors and executive officers:

Timothy N. Tangredi  has been our Chief Executive Officer since 1996. Mr. Tangredi joined the Company in 1996, and was appointed a member of our Board of Directors in 1997.  In 1999 and 2000, respectively, Mr. Tangredi initiated and executed the strategic purchases of Analytic Power and American Fuel Cell Corporation.  Earlier in his career, Mr. Tangredi worked for AT&T, as a member of the Leadership Continuity Program working in technical marketing, network operations, and project management. Mr. Tangredi earned his BS from Siena College and his MBA from Rensselaer Polytechnic Institute.  He is a founder and a member of the Board of Directors of Aegis BioSciences, LLC (“Aegis”).  Aegis, created in 1995, is a licensee of the Company’s nano-structured intellectual property and materials in the biomedical and healthcare fields. Mr. Tangredi spends approximately one to two days per month on Aegis business and is compensated by Aegis for his time and contribution(s).

Scott G. Ehrenberg, is a founder of  Dais Analytic and has been our Chief Technology Officer  since 1993. He has thirty years of experience developing new materials and applications.  These applications range from laser cutting systems, optical inspection technology, and new organic electronic packages for IBM to new polymer electrolytes for electrochemical and mass transport devices for Dais.  His background includes 12 years at IBM plus two previous successful startups in the fields of electronic packaging and ultrasonic devices: Tessera of San Jose CA and Sono-Tek of Milton NY.  He has 14 issued patents with 6 more pending along with numerous technical papers and presentations.

Robert W. Brown has been Vice President of Marketing since March 2003. His background includes twenty eight years of experience in technical marketing and product management, technology commercialization, and many aspects of technology business start-up and growth. He has experience both onshore and internationally with utility and engineering organizations. From March 1994 to February 2003, as CEO of a subsidiary of Baymont Technologies Inc. Mr. Brown’s responsibilities included turn around management and financial restructuring.

William B. Newman was appointed Executive Vice President on April 15, 2008.  From February 2006 to March 2008 he was the Executive Vice President of sales, marketing and product design for the Lehigh Group, a division of Jarden, JAH.  Previously, from June 1999 to February 2006 he serves as Senior Vice President of sales, marketing and product design for Arrow Fastener, a division of Masco, MAS. Mr. Newman has an MBA in finance from Seton Hall University and a BA in Economics from Dickinson College.

Brooke E. Evans was appointed Chief Financial Officer on October 1, 2008.  In January 2008, Brooke founded and has served as the Chief Executive Officer of The CFO Alliance, a firm that provides outsourced chief financial officer services to small and mid-sized companies on an as-needed basis.  From April 2007 to December 2007, Brooke served as the Chief Financial Officer of Power Design, Incorporated, (an electrical contractor specializing in the new, multi-family construction industry).  Previously, from November 1999 to April 2007, Brooke was an auditor with Deloitte & Touche. While at Deloitte she served clients in a variety of vertical industries ranging in size from small start-up enterprises to large multi-national SEC registrants. Brooke graduated from Florida State University’s College of Business in 1997.

Non-Employee Directors

Raymond Kazyaka Sr. was appointed to our Board of Directors in 1995.  Mr. Kazyaka is the former President and a co-founder of Wright Malta Corporation, which was founded in 1972.  Wright Malta, liquidated in 2005, owned and operated the Malta Test Station, which had performed military product development for various governmental and commercial organizations.  Mr. Kazyaka has also served as a consultant to the Canadian National Defense on facility noise abatement.  Prior to founding Wright Malta, Mr. Kazyaka worked for General Electric as a rocket engine design engineer and a manager.  Mr. Kazyaka holds several patents on rocket engine components and noise abatement systems, and is a senior member of the American Institute of Aeronautics and Astronautics.  Mr. Kazyaka graduated from Union College with a degree in Mechanical Engineering.

Robert W. Schwartz was appointed to our board of directors in 2001. Mr. Schwartz founded the Schwartz-Heslin Group (“SHG”) in 1985 and serves as one of its Managing Directors. Mr. Schwartz specializes in corporate planning, finance and development. Prior to starting SHG, he was a founder, President and Chief Executive Officer of a venture-funded high tech telecommunications company (Windsource, Inc.). In addition, he was the President and Chief Operating Officer of an American Stock Exchange listed company (Coradian Corporation). He was also the Chief Financial Officer of a major manufacturer of outdoor power equipment. His earlier experience was with KPMG as a management consultant and with IBM.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been, during the past five years:

(i)        involved in any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

(ii)       convicted of any criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(iii)      subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities, futures, commodities or banking activities; or

(iv)      found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated

Director Independence

Our board of directors has determined that it currently has two members who qualify as “independent” as the term is used in Item 407 of Regulation S-K as promulgated by the Securities and Exchange Commission and as that term is defined under NASDAQ Rule 4200(a)(15). The independent directors are Raymond Kazyaka Sr. and Robert W. Schwartz.

Board Meetings and Committees; Annual Meeting Attendance

Our board of directors has not adopted any committees to the board of directors. Our board of directors held ten formal meeting during the most recently completed fiscal year. Other proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of New York and our bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

At each annual meeting of shareholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. Directors will be elected annually and will serve until successors are elected and qualified or until a director’s earlier death, resignation or removal. Our bylaws provide that the authorized number of directors may be changed by action of the majority of the board of directors or by a vote of the shareholders of our Company. Vacancies in our board of directors may be filled by a majority vote of the board of directors with such newly appointed director to serve until the next annual meeting of shareholders, unless sooner removed or replaced. We currently do not have a policy regarding the attendance of board members at the annual meeting of shareholders.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on page 7 of this prospectus.

Code of Ethics

The Company has not adopted a code of ethics, but we plan to adopt a code of ethics shortly.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Once we have a class of equity securities registered pursuant to Section 12 of the Exchange Act, we intend to file all such forms in a timely manner and if not, to disclose any untimely filings in accordance with Item 405 Regulation S-K.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal years ended December 31, 2007 and 2006. The following table summarizes all compensation for fiscal years 2007 and 2006 received by our Chief Executive Officer, and most highly compensated executive officers in fiscal year 2007.

SUMMARY COMPENSATION TABLE

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan	Non-qualified Deferred Compen- sation Earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy N. Tangredi Chief Executive Officer, President, Treasurer and Chairman of the Board of Directors(1)	2007 2006	65,833 64,850	- 87,500	- -	140,000 72,500	- -	- -	104,167 105,150	310,000 330,000
Robert W. Brown Secretary and Vice President of Marketing	2007 2006	83,451 80,766	- -	- -	10,500 39,875	- -	- -	- -	93,951 120,641
Scott G. Ehrenberg, Chief Technology Officer	2007 2006	60,000 60,000	- -	- -	116,000 22,000	- -	- -	- -	176,000 82,800

(1)  Mr. Tangredi receives a salary of $170,000 per year, and a bonus in an amount not to exceed 100% of his salary, which bonus shall be measured by meeting certain performance goals, which shall be set by our board of directors, and stock options as determined by our board of directors.  Mr. Tangredi has accrued unpaid salary of $104,167 for 2007,$105, 145 for 2006 and $116,166 for 2005 and accrued bonus of $87,500 for year 2006.

Employment Agreements

Officer Employment Agreement

Timothy N. Tangredi.  We are party to an employment agreement with Mr. Tangredi, our President, Chief Executive Officer, Treasurer and director.  The employment agreement, as amended and restated on July 29, 2008 , sets forth Mr. Tangredi’s compensation level and eligibility for salary increases, bonuses, benefits, royalty sharing for newer applications, and option grants.  Mr. Tangredi’s employment agreement provided for an initial term of three years with the term extending on the second anniversary thereof for an additional one year period and on each subsequent anniversary of the agreement for an additional year period. The agreement sets forth Mr. Tangredi’s compensation level, conditions for certain option grants, benefits and the obligations of the Company in the event of termination. Mr. Tangredi’s base salary is $170,000 plus certain allowances as well as performance related payments, and option issuances.

For each product for which the Company commences commercial sale or licensing during the term and receives more than $1million of revenue during any 12 month period, Mr. Tangredi, in addition to any other compensation which he may receive under the agreement, shall be granted options to purchase 10,000 shares of the Company's common stock, which options shall be exercisable at a price equal to either (i) the lower of: (a) $2.50 per share or (b) the fair market value per share of the stock on the date of grant as determined in good faith by the Compensation Committee of the Board of Directors, if the Company has not conducted an initial public offering prior to the date of grant (as hereinafter defined), or (ii) at an exercise price equal to 75% of the market price of the common stock, if the Company has completed an initial public offering of its common stock prior to the date of grant (with the market price to be the average of the closing sale prices during the five trading days immediately preceding the date of grant of the option).  Such options, as well as any other options granted to Mr. Tangredi during the term of his employment, shall be granted under the Company's then existing stock option plan, shall be immediately exercisable, have a term of ten years, shall be exercisable for up to three years after termination of employment (unless termination is for cause, in which event they shall expire on the date of termination), shall have a "cashless" exercise feature, and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth in the agreement.

In the event that the fair market value of the Company's common stock (the average of the closing prices of the common stock for any five consecutive trading days, as reported by the principal exchange or other stock market on which the commons stock is then traded) equals or exceeds 200% of the price at which the Company sells common stock in an initial public offering (the "Target Value") at any time during the Term, Mr. Tangredi shall be granted options to purchase 50,000 shares of Common Stock at an exercise price equal to 75% of the Target Value, on terms identical to the options provided for above.

In the event Mr. Tangredi's employment is terminated by the Company without cause or by Mr. Tangredi for good reason, death or disability Mr. Tangredi shall be entitled to the following:
i) An amount equal to the sum of (A) the greater of 200% of the base salary then in effect for Mr. Tangredi or $270,000 plus (B) the cash bonus, if any, awarded to Mr. Tangredi for the most recent year shall be payable by the Company in full within 10 days following termination;
(ii) The Company shall continue to provide Mr. Tangredi the health, life insurance, car allowance and other benefits set forth in agreement until two years following termination of employment, and shall continue to offer any of such benefits to Mr. Tangredi beyond such two year period to the extent required by COBRA or similar statute which may then be in effect.
(iii) All stock options, to the extent they were not exercisable at the time of termination of employment, shall become exercisable in full; and
(iv)  Any indebtedness of Mr. Tangredi  to the Company shall thereupon be cancelled and of no further force and effect, and the Company shall pay to Mr. Tangredi, within ten days following receipt of a written demand therefore, any income or other taxes resulting from such cancellation.

In the event that  Mr. Tangredi elects to terminate employment within one year following a change in control of the Company, he shall receive, within the later of ten days following the date on which the change in control occurs or the date on which he gives notice of his election to terminate employment, a lump sum payment equal to three times the greater of (i) his then current base salary plus the cash bonus, if any, awarded to him for the most recent year or (ii) $350,000 plus said cash bonus.  In addition, he will be entitled to accelerated vesting of outstanding options and continuing benefits as described above.

William B. Newman.  We are party to an employment agreement with Mr. Newman, our Executive Vice President.  The employment agreement was entered into on March 31, 2008, and sets forth Mr. Newman’s compensation level and eligibility for salary increases, bonuses, benefits, royalty sharing for newer applications, and option grants.  Mr. Newman’s employment agreement provided for an initial term of one year with the term extending on the anniversary thereof for an additional one year period and on each subsequent anniversary of the agreement for an additional year period. The contract sets forth Mr. Newman’s compensation level, conditions for certain option grants, benefits and the obligations of the Company in the event of termination. Mr. Newman’s base salary is $150,000 plus certain allowances as well as performance related payments, and option issuances.

In addition to base salary and benefits, Mr. Newman shall be paid a commission for each sale of a commercial energy recovery ventilator system (“ERV”) or commercial energy recovery ventilator system core (“Core”) to a third party made by the Company’s independent representative sales organization. Said commission shall be equal to 2% of the Company’s net sales price relating to such sale, subject to conditions provided in the agreement.

If during the course of Mr. Newman’s employment, the Company receives net cash proceeds of  $1 million  or more from the private or public sale of its common stock at no less than $.25 per share (or in later rounds at a price per share which does not trigger anti-dilution or other related dilutive actions) and said sale being both initiated after the commencement of Mr. Newman’s employment and closed upon during the 2008 calendar year, Mr. Newman shall receive a cash bonus of  $50,000 payable in four equal monthly payments.

Mr. Newman further received a grant under the  2000 Plan of a stock option to purchase up to 800,000 shares of common stock. Said option vests ratably over a three year period with 66,666 shares vesting on the anniversary of third month following the date of the option grant and every three (3) months thereafter until the entire sum is fully vested; provided, Employee is employed hereunder as of the date of such vesting. Each share subject to the option shall have an exercise price equal to the fair market value of the common stock on the date of the option grant as determined in the sole discretion of the Board of Directors, or if such authority has been delegated to the Compensation Committee, the Compensation Committee.

If Mr. Newman's employment is terminated by Mr. Newman for good reason or by the Company for any reason other than death, retirement, permanent disability, voluntary termination of Mr. Newman or expiration of the term of the employment agreement, the Company shall pay to Mr. Newman a severance payment consisting of eight equal monthly cash payments which in the aggregate equal two thirds (66%) of Mr. Newman's base annual salary in effect at the date of Mr. Newman's termination of employment. Notwithstanding the foregoing, if Mr. Newman is terminated for failure to adequately perform the duties of his position as determined by the majority vote of the Board of Directors, then the Company shall pay him a severance benefit consisting of three monthly cash payments equal in the aggregate to 25% of Mr. Newman’s base annual salary in effect at the date of termination of employment.

In the event Mr. Newman’s employment is terminated as a direct result of merger or the sale by the Company of all or substantially all of its assets the vesting of the options grant described above shall be modified by the Board of Directors or, if appropriate, Compensation Committee so as to cause all shares subject to said grant to vest as of the date of any such merger or acquisition or any such date prior thereto as said Board of Directors shall determine in its sole discretion.

Significant Employee

Patricia K. Tangredi.  We are a party to an employment agreement with Ms. Tangredi. The agreement, which was amended and restated on July 29, 2008, provides for her employment as the Company’s counsel for a three year term beginning on January 1, 2001 and ending December 31, 2005, with automatic extensions for subsequent one year terms, unless the Company or Ms. Tangredi provides the other party with written notice of intent not to renew.  The employment agreement set forth Ms. Tangredi’s compensation level and eligibility for salary increases, options, royalty sharing for newer applications, benefits and the obligations of the Company in the event of termination. A portion of Patricia’s salary has been accrued and carried on the Company’s books since 2002.

In the event Ms. Tangredi's employment is terminated by the Company without cause or by the Ms. Tangredi for good reason or by reason of death or disability, Ms. Tangredi shall be entitled to the following:

(i) the greater of 100% of the base salary then in effect for Employee or $115,000, which amount shall be payable by the Company in full within 10 days following termination;
(ii) The Company shall provide, at its sole cost, Ms. Tangredi  with the medical benefits for one year following the date of termination. The Company shall continue to offer such benefits to Employee beyond such one year period to the extent required by COBRA or any similar statute which may then be in effect; and
(iii) All stock options granted to Employee at any time during the course of the term shall be exercisable in full.

In the event that Ms. Tangredi elects to terminate her employment within six months following a change in control of the Company, she shall receive, within the later of 10 days following the date on which the change in control occurs or the date on which she give notice of her election to terminate employment, a lump sum payment equal to the greater of three times her then current Base Salary or $235,000.  In addition, she will be entitled to accelerated vesting of outstanding options and continuing medical benefits as described above.

Outstanding Equity Awards

The following table sets forth certain information concerning unexercised stock options for each named executive officer.  There were no stock awards outstanding as of the end of the fiscal year 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS							STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy N. Tangredi (1)	825,000		0	0	$.26	9/23/14
	150,000		0	0	$.10	5/10/15
	120,000		0	0	$.10	10/1/15
	40,000		0	0	$.30	5/2/16
	110,000		0	0	$.55	11/1/16
	140,000		0	0	$.55	2/20/17
	300,000		0	0	$.21	8/10/17
	350,000		0	0	$.21	1/30/18
	3,000,000	*	0	0	$.36	4/18/13
	*warrant
Robert W. Brown (2)	106,416		0	0	$.26	9/23/14
	120,000		0	0	$.10	5/10/15
	80,000		40,000	40,000	$.10	10/1/15
	24,167		48,333	48,333	$.55	11/1/16
	0		50,000	50,000	$.21	8/18/17
Scott G. Ehrenberg (3)	140,000		0	0	$.26	9/23/14
	110,000		0	0	$.10	5/10/15
	53,333		26,667	26,667	$.10	10/1/15
	13,333		26,667	26,667	$.55	11/1/16
	80,000		40,000	40,000	$.55	2/20/17
	0		50,000	50,000	$.21	8/18/17
Brooke E. Evans	-		-	-	-		-	-	-	-

William B. Newman	-		-	-	-		-	-	-	-

(1)
Mr. Tangredi receives a salary of $170,000 per year, and a bonus in an amount not to exceed 100% of his salary, which bonus shall be measured by meeting certain performance goals, which shall be set by our board of directors, and stock options as determined by our board of directors.  The April 2008 warrant grant to Mr. Tangredi was made by the Board of Directors in recognition for Mr. Tangredi’s achievement of the following goals: negotiating conversion of the  convertible notes issued in the Additional Financing, securing a release with respect to the consulting agreement with  Gray Capital Partners, Inc. , securing and closing upon the Financing.  The 2006 accrued bonus earned by Mr. Tangredi was calculated with relation to the terms of his employment agreement taking into account the following objectives established by the Board of Directors for 2006:  raise of $1 million in financing, lowering cost of good sold, establishing national sales account and increasing the number of independent sales representatives.  Mr. Tangredi has accrued unpaid salary of $104,167 for 2007, $105, 150 for 2006 and $116,166 for 2005 and accrued bonus of $87,500 for year 2006. All stock options  issued to Mr. Tangredi were issued under the 2000 Plan.

(2)	All stock options issued to Mr. Brown were issued under the 2000 Plan.
(3)	All stock options issued to Mr. Ehrenberg were issued under the 2000 Plan.

Director Compensation

The following table sets forth the compensation awarded to, earned by or paid to the directors during the fiscal year ended December 31, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Timothy N. Tangredi, Chairman(1)	-	-	-	-		-	-
Raymond Kazyaka Sr., Director(2)	-	-	12,600	-	-	-	12,600
Robert W. Schwartz, Director(3)	-	-	12,600	-	-	-	12,600

(1)	Mr. Tangredi’s option awards were not granted for services as director and are listed in the preceding table “Outstanding Awards at Fiscal Year End”.
(2)	At fiscal year end December 31, 2007, Mr. Kasyaka had 329,600 option awards outstanding and no stock awards outstanding.
(3)	At fiscal year end December 31, 2007, Mr. Schwartz had 329,600 option awards outstanding and no stock awards outstanding.

We do not have a plan pursuant to which our directors are compensated and directors do not receive cash compensation for their services on the Board of Directors although they do receive stock options as determined by the full Board of Directors. Raymond Kazyaka Sr. and Robert W. Schwartz were each granted an option on August 18, 2007 to purchase 60,000 shares of common stock at an exercise price of $0.21 per share, vesting immediately upon issuance and exercisable for a period of ten years.

Our non-employee directors are currently compensated with the issuance of stock options, which generally become exercisable upon the date of grant, and which generally expire on the earlier of ten years from the date of grant or up to three years after the date that the optionee ceases to serve as a director. Non-employee directors are also reimbursed for out-of-pocket expenses associated with attending to the Company’s business.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all of the shares of common stock shown as beneficially owned by the shareholder.

The address for each of the persons named below is 11552 Prosperous Drive, Odessa, FL 33556, unless otherwise indicated.

Applicable percentage ownership in the following table is based on approximately 11,877,184 shares of common stock outstanding as of October 2, 2008, plus, for each individual, any securities that individual has the right to acquire within 60 days of October 2 , 2008.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Timothy N. Tangredi (Officer and Chairman) (1)	7,095,858	37.7%
Robert W. Brown (Officer) (2)	387,249	3.2%
Scott G. Ehrenberg(3) (Officer)	679,466	5.4%
William B. Newman (Officer) (4)	633,334	5.1%
Raymond Kazyaka Sr. (Director) (5)	404,600	3.39%
Robert W. Schwartz (Director) (6)	374,600	3.16%
Brooke Evans (Officer)	0	0%
Executive officers and directors as a group (7 persons)	9,575,107	45.1%
Walt Robb (7) 300 Troy Road Schenectady, NY 12309	1,424,126	11.7%
Brian A. Kelly 181C Hague Blvd. Glenmont, N.Y. 12077	3,254,085	27.4%
Michael Gotomski (8) 1666 Valley View Dr. Winnona, MN 55987	1,056,544	8.4%
Andrew Mitchell (9) Furnival Chambers 32 Furnival Street London EC4A 1JQ UK	750,000	5.9%
Larry Hopfenspirger (10) 2025 Nocollet Ave. S. #203 Minneapolis, MN 55404	1,500,000	11.2%
Louis M. Jaffe (11) 1500 S. Ocean Blvd #5201 Boca Raton, FL 33432	1,273,334	9.9%

Lawrence D. Isen (12) 4653 Carmel Mtn. Suite 308-402 San Diego, CA 92130	1,000,000	7.8%
Michael Frederick Stone (13) 18 Ozone Avenue Venice, CA 90291	2,000,000	14.4%
Michael J. McGrath (14) 1250 West Division Street Chicago, IL 60622	1,000,000	7.8%
Marisa Stadmauer (15) 26 Columbia Turnpike Florham Park, NJ 07932	1,500,000	11.2%
Andrew Vickery (16) 8 Airport Park Blvd. Latham, NY 12110	750,000	5.9%
Mark Nordlich (17) 152 West 575th St. 4th Floor New York, NY 10019	6,333,333	35.4%
Erick Richardson (18) 10900 Wilshire Blvd. Suite 500 Los Angeles, CA 90024	1,784,616	14.0%
Leonard Samuels (19) 1011 Centennial Road Penn Valley, PA 19072	7,250,000	37.9%
Leah Kaplan Samuels (20) 1011 Centennial Road Penn Valley, PA 19072	1,750,000	12.8%

(1)  Includes 5,110,000 shares of common issuable upon exercise of stock options and 1,965,858 shares beneficially owned by Mr. Tangredi’s wife, Patricia Tangredi. 1,838,058 of Ms. Tangredi’s shares are issuable upon the exercise of stock options.
(2)  Includes 387,249 shares of common stock issuable upon exercise of stock options.
(3)  Includes 596,666 shares of common stock issuable upon the exercise of stock options and 41,400 shares beneficially owned by Mr. Ehrenberg's wife, Linda Ehrenberg.
(4)  Includes 133,334 shares of common stock issuable upon exercise of stock options.  Also includes 250,000 shares of common stock issuable upon conversion of convertible notes and 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the  Financing.
(5)  Includes 404,600 shares of common stock issuable upon exercise of stock options.
(6)  Includes 374,600 shares of common stock issuable upon exercise of stock options.
(7)  Includes 249,750 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing to CounterPoint Ventures LLC. The natural person with voting power and investment power on behalf of CounterPoint Ventures LLC is Walt Robb.
(8) Includes 18,750 common shares issuable upon exercise of certain warrant issued in connection with the conversion of notes issued in the Additional Financing.  Also includes 375,000 shares of common stock issuable upon conversion of convertible notes and 375,000 shares of common stock issuable upon exercise of warrants issued in connection with the  Financing.
(9) Includes 375,000 shares of common stock issuable upon conversion of convertible notes and 375,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.
(10) Includes 750,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 750,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.
(11) Includes 500,000 shares of common stock issuable upon conversion of convertible notes and 500,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing to Louis M. Jaffe 2004 Intangible Asset Mgmt. TR U/A DTD 5/24/04. Also includes 273,334 shares held by the trust.  The natural person with voting power and investment power on behalf of Louis M. Jaffe 2004 Intangible Asset Mgmt. TR U/A DTD 5/24/04 is Louis M. Jaffe.
(12) Includes 500,000 shares of common stock issuable upon conversion of convertible notes and 500,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing in the name of Market Byte LLC. The natural person with voting power and investment power on behalf of Market Byte L.L.C . Defined Benefit & Trust is Lawrence D. Isen.
(13)   Includes 1,000,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 1,000,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.
(14) Includes 500,000 shares of common stock issuable upon conversion of convertible notes and 500,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.
(15) Includes 750,000 shares of common stock issuable upon conversion of convertible notes and 750,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing in the name of MSSRPS, LLC. The natural person with voting power and investment power on behalf of MSSRPS, LLC is Marisa Stadmauer.
(16) Includes 375,000 shares of common stock issuable upon conversion of convertible notes and 375,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing to Next Generation Investment LLC. The natural person with voting power and investment power on behalf of Next Generation Investment LLC is Andrew Vickery.
(17) Includes 3,000,000 shares of common stock issuable upon conversion of convertible notes and 3,000,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing to Platinum Montaur Life Sciences LLC. The natural person with voting power and investment power on behalf of Platinum Montaur Life Sciences LLC is Mark Nordlich.
(18) Includes 500,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 500,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing in the name of RP Capital LLC. Erick Richardson and Nimish Patel of Richardson & Patel LLP own RP Capital LLC.  Also includes 392,308 shares in the name of Richardson & Patel LLP and warrants to purchase an additional 392,308 shares. Erick Richardson is a partner at Richardson & Patel LLP, our legal counsel. The natural person with voting and investment control over the shares held by these entities is Erick Richardson.
(19) Includes 875,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 875,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing held in the name of Leah Kaplan-Samuels and Leonard Samuels JTWROS . The natural persons with voting power and investment power on behalf of Leah Kaplan-Samuels and Leonard Samuels JTWROS are Leah Kaplan-Samuels and Leonard Samuels.  Also includes 5,500,000 shares of common stock underlying the convertible notes and warrants in the Financing issued to shareholder RBC Dain – Custodian for Leonard Samuels IRA and which are also registered under this prospectus.
(20) Includes 875,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 875,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing held in the name of Leah Kaplan-Samuels and Leonard Samuels JTWROS. The natural persons with voting power and investment power on behalf of Leah Kaplan-Samuels and Leonard Samuels JTWROS are Leah Kaplan-Samuels and Leonard Samuels.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Timothy  N.  Tangredi, the Company’s Chief Executive Officer and Chairman, is a founder and a member of the Board of Directors of Aegis BioSciences, LLC (“Aegis”).  Aegis, created in 1995, is a licensee of the Company’s nano-structured intellectual property and materials in the biomedical and healthcare fields. Mr. Tangredi spends approximately one to two days per month on Aegis business and is compensated by Aegis for his time and contribution(s). Dais granted Aegis Biosciences two exclusive, world-wide licenses, the first in 1995 and the second in 2005. Pursuant to these licenses, Aegis has the right to use and sell products containing Dais polymer technologies in biomedical and health care applications. The first license was entered into in 1995 and has been amended twice. In 2005, Dais agreed to accept $150,000 as payment in full of all royalties and no further license revenue will be forthcoming. The second license allows Aegis the use of the Dais intellectual property in the field  of health care. A one time payment of $50,000 was made under this license in 2005. In addition, under the second license Aegis is to make royalty payments of 1.5% of the net sales price it receives with respect to any personal hygiene product, surgical drape or clothing products (the latter when  employed in medical and animal related fields) and license revenue it receives should Aegis grant a sublicense to a third party. To date Aegis has sold no such products nor has it received any licensing fees requiring a royalty payment be made to Dais. All obligations for such payments will end on the earlier of June 2, 2015 or upon the aggregate of all sums paid to Dais by Aegis under this Agreement reaching  $1 million.

During the year ended December 31, 2007,   Mr . Tangredi, a shareholder and officer of the Company loaned the Company an aggregate of $156,500 pursuant to three loan agreements.  One loan was unsecured, due on demand and did not accrue interest.  The other two loans were unsecured, due in one and two months respectively, and accrued interest at 12 percent, increasing by 1 percent for every 30 days the principle balance is outstanding.  Prior to year end, the Company repaid the loans.

The Company rents a building on a month to month basis from a related party which is wholly owned by two shareholders of the Company, one of which is Timothy N. Tangredi, our Chief Executive Officer. The base monthly rent expense is $3,800 per month.  The Company also pays the taxes, insurance and some repairs on the building. For each of the  six month periods   ended June 30 , 2008 and 2007, the Company has recorded $24,396 and $24,396 , in rent expense to this related party.

The above amounts are not necessarily indicative of the amounts that would have been incurred had comparable transactions been entered into with independent parties. We believe that the foregoing transactions  were on terms no less favorable than could have been obtained from independent third parties. There are no material relationships between us and our directors or executive officers except as previously discussed herein.

Since the beginning of our last fiscal year, we are not a participant in any transaction, or proposed transaction, not disclosed herein in which any related person had or will have a direct or indirect material interest and in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year end for the last two completed fiscal years.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks, uncertainties and other factors described under the captions “Risk Factors” and “Forward Looking Statements.” These factors could cause our actual results in 2008 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements.

OVERVIEW

We have developed and patented nano-structure polymer technology which is being commercialized in products based on the functionality of these materials. The applications of which has promise in a number of diverse market segments and applications.

Our growth product vehicle in the foreseeable future is the continued expansion of the commercialization of an industry award winning Heating, Ventilation and Air Conditioning (“HVAC”) product we call “ConsERV".  ConsERV™ has been validated by third parties to reduce, in most cases, initial HVAC capital equipment costs, lower on-going operating costs, reduce peak energy usage, and improve Indoor Air Quality (“IAQ”) to meet or exceed the current American Society of Heating, Refrigerating and Air-Conditioning Engineers ("ASHRAE") building guidelines outlined in their Standard 62.1 and 62.2.6

Our main external focus is to continue to expand the sales channels for ConsERV while  the main internal focus is to continue to improve ConsERV’s performance in its current application (HVAC air-side ventilation) while expanding its use into a complete heating/cooling system which is expected to use less energy than consumed in today’s  commercial HVAC equipment.

Other projected uses of our nano-structure polymer technology include- but are not limited to- sea water desalination, and storage of electrical energy in form factors with energy densities which are anticipated to exceed products currently available.

REVENUES

We generate our revenues primarily from the sale of our ConsERV products in the residential and commercial HVAC markets.  Our sales channels for our ConsERV products include OEMs, distributors, retailers, and consumers.  We also occasionally license our technology to strategic partners and sell various prototypes of other product applications that use our polymer technology.

Our revenue growth is dependent on continued sales growth coming from (i) more seasoned independent sales representatives, (ii) a greater number of independent sales representatives, and (iii)  from the Company’s own ‘customer direct’ sales activities all of which focuses on the sale of product primarily into the commercial user marketplace.  In addition, the Company and its independent sales representative sales force will work to secure orders for core sales (i)  from HVAC equipment manufacturers, (ii) from distribution firms servicing the equipment needs of the HVAC installer community, and (iii) by creating License/Supply relationships to HVAC or ERV OEMs preferably having a dominant presence in existing direct related sales channels.

COST OF SALES

Our cost of sales consists primarily of materials (including freight), direct labor, and outsourced manufacturing expenses incurred to produce our ConsERV products.

We are dependent on third parties to manufacture the key components needed for our nano-structured based materials and value added products made with these materials. Accordingly, a supplier’s failure to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements or our technical specifications, or the inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, would create delays in production of our products or increase our unit costs of production Certain of the components contain proprietary products of our suppliers, or the processes used by our suppliers to manufacture these components are proprietary.  If we are required to replace any of our suppliers, while we should be able to obtain comparable components from alternative suppliers at comparable costs, this would create a delay in production.

Our cost of sales may fluctuate due to a number of factors, including, but not limited to:

•	A change in key suppliers, or the prices that they charge for the fundamental components of our ConsERV products
•	An increase in the labor resources needed to expand the production of our ConsERV products
•	Commercialization of new product applications of our polymer technology
•	Continued technological improvements in key materials or configuration(s) to reduce our ‘per unit’ cost structure
•	Additional outsourcing of our manufacturing and assembly processes with strategic partners to reduce our ‘per unit’ cost structure

6 The ConsERV™ product has received the “2006 Innovation Award” presented by AHRI and ASHRAE.   ConsERV was presented a first place award in July 2007 by ASHRAE for “Nanotechnology in Public Building Application” for the ConsERV installation at the Tampa, FL. Museum of Science and Industry.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Our selling, general and administrative expenses consist primarily of payroll and related benefits, share-based compensation, professional fees, marketing and channel support costs, and other infrastructure costs such as insurance, information technology and occupancy expenses.

Our selling, general and administrative expenses may fluctuate due to a variety of factors, including, but not limited to:

•
Additional expenses as a result of becoming a public company for, among other things, director and officer insurance, director fees, SEC reporting and compliance, transfer agent fees, additional staffing, professional fees and similar expenses

•
Additional infrastructure needed to support the expanded commercialization of our ConsERV products and/or new product applications of our polymer technology for, among other things, administrative personnel, physical space, marketing and channel support and information technology

•	The fair value of new share-based awards, which is based on various assumptions including, among other things, the volatility of our stock price

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30 , 2008 COMPARED TO SIX MONTHS ENDED JUNE 30 , 2007

REVENUES: Total revenues for the six months ended June 30 , 2008 and 2007 were $513,871 and $496,056 respectively, an increase of $17,815 , or 3.6% . The increase in revenues is primarily attributable to interest earned during 2008 of $16,282 on proceeds from the private offering that closed from December 2007 to January 2008.  During the six months ended June 30, 2008 and 2007, three and two customers accounted for approximately 69.3% and 76.6% of revenues, respectively.

COST OF GOODS SOLD: Cost of goods sold increased $23,653 to $377,990 and represented 76.0% of revenues, excluding interest income , for the six months ended June 30 , 2008 compared to $354,337 or 71.4% of revenues for the six months ended June 30, 2007.  The increase in 2008 is primarily attributable to an increase in the cost of materials of approximately $31,000, or 6.0% of revenues, excluding interest income. The offsetting decrease of approximately $7,000 is due to a decrease in direct labor costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses of $1,758,403 for the six months ended June 30 , 2008 increased $817,319 from $941,084 in the same period of 2007.  This increase is due to a variety of factors, including : compensation expense of approximately $687,000 recognized during 2008 for a warrant granted to an executive as discussed in Note 7 to the accompanying financial statements, compensation expense of approximately $143,000 recognized in 2008 for various option and warrant awards granted subsequent to June 30, 2007, an increase in payroll expense of approximately $129,000 for new employees, and an increase in audit fees of approximately $67,000.  These increases are partially offset by decreases in consulting and professional fees of approximately $209,000 due to the completion in 2006 of one-time consulting contracts.

INTEREST EXPENSE: Interest expense was $1,690,655 for the six months ended June 30 , 2008 compared to $493,696 for the same period of 2007, an increase of $ 1,196,959 .   During the six months ended June 30, 2008, interest expense was comprised of amounts related to convertible notes issued from December 2007 to January 2008, including approximately $130,000 of interest payable to the note holders, loan cost amortization of approximately $53,000, and approximately $1,439,000 for the amortization of the note discount and embedded beneficial conversion feature, described in Note 4 to the accompanying condensed consolidated financial statements.  During the six months ended June 30, 2008, the Company also recognized approximately $65,000 of interest expense from the induced conversion of notes payable to the Robb Charitable Trust.  During the six months ended June 30, 2007, interest expense was comprised of amounts related to convertible notes issued from October 2005 to February 2007, including approximately $27,000 of interest payable to the note holders, loan cost amortization of approximately $24,000, and approximately $439,000 for the induced conversion of the notes into 3,258,323 shares of common stock.

NET LOSS: Net loss for the six months ended June 30 , 2008 increased by $2,020,116 to $3,313,177 from $1,293,061 for the six months ended June 30 , 2007. The increase in net loss is primarily due to the increases in selling, general and administrative expenses and interest expense discussed above.

YEAR ENDED DECEMBER 31, 2007 COMPARED TO YEAR ENDED DECEMBER 31, 2006

REVENUES: Total revenues for the year ended December 31, 2007 and 2006 were $870,160 and $913,334, respectively, a decrease of $43,174, or 4.7%. The decrease in revenues is primarily due to the completion of a non-recurring contract during 2006 that accounted for approximately $99,000 in revenue and a decrease in sales of our ConsERV products of approximately $65,000, partially offset by an increase of $125,000 for the sale of a water desalination prototype.  During the years ended June 30, 2008 and 2007, two customers accounted for approximately 53.8% and 52.4% of revenues, respectively.

COST OF GOODS SOLD: Cost of goods sold decreased $11,035 to $637,032 and represented 73.2% of revenues for the year ended December 31, 2007 compared to $648,067 or 71.0% for the year ended December 31, 2006. The increase in the percentage in 2007 is primarily the result of a 2.4% increase in direct payroll expenses as a percentage of revenues, which results from incurring comparable direct payroll expenses in both periods with lower sales in 2007.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses of $1,871,030 for the year ended December 31, 2007 decreased $213,513 from $2,084,543 in the same period of 2006.   The decrease is primarily due to a reduction in legal fees of approximately $233,000 related to the patent interference proceeding discussed in Note 11 to the accompanying financial statements and a decrease in stock-based compensation expense of approximately $61,000 related to the recognition in 2006 of immediately vested option awards, partially offset by an increase in other expenses of $73,500 for a contingent liability related to the Financing as discussed in Note 8 to the accompanying financial statements.

INTEREST EXPENSE: Interest expense was $596,083 for the year ended December 31, 2007, an increase of $476,193 compared to $119,890 for the year ended December 31, 2006.   Interest expense in both periods includes interest payable to convertible note holders and amortization of deferred loan costs.  The increase in 2007 is primarily due to an increase in the average interest rate and higher deferred loan cost amortization from the Financing closings, as well as a beneficial conversion feature of approximately $439,000 recorded in connection with the induced conversion of the 2006 convertible notes payable, as discussed in Note 5 to the consolidated financial statements.

NET LOSS: Net loss for the year ended December 31, 2007 increased by $294,819 to $2,233,985, from $1,939,166 for the year ended December 31, 2006 primarily due to the decrease in revenues, increase in interest expense, and decrease in selling, general and administrative expenses discussed above.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations since inception primarily through private sales of its common and preferred stock, the issuance of convertible promissory notes, license agreements, cash it received in connection with the exercise of warrants and the sale of certain fuel cell assets. The Company also received proceeds from various fuel cell contracts.

From 2000 through 2008, the Company has received funding of approximately $6,000,000 from private sales of its common and preferred stock to individuals and corporations, approximately $4,216,000 from the issuance of convertible notes and approximately $2,000,000 from licensing fees.

During 2005 and 2006, the Company received funding of approximately $1,265,600, from the issuance of 8% convertible promissory notes, secured by certain tangible assets. The Company settled these notes during 2007 by converting $840,547 of the notes and the related interest into 3,258,323 shares of common stock and repaying $425,000 of the notes in cash.

From November 2007 through January 2008, the Company consummated a private placement offering and received funding of $2,950,000 from the issuance of 9% convertible promissory notes, secured by patents, with maturity dates from December 2008 through January 2009.  Warrants with a fair value of $1,566,563 to purchase common stock at an exercise price of $0.25 per share accompanied the promissory notes.  These warrants vest immediately and expire December 2012 through January 2013.  At maturity, the lender has the option of receiving payment of any principal and accrued interest due under the notes in either cash or common stock of the Company.  If the lender opts for payment in the form of common stock, it will be issued at the rate of one share per $0.20 of outstanding principal and interest.  The Company may, at any time prior to maturity, pay all interest and principal due under the note in cash.  During the six months ended June 30, 2008, the Company used approximately $934,000 and $15,000 of cash, respectively, to fund operations and purchases equipment.  We expect the remaining proceeds from these convertible notes to fund our working capital requirements through December 31, 2008.

The Company has also issued stock options and warrants to certain employees and third party consultants for payment of services in lieu of cash.  During the years ended December 31, 2007 and 2006, the Company issued options and warrants of $358,863 and $558,521, respectively, to employees and consultants in lieu of cash for services rendered.  During the years ended December 31, 2007 and 2006, the Company issued common stock of $217,000 and $33,000, respectively, in lieu of cash for services received.   During the six months ended June 30, 2008, the Company granted an executive a fully vested warrant to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $.36 per share for services performed.   During the six months ended June 30 , 2008, the Company issued common stock and warrants of $35,000 to pay for certain offering costs.

Our historical revenues have not been sufficient to sustain our operations .  We have incurred net losses since inception and expect to incur substantial losses in the future.  Our profitability will require the successful commercialization of our ConsERV products and any future products we develop. No assurances can be given when this will occur.

We expect that cash and cash equivalents of approximately $992,000 at June 30, 2008 will be sufficient to fund our working capital requirements through December 31, 2008. We plan to raise additional capital of approximately $13.8 to $18.4 million, net of offering costs, during the next twelve months, the proceeds of which will be used to pay down existing debt, secure new patents for innovative applications of our core technology, purchase equipment, and fund our working capital requirements for the year ending December 31, 2009.

Since the closing of the Financing, we have been adding to our sales force in order to grow direct sales and increase the Company’s independent representative base, which we believe will foster sales to a wider geographic region of the United States. We have also outsourced, and will continue to seek further outsourcing opportunities for, the non-core portions of the production process currently performed internally in order to create a more cost-effective production structure.

Our ability to continue as a going concern is highly dependent on our ability to obtain additional sources of cash flow (including financing, licensing revenues, and sales of non-core uses of our technology) sufficient to fund our working capital requirements, which primarily include payroll, product development and product commercialization-related costs. Any failure by us to timely secure the cash flow adequate to fund our ongoing operations will have a materially adverse consequence on our business operations and our consolidated financial results.

As of and for the Six Months Ended June 30 , 2008

Cash and cash equivalents and cash held in escrow at June 30 , 2008 was $921,992 compared to $1,504,232 at December 31, 2007. Cash is primarily used to fund our working capital requirements and net operating losses. At December 31, 2007, cash held in escrow represented $1,000,000 of proceeds from the private offering, which was released from escrow when the transaction closed in January 2008.

During the six months ended June 30 , 2008, we received net proceeds of $466,000 after expenses of $34,000 in connection with the fourth and final closing of our private offering.

As of June 30 , 2008 we had a working capital deficit of $2,051,535 compared to a working capital deficit of $334,449 as of December 31, 2007. The decrease in working capital of 1,717,086 in 2008 is primarily due the use of approximately $934,000 of cash to fund our operations, an increase in current debt of approximately $1,239,000 (net of repayments of approximately $100,000) and an increase in accounts payable and accrued expenses of approximately $167,000, offset by proceeds received from the final closing of the Financing in January 2008 of approximately $466,000, an increase in accounts receivable of approximately $188,000 and an increase in inventory of approximately $45,000.

We used $933,593 of cash to fund our operating activities in the six months ended June 30 , 2008 compared to $441,810 of cash used to fund our operating activities in six months ended June 30 , 2007, an increase of $491,783. In 2008, we used cash to fund an increase in net operating losses of approximately $260,000 (excluding non-cash charges) and a change in the timing of customer payments of approximately $222,000.

During the six months ended June 30, 2008, financing activities provided $1,366,000 of cash from net proceeds received from our private placement offering of $1,466,000 , partially offset by payments on our outstanding notes payable of $100,000.

As of and for the Fiscal Year Ended December 31, 2007

Cash and cash equivalents and cash held in escrow as of December 31, 2007 was   $1,504,232 compared to $204,799 as of December 31, 2006. Cash is primarily used to fund our working capital requirements and net operating losses. At December 31, 2007, cash held in escrow represented $1,000,000 of proceeds from the private placement offering, which was released from escrow when the transaction closed in January 2008.

In December 2007, we consummated a private offering and received funds of $2,260,000 net of expenses of $190,000 from the issuance of convertible promissory notes. As of December 31, 2007, proceeds of $1,000,000 from the private offering were held in escrow until the final closing of the transaction which occurred in January 2008.

As of December 31, 2007, we had a working capital deficit of $334,449 compared to a working capital deficit of $2,264,546 as of December 31, 2006. The increase in working capital of $1,930,097 was primarily due to an increase in cash of approximately $2,610,000 from funds received in connection with our private offerings, increases in deferred loan costs and inventory of approximately $11,000 and $63,000, respectively, and a decrease in current debt of approximately $797,000.  These increases in working capital are partially offset by the repayment of $425,000 of our 2006 convertible notes, cash funding of our operations of approximately $916,000, a decrease in accounts receivable of approximately $93,000 and an increase in accounts payable and accrued expenses of approximately $150,484.

We used  $915,682 of cash to fund our operating activities for the year ended December 31, 2007 compared to $753,727 of cash used to fund our operating activities in the year ended December 31, 2006, an increase of $161,955.  In 2007 we used approximately $317,000 to fund a change in the timing of customer and vendor payments, which was partially offset by a decrease in net operating losses ( excluding non-cash charges) of approximately $155,000.

During the year ended December 31, 2007, financing activities provided $1,224,325 of cash from net proceeds received from our private placement offering of $1,260,000 and the issuance of 150,909 shares of common stock, partially offset by payments on our outstanding notes payable.

INFLATION

Our management believes that inflation has not had a material effect on our results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CONTRACTUAL OBLIGATIONS

As of June 30 , 2008, we have contractual obligations of   $3,033,773 as indicated below:

		Less than 1
Contractual Obligations	Total	Year	1-3 Years	3-5 Years

Long-term debt	$2,950,000	$2,950,000	$-	$-
Purchase Obligations	83,773	83,773	-	-
Total	$3,033,773	$3,033,773	$-	$-

CRITICAL ACCOUNTING POLICIES

The preparation of the accompanying financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the accompanying financial statements and the accompanying notes. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results could differ from these estimates.  The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements:

Revenue

Revenues from product sales are recorded when the products are shipped to the customer, net of allowances for warranties and returns, which are immaterial based on our historical experience.

Revenues from license sales are deferred and recognized over the life of the agreements on a straight-line basis.

Impairment of Long-Lived Assets

We review our long-lived assets, such as property and equipment and patents, for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  We compare the carrying value of long-lived assets to the expected undiscounted cash flows that the assets will generate over their remaining useful lives. In calculating the estimated undiscounted cash flows, we make assumptions that are subject to a high degree of judgment.

Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values. Pre-tax stock-based compensation expense recognized under SFAS No. 123(R) was $575,863 and $591,521 for the years ended December 31, 2007 and 2006, respectively.

We currently use the Black-Scholes option pricing model to determine the fair value of stock options and warrants. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our stock options and warrants. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee equity award exercise behaviors, risk-free interest rates, expected forfeiture rates and expected dividends.

We estimate the expected term of options and warrants granted based on the Company’s historical pattern of exercise behavior. We estimate the expected volatility based on comparison to a peer company’s historical activity. The dividend rate is based on the Company’s actual historical dividend experience and the risk free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option on the grant date.  We estimate forfeitures at the grant date based on historical experience. If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in the current period and could materially affect our results of operations.

Taxes

The Company adopted FASB Interpretation 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes, in January 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 did not have a material impact on the Company's financial position and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115".  Under SFAS No. 159, a company may elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The adoption of this statement on January 1, 2008, did not have a material effect on the Company’s consolidated financial statements as the Company did not elect the fair value option.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," a replacement of SFAS No. 141, "Business Combinations." The objective of this Statement is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement establishes principles and requirements for how the acquirer recognizes and measures the identifiable assets acquired and liabilities assumed, measures the goodwill acquired or gain from a bargain purchase, and determines what information to disclose. The Company has not yet determined what impact the adoption of this requirement, which becomes effective January 1, 2009, will have on its consolidated financial statements with respect to future acquisitions.

In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements – An amendment of ARB No. 51".  SFAS 160 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from the parent's equity. The non-controlling interest's portion of net income must also be separately presented in the statement of operations. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

There are other pronouncements existing that are not discussed above but we do not believe such pronouncements will have a material effect on Company’s financial position or results of operation.

MARKET FOR COMMON EQUITY

Our common stock has been traded on the Pink Sheets since November 15, 2005 under the trading symbol “DLYT.PK ”.  The following table sets forth the range of reported high and low bid prices of our common stock during the periods indicated. Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Trading in our common stock should not be deemed to constitute an “established trading market.”

	High	Low
For the year ending December 31, 2008:
First Quarter	.51	.15
Second Quarter	.51	.24
Third Quarter	.45	.16

For the year ending December 31, 2007:
First Quarter	1.45	.20
Second Quarter	.60	.12
Third Quarter	.51	.21
Fourth Quarter	.88	.15

For the year ended December 31, 2006:
First Quarter	1.75	.95
Second Quarter	1.75	.10
Third Quarter	.70	.50
Fourth Quarter	.70	.50

The above prices represent inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Transfer Agent

Our transfer agent is Island Stock Transfer located at 100 Second Avenue South, Suite 104N St. Petersburg, Florida 33701, telephone (727) 289-0010.

Holders

As of  October 3 , 2008 there were approximately 149 shareholders of record of our common stock.

Dividend Policy

We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future to the holders of our common stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans under which our securities are authorized for issuance as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:	6,376,889.244		1,056,993
Equity compensation plans not approved by security holders:	0	0	0

In June 2000, our Board of Directors adopted, and our shareholders approved, the 2000 Plan, which provides for the grant of stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and bonus stock and other awards to eligible persons, as defined in said plan, including, but not limited to, officers, directors and employees of the Company.  Certain awards under the 2000 Plan may be subject to performance conditions.

Number of Shares of Common Stock Available Under the 2000 Plan.  As of December 31, 2007, the Company's Board of Directors approved and made available 6,093,882 shares of common stock to be issued pursuant to said plan. Subsequently , the Company's Board of Directors approved and made available an additional 5,000,000 shares of Company's common stock for issuance under the 2000 Plan. The Plan permits grants of options of common shares authorized and approved by the Company’s Board of Directors and shareholders for issuance prior to enactment of the 2000 plan.

Administration of the 2000 Plan.  The 2000 Plan is administered by a committee of two or more directors designated by the Board to administer the Plan (the “Committee”) or, in the absence of such Committee, by the Board.  Currently, the 2000 Plan is administered by our Board.  The Board has the authority to select the participants to whom awards under the 2000 Plan will be granted, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards granted under the 2000 Plan and to prescribe the rules and regulations for the administration of the 2000 Plan.  No option or stock appreciation rights granted under the 2000 Plan shall be exercisable, however, more than ten years after the date of the grant.

Exercise Price.  The 2000 Plan requires the Committee to grant options with an exercise price per share not less than the fair market price of a share of Common Stock on the date of grant of the option.

Transferability.  Awards granted under the 2000 Plan are generally not transferable by the optionee otherwise than by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by the optionee.

Change in Control.  All awards granted under the 2000 Plan carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested upon a change of control of the Company, which includes the consummation of a merger or consolidation of the Company with or into any other entity, the sale of all or substantially all of our assets, the replacement of a majority of our Board of Directors, the acquisition by any person of securities representing 20% or more of the voting power of our then outstanding securities (other than securities issued by us) or any other event which the Board determines would materially alter our structure or ownership.

Options Granted to Non-Employee Directors.  Non-employee directors of the Company are usually granted options each year, which generally become exercisable upon the date of grant, and which generally expire on the earlier of ten years from the date of grant or up to three years after the date that the optionee ceases to serve as a director.

Stand-Alone Grants

Our board of directors may grant common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our 2000 Incentive Compensation Plan. The terms of these grants may be individually negotiated.

DESCRIPTION OF SECURITIES BEING REGISTERED

Authorized Capital

We are authorized to issue shares of stock to be designated respectively “common stock” and “preferred stock” and collectively referred to herein as “capital stock.”  The total number of shares of capital stock which we have the authority to issue are 110,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Securities Being Registered Hereunder

Common Stock

We have approximately 11,877,184 shares of common stock issued and outstanding as of October 3, 2008.  We also have 270,213 shares held in the Company’s treasury .  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.   The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore.  Cash dividends are at the sole discretion of our board of directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

9% Secured Convertible Note

Of the 33,145,398 shares of common stock being registered, 14,750,000 are issuable upon the conversion by Selling Shareholders of 9% secured convertible notes issued in the Financing transaction. The notes have a twelve month term and earn 9% interest during the term.   The notes are secured by certain of the Company’s patents with first priority.  There are no other liens against these assets. The notes may be converted at the option of the holder any time prior to the maturity date at a conversion price of $0.20 per share. The notes include standard default provisions and price protection with regards to issuance by the Company of common stock and common stock equivalents.  The Company is also not permitted to consolidate or merge with or into another entity so long as the notes are outstanding.  The notes do not contain any forced conversion or redemption features.

Warrants

Of the 33,145,398 shares of common stock being registered, 17,525,792 shares are issuable upon exercise by Selling Shareholders of certain warrants.

Cashless Warrants

The warrants issued in the Financing have a five-year term, cashless exercise provisions and anti-dilution protection. These warrants are immediately exercisable. During the term, each warrant may be exercised for only that number of shares of common stock that have been issued to the holder pursuant to conversion of the note issued in the Financing; provided, however, in the event the note is repaid in cash on or prior to the maturity date of such note, the holder may exercise the warrant in full. The anti-dilution protection in the warrants includes protection for stock dividends or splits, reclassification or capital reorganization as well as protection with regards to additional issuances of common stock or common stock equivalents.  The exercise price under the warrants is $0.25 per share of common stock. The warrants do not contain any forced exercise or redemption features.

Warrants issued to Legend Merchant Group, Inc. and Richardson & Patel LLP are substantially similar to the cashless warrants issued in the Financing, with the exception that the amount that may be exercised is tied to the percentage converted notes bears to the total of all notes issued.

Cash Exercise Only Warrants

The warrants issued in the Additional Financing have a five-year term and anti-dilution protection for stock dividends or splits, mergers, consolidation, reclassification, capital reorganization or a sale of substantially all of the Company’s assets. The exercise price is $0.55 per share of common stock and they do not provide for cashless exercise. These warrants are exercisable as follows:  (a) one third of the total number of warrant shares on or after the six month anniversary of the issuance date, (b) an additional one third of the total number of warrant shares on or after the one year anniversary of the issuance date, and (c) in full commencing on or after the 18 month anniversary of the issuance date.  If the per share market value of the Company’s common stock is $1.50 per share or greater for ten consecutive trading days (subject to adjustment to reflect stock splits, stock dividends, recapitalizations and the like), the Company may require the holder to exercise the warrant and purchase all warrant shares ten business days of Company issuing notice to the holder or the warrant will automatically terminate. The warrants do not contain any redemption features.

Warrants issued to the Robb Charitable Trust are identical to warrants issued in the Additional Financing. Warrants issued in the Daily Financing are substantially similar to those issued in the Additional Financing but permit immediate exercise and contain no provision permitting the Company to compel exercise based on Company’s stock price.

SELLING SHAREHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of common stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 33,145,398 shares of common stock offered by this prospectus, 869,606 shares of common stock are outstanding as of the date hereof.

The first column of the table below lists the name of each Selling Shareholder. The second column lists the number of common shares beneficially owned by each Selling Shareholder as of October 3, 2008. The third column lists the number of common shares that may be resold under this prospectus. The fourth and fifth columns list the number of common shares owned and the percentage of common shares owned after the resale of the common shares registered under this prospectus. Except as noted in the table below, none of the Selling Shareholders have had any material relationship with us within the past three years. The total number of common shares outstanding as of October 3 , 2008 was approximately 11,877,184.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common stock. Common stock subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after October 3 , 2008 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Shareholder has had any material relationship with us or our predecessors or affiliates during the last three years. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Of the Selling Shareholders, Legend Merchant Group Inc. and  Aegis Capital Corp. are broker-dealers and may be deemed underwriters of the shares they are offering. Pali Performance, LLC, Jason Adelman, Robert J. Eide, Thomas Masterson, Steve Maurer, Meaghan Manning, Mathew Balk, Hilary Bergman, Daniel Schneiderman, Robert Nathan, Matthew Waxelbaum and Craig Pierson are affiliates of a broker dealer and (1) purchased the shares in the ordinary course of business and, (2) at the time of the purchase of the securities to be resold, the had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Selling Shareholder Table
Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage Owned After Offering (2)
David Ehrenberg (3)	323,579	15,000	308,579	2.59%
Harris K. Weston (4)	149,511	9,100	140,411	1.18%
Howard Rubinstein (5)	41,753	2,500	39,253	*
Mark Smith (6)	145,823	8,750	137,073	1.15%
Randolph Blum (7)	446,743	28,743	418,000	3.51%
Sussman Sales Co, Inc. Profit Sharing Plan (8)	304,251	18,650	285,601	2.40%
Michael M. Gostomski (9)	1,056,544	768,750	287,794	2.42%
Alan & Janet Leisen (10)	53,073	2,500	50,573	*
Charles B. Buchanan Trustee U/A DTD 5.12.1999 (11)	335,227	62,500	272,727	2.28%
CounterPoint Ventures, L.L.C. (12)	1,424,126	249,750	1,174,376	9.68%
Vision Opportunity Master Fund (13)	38,005	38,005	0	*
Teresina De Caravahlo (14)	2,994	2,994	0	*
Peter Farrand (15)	201,353	9,440	191,913	1.61%
Robb Charitable Trust (16)	489,293	489,293	0	*
William B. Newman (17)	633,334	500,000	133,334	1.08%
Andrew J. Maffey (18)	500,000	500,000	0	*
Andrew Mitchell (19)	750,000	750,000	0	*
Bruce S. Mora (20)	500,000	500,000	0	*
Craig Laughlin (21)	500,000	500,000	0	*
E. Todd Tracey (22)	500,000	500,000	0	*
Gemini Master Fund Ltd. (23)	500,000	500,000	0	*
Larry Hopfenspirger (24)	1,500,000	1,500,000	0	*
Lawrence T. Jaffe (25)	500,000	500,000	0	*
Louis M. Jaffe 2004 Intangible Asset Mgmt. TR U/A DTD 5/24/04 (26)	1,273,334	1,000,000	273,334	2.12%
Market Byte L.L.C. Defined Benefit & Trust (27)	1,000,000	1,000,000	0	*

Michael Frederick Stone (28)	2,000,000	2,000,000	0	*
Michael J. McGrath (29)	1,000,000	1,000,000	0	*
MSSRPS, LLC (30)	1,500,000	1,500,000	0	*
Next Generation Investment LLC (31)	750,000	750,000	0	*
Platinum Montaur Life Sciences LLC (32)	6,333,333	6,000,000	333,333	1.86%
RBC Dain Custodian for Leonard Samuels IRA (33)	5,500,000	5,500,000	0	*
Robert Melnick (34)	639,333	500,000	139,333	1.13%
RP Capital LLC (35)	1,000,000	1,000,000	0	*
Sharon Youcha (36)	500,000	500,000	0	*
Sheldon T. Fleck (37)	500,000	500,00	0	*
Leah Kaplan-Samuels and Leonard Samuels JTWROS (38)	1,750,000	1,750,000	0	*
Aegis Capital Corp. (39) **	25,000	25,000	0	*
Legend Merchant Group, Inc. (40) **	288,083	288,083	0	*
Robert Nathan (41) **	219,000	119,000	100,000	*
Craig Pierson (42) **	297,862	295,862	2,000	*
Daniel Schneiderman (43) **	25,000	25,000	0	*
Hillary Bergman (44) **	15,000	15,000	0	*
Mathew Balk (45) **	263,333	190,000	73,333	*
Matthew Waxelbaum (46) **	2,250	2,250	0	*
Meaghan Manning (47) **	17,943	17,943	0	*

Pali Performance LLC (48) **	15,000	15,000	0	*
Steve Maurer (49) **	30,000	30,000	0	*
Thomas Masterson (50) **	295,862	295,862	0	*
Robert J. Eide (51) **	25,500	25,500	0	*
Jason Adelman (52) **	55,000	55,000	0	*
Richardson & Patel LLP (53)	784,616	784,616	0	*
Arthur M. and Elva R. Daily Trust GST Trust Dtd 09/13/1982 FBO Carrie N. Daily, Sun Trust Bank, Trustee (54)	68,939	8,333	60,606	*
Arthur M. and Elva R. Daily Trust GST Trust Dtd 09/13/1982 FBO Travis D. Bjork, Sun Trust Bank, Trustee (55)	68,939	8,333	60,606	*
Arthur M. and Elva R. Daily Trust GST Trust Dtd 09/13/1982 FBO Troy S. Daily, Sun Trust Bank, Trustee (56)	68,939	8,333	60,606	*
Arthur M. Daily Family Trust Dated May 8, 1995, FBO Cleora Daily, Sun Trust Bank, Trustee (57)	103,409	12,500	90,909	*
Carrie Daily (58)	103,409	12,500	90,909	*
Cleora Daily (59)	103,409	12,500	90,909	*
James Daily (60)	206,818	25,000	181,818	1.53%
James T. Daily Revocable Trust Dated 10/1/1975 (61)	310,227	12,500	297,727	2.50%
Troy Daily (62)	297,727	12,500	285,227	2.40%
TOTAL	36,932,284	33,145,398	5,580,284	12.4%
__________

*	Indicates less than one percent.

** Denotes broker-dealer or affiliate of a broker-dealer.

(1) Assumes that all shares offered hereby will be resold by the selling security holders after this offering.

(2) Percentage based on 11,877,184 shares of common stock outstanding as of October 1, 2008.

(3) Includes 15,000 common shares issuable upon exercise of certain warrants issued in connection with the conversion of the notes issued in the Additional Financing.   David Ehrenberg is the brother of the Company’s Chief Technology Officer, Scott Ehrenberg.

(4) Includes 9,100 common shares issuable upon exercise of certain warrants issued in connection with the conversion of the notes issued in the Additional Financing.

(5) Includes 2,500 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing.

(6) Includes 8,750 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing.  Mr. Smith is an independent sales representative for the ConsERVTM line.

(7) Includes 28,743 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing.

(8) Includes 18,650 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing. The natural person with voting power and investment power on behalf of Sussman Sales Co, Inc. Profit Sharing Plan is Joe Sussman.

(9) Includes 18,750 common shares issuable upon exercise of certain warrant issued in connection with the conversion of notes issued in the Additional Financing.  Also includes 375,000 shares of common stock issuable upon conversion of convertible notes and 350,000 shares of common stock issuable upon exercise of warrants issued in connection with the  Financing.

(10) Includes 2,500 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing.

(11) Includes 62,500 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing. The natural person with voting power and investment power on behalf of Charles B. Buchanan Trustee U/A DTD 5.12.1999 is  Charles Buchanan.

(12) Includes 249,750 common shares issuable upon exercise of certain warrants issued in connection with the conversion of notes issued in the Additional Financing. The natural person with voting power and investment power on behalf of CounterPoint Ventures, LLC is Walt Robb.

(13) Includes 38,005 shares of common stock issued upon conversion of interest under notes issued in the Additional Financing into shares of common stock.  Vision Opportunity Master Fund, initially elected not to convert its principal and interest into common stock and warrants and instead received cash.  At the time of payment of the cash, the parties agreed to convert the interest only into 38,005 shares of common stock. The principal was paid out in cash and therefore no warrant was issued since issuance of warrant was tied to conversion of the principal into common stock. The natural person with voting power and investment power on behalf of Vision Opportunity Master Fund is Adam Benowitz

(14) Includes 2,994 shares of common stock issued upon conversion of the interest under of notes issued in the Additional Financing into shares of common stock.

(15) Includes 9,440 shares of common stock issued upon conversion of the interest of notes issued in the Additional Financing into shares of common stock.

(16) Includes 50,000 shares of common stock issuable upon conversion of warrants issued in connection with Robb Charitable Trust Note.  Also includes 439,292 shares of common stock issued in connection with an amendment to the Robb Charitable Trust Note dated January 20, 2008 pursuant to which one half of the principal and interest was payable in cash and one half of the principal and interest was payable in common stock.  The natural person with voting power and investment power on behalf of Robb Charitable Trust is Lindsey Robb.

(17) Includes 250,000 shares of common stock issuable upon conversion of convertible notes and 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  Number of shares held after offering includes 133,334 option shares vested of   September 30 , 2008.  A total of 800,000 option shares were granted on March 31, 2008.  66,667 option shares vests every three months for lesser of term of employment or 800,000 option shares.  Mr. Newman has been the  Executive Vice President of the Company since March 31, 2008.

(18) Includes 250,000 shares of common stock issuable upon conversion of convertible notes and 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.

(19) Includes 375,000 shares of common stock issuable upon conversion of convertible notes and 375,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.

(20) Includes 250,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 250,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(21) Includes 250,000 shares of common stock issuable upon conversion of convertible notes and 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.

(22) Includes 250,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 250,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(23) Includes 250,000 shares of common stock issuable upon conversion of convertible notes and 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing. The natural person with voting power and investment power on behalf of Gemini Master Fund Ltd. is Steven Winters.

(24) Includes 750,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 750,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(25) Includes 250,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 250,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(26) Includes 500,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 500,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.  Number of shares held after offering includes 273,334 held by the trust.  The natural person with voting power and investment power on behalf of Louis M. Jaffe 2004 Intangible Asset Mgmt. TR U/A DTD 5/24/04 is Louis M. Jaffe.

(27) Includes 500,000 shares of common stock issuable upon conversion of convertible notes and 500,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing. The natural person with voting power and investment power on behalf of Market Byte L.L.C. Defined Benefit & Trust is Lawrence D. Isen.

(28) Includes 1,000,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 1,000,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(29) Includes 500,000 shares of common stock issuable upon conversion of convertible notes and 500,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.

(30) Includes 750,000 shares of common stock issuable upon conversion of convertible notes and 750,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing. The natural person with voting power and investment power on behalf of MSSRPS, LLC is Marisa Stadmauer.

(31) Includes 375,000 shares of common stock issuable upon conversion of convertible notes and 375,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing. The natural person with voting power and investment power on behalf of Next Generation Investment LLC is Andrew Vickery.

(32) Includes 3,000,000 shares of common stock issuable upon conversion of convertible notes and 3,000,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing. The natural person with voting power and investment power on behalf of Platinum Montaur Life Sciences LLC is Mark Nordlich.

(33) Includes 2,750,000 shares of common stock issuable upon conversion of convertible notes and 2,750,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing. The natural person with voting power and investment power on behalf of RBC Dain Custodian for Leonard Samuels IRA is Peter Hancuh.  Leonard Samuels also beneficially owns 1,750,000 shares of common stock underlying convertible notes and warrants issued in the Financing held in the name of Leah Kaplan-Samuels and Leonard Samuels JTWROS and which are also registered under this prospectus.

(34) Includes 250,000 shares of common stock issuable upon conversion of convertible notes and 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.

(35) Includes 500,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 500,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing. The natural person with voting and investment control over the shares is Erick Richardson.  Erick Richardson and Nimish Patel of Richardson & Patel LLP own RP Capital LLC. Erick Richardson is a partner at Richardson & Patel LLP, our legal counsel.  (See footnote 53 below).

(36) Includes 250,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 250,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(37) Includes 250,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 250,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing.

(38) Includes 875,000 shares of common stock issuable upon conversion of certain outstanding convertible notes and 875,000 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing. The natural persons with voting power and investment power on behalf of Leah Kaplan-Samuels and Leonard Samuels JTWROS are Leah Kaplan-Samuels and Leonard Samuels.  Leonard Samuels also holds 5,500,000 shares of common stock underlying the convertible notes and warrants in the Financing issued to shareholder RBC Dain – Custodian for Leonard Samuels IRA and which are also registered under this prospectus.

(39) Includes 25,000 shares of common stock issuable upon exercise of warrants issued in connection with the Dec 07-Jan 08 Financing.  The natural person with voting power and investment power on behalf of Aegis Capital Corp. is Robert J. Eide.  The warrant was issued pursuant to a transfer from the warrant issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement and not as compensation for underwriting activities.  Robert J. Eide holds a warrants for the 25,000 shares of common stock issued to him in connection with the Financing. Aegis Capital Corp. is a broker-dealer.

(40) Includes 288,083 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The natural person with voting power and investment power on behalf of Legend Merchant Group, Inc. is Thomas J. Gallagher.  The warrant was issued pursuant to the placement agent agreement and not as compensation for underwriting activities .  Legend Merchant Group, Inc. is a broker-dealer.

(41) Includes 119,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant for 1,400,000 under the terms of the placement agent agreement.  Robert Nathan is an affiliate of a broker-dealer.

(42) Includes 295,862 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Craig Pierson is an affiliate of a broker-dealer.

(43) Includes 25,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Daniel Schneiderman is an affiliate of a broker-dealer.

(44) Includes 15,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Hillary Bergman is an affiliate of a broker-dealer.

(45) Includes 190,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Mathew Balk is an affiliate of a broker-dealer.

(46) Includes 2,250 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Matthew Waxelbaum is an affiliate of a broker-dealer.

(47) Includes 17,943 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Meaghan Manning is an affiliate of a broker-dealer.

(48) Includes 15,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement. The natural person with voting power and investment power on behalf of Legend Merchant Group, Inc.  is Thomas J. Gallagher.  Legend Merchant Group, Inc. is a broker-dealer.

(49) Includes 30,000 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Steve Maurer is an affiliate of a broker-dealer.

(50) Includes 295,862 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Thomas Masterson is an affiliate of a broker-dealer.

(51) Includes 25,500 shares of common stock issuable upon exercise of warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Robert J. Eide is an affiliate of a broker-dealer. Robert J. Eide is also the natural person with voting power and investment power on behalf of Aegis Capital Corp. which was also issued  warrant pursuant to a transfer from the warrant issued to Legend Merchant for 1,400,000 under the terms of the placement agent agreement.

(52) Includes 55,000 shares of common stock issuable upon exercise of s warrants issued in connection with the Financing.  The warrants were issued pursuant to a transfer from the warrants issued to Legend Merchant Group, Inc. for 1,400,000 under the terms of the placement agent agreement.  Jason Adelman is an affiliate of a broker-dealer.

(53) Includes 392,308 shares of common stock and 392,308 shares of common stock issuable upon exercise of warrants issued in connection with performance of legal services.  The natural person with voting power and investment power on behalf of Richardson & Patel LLP is Erick Richardson. Erick Richardson and Nimish Patel of Richardson & Patel LLP own RP Capital LLC.  (See footnote 35 above).

(54) Includes 8,333 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing. The natural person with voting power and investment power on behalf of Arthur M. and Elva R. Daily Trust GST Trust Dtd 09/13/1982 FBO Carrie N. Daily, Sun Trust Bank, Trustee is Anne Hoofnaglel.

(55) Includes 8,333 shares of common stock issuable upon exercise of warrants issued in connection with the Dec 06-Mar 07 Daily Offering.  The natural person with voting power and investment power on behalf of Arthur M. and Elva R. Daily Trust GST Trust Dtd 09/13/1982 FBO Travis D. Bjork, Sun Trust Bank, Trustee is Anne Hoofnaglel.

(56) Includes 8,333 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.  The natural person with voting power and investment power on behalf of Arthur M. and Elva R. Daily Trust GST Trust Dtd 09/13/1982 FBO Troy S. Daily, Sun Trust Bank, Trustee is Anne Hoofnaglel.

(57) Includes 12,500 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.  The natural person with voting power and investment power on behalf of Arthur M. Daily Family Trust Dated May 8, 1995, FBO Cleora Daily, Sun Trust Bank, Trustee is Anne Hoofnaglel.

(58) Includes 12,500 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.

(59) Includes 12,500 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.

(60) Includes 25,000 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.

(61) Includes 12,500 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.

(62) Includes 12,500 shares of common stock issuable upon exercise of warrants issued in connection with the Daily Financing.

The following tables set forth the dollar amount of each payment we have made or may be required to make to any Selling Shareholder, affiliate of a Selling Shareholder, or any person with whom any Selling Shareholder has a contractual relationship regarding the Financing, Robb Charitable Trust Note and  the Additional Financing transactions (including interest payments, liquidated damages, payments made to finders or placement agents and any other payments or potential payments).

FINANCING TRANSACTION
Selling Shareholder	Payment Form	Payment Date	Amount	Payment Type

William B. Newman (2)(3)	Cash	11-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: William B. Newman (2)(3)			$8,500.00
Andrew J. Maffey (2)(3)	Cash	11-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Andrew J. Maffey (2)(3)			$8,500.00
Andrew Mitchell (2)(3)	Cash	11-Dec-08	6,750.00	Interest (1)
	Cash	-	6,000.00	Liquidated Damages (5)
Total: Andrew Mitchell (2)(3)			$12,750.00
Bruce S. Mora (2)(3)	Cash	20-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Bruce S. Mora (2)(3)			$8,500.00
Craig Laughlin (2)(3)	Cash	11-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Craig Laughlin (2)(3)			$8,500.00
E. Todd Tracey (2)(3)	Cash	11-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: E. Todd Tracey (2)(3)			$8,500.00
Gemini Master Fund Ltd. (2)(3)	Cash	21-Jan-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Gemini Master Fund Ltd. (2)(3)			$8,500.00
Larry Hopfenspirger (2)(3)	Cash	11-Dec-08	13,500.00	Interest (1)
	Cash	-	12,000.00	Liquidated Damages (5)
Total: Larry Hopfenspirger (2)(3)			$25,500.00
Lawrence T. Jaffe (2)(3)	Cash	20-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Lawrence T. Jaffe (2)(3)			$8,500.00
Louis M. Jaffe 2004 Intangible Asset	Cash	21-Jan-08	9,000.00	Interest (1)
Mgmt. TR U/A DTD 5/24/04 (2)(3)	Cash	-	8,000.00	Liquidated Damages (5)
Total: Louis M. Jaffe 2004 Intangible Asset			$17,000.00
Mgmt. TR U/A DTD 5/24/04 (2)(3)
Market Byte L.L.C.	Cash	11-Dec-08	9,000.00	Interest (1)
	Cash	-	8,000.00	Liquidated Damages (5)
Total: Market Byte L.L.C.			$17,000.00
Michael Frederick Stone (2)(3)	Cash	11-Dec-08	18,000.00	Interest (1)
	Cash	-	16,000.00	Liquidated Damages (5)
Total: Michael Frederick Stone (2)(3)			$34,000.00
Michael J. McGrath (2)(3)	Cash	11-Dec-08	9,000.00	Interest (1)
	Cash	-	8,000.00	Liquidated Damages (5)
Total: Michael J. McGrath (2)(3)			$17,000.00

Michael Gostomski (2)(3)	Cash	11-Dec-08	6,750.00	Interest (1)
	Cash	-	6,000.00	Liquidated Damages (5)
Total: Michael Gostomski (2)(3)			$12,750.00
MSSRPS, L.L.C. (2)(3)	Cash	21-Jan-08	13,500.00	Interest (1)
	Cash	-	12,000.00	Liquidated Damages (5)
Total: MSSRPS, L.L.C.			$25,500.00
Next Generation Investment L..L.C. (2)(3)	Cash	21-Jan-08	6,750.00	Interest (1)
	Cash	-	6,000.00	Liquidated Damages (5)
Total: Next Generation Investment L.L.C.			$12,750.00
Platinum Montaur Life Sciences LLC (2)(3)	Cash	31-Dec-08	54,000.00	Interest (1)
	Cash	-	48,000.00	Liquidated Damages (5)
Total: Platinum Montaur Life Sciences L.L.C. (2)(3)			$102,000.00
RBC Dain Custodian	Cash	20-Dec-08	27,000.00	Interest (1)
for Leonard Samuels IRA (2)(3)	Cash	-	24,000.00	Liquidated Damages (5)
	Cash	31-Dec-08	22,500.00	Interest (1)
	Cash	-	20,000.00	Liquidated Damages (5)
Total: RBC Dain Custodian
for Leonard Samuels IRA (2)(3)			$93,500.00

Robert Melnick (2)(3)	Cash	31-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Robert Melnich (2)(3)			$8,500.00
RP Capital L.L.C. (2)(3)	Cash	21-Jan-08	9,000.00	Interest (1)
	Cash	-	8,000.00	Liquidated Damages (5)
Total: RP Capital L.L.C. (2)(3)			$17,000.00
Sharon Youcha (2)(3)	Cash	31-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Sharon Youcha (2)(3)			$8,500.00
Sheldon T. Fleck (2)(3)	Cash	11-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
Total: Sheldon T. Fleck (2)(3)			$8,500.00
Leah Kaplan-Samuels and	Cash	11-Dec-08	4,500.00	Interest (1)
Leonard Samuels JTWROS (2)(3)	Cash	-	4,000.00	Liquidated Damages (5)
	Cash	20-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
	Cash	31-Dec-08	4,500.00	Interest (1)
	Cash	-	4,000.00	Liquidated Damages (5)
	Cash	21-Jan-08	2,250.00	Interest (1)
	Cash	-	2,000.00	Liquidated Damages (5)
Total: Leah Kaplan-Samuels and	-	-		-
Leonard Samuels JTWROS (2)(3)	-	-	$29,750.00

Aegis Capital Corp. (3)(4)	Warrant	30-Jan-08	5,579.00	Placement fee (6)
	Cash	12-Dec-07	26,000.00	Placement fee (6)
	Cash	21-Jan-08	8,000.00	Placement fee (6)
Total: Aegis Capital Corp. (3)(4)			$34,000.00
Legend Merchant Group, Inc. (3)(4)	Warrant	30-Jan-08	63,024.00	Placement fee (6)
	Cash	12-Dec-07	48,000.00	Placement fee (6)
	Cash	21-Dec-07	36,000.00	Placement fee (6)
	Cash	31-Dec-07	80,000.00	Placement fee (6)
	Cash	21-Jan-07	26,000.00	Placement fee (6)
Total: Legend Merchant Group, Inc. (3)(4)			$190,000.00
Robert Nathan (3)(4)	Warrant	30-Jan-08	26,034.00	Placement fee (6)
Craig Pierson (3)(4)	Warrant	30-Jan-08	64,726.00	Placement fee (6)
Daniel Schneiderman (3)(4)	Warrant	30-Jan-08	5,469.00	Placement fee (6)
Hillary Bergman (3)(4)	Warrant	30-Jan-08	3,282.00	Placement fee (6)
Mathew Balk (3)(4)	Warrant	30-Jan-08	41,566.00	Placement fee (6)
Matthew Waxelbaum (3)(4)	Warrant	30-Jan-08	492	Placement fee (6)
Meaghan Manning (3)(4)	Warrant	30-Jan-08	3,925.00	Placement fee (6)
Pali Performance LLC (3)(4)	Warrant	30-Jan-08	3,282.00	Placement fee (6)
Steve Maurer (3)(4)	Warrant	30-Jan-08	6,563.00	Placement fee (6)
Thomas Masterson (3)(4)	Warrant	30-Jan-08	64,726.00	Placement fee (6)
Robert Eide (3)(4)	Warrant	30-Jan-08	5,469.00	Placement fee (6)
Jason Adelman (3)(4)	Warrant	30-Jan-08	12,032.00	Placement fee (6)
Richardson & Patel LLP (3) (4)	Stock	19-Feb-08	35,000.00	Legal Fees (7)
	Stock	7-Aug-08	78,215.00	Legal Fees (7)
	Warrant	19-Feb-08	23,495.00	Legal Fees (7)
	Warrant	7-Aug-08	53,499.00	Legal Fees (7)

Total: Financing			$1,137,975

ROBB CHARITABLE TRUST 5/07 PROMISSORY NOTE
Selling Shareholder	Payment Form	Payment Date	Amount	Payment Type

Robb Charitable Trust (8)	Cash	8-Feb-08	10,100.00	Interest
Robb Charitable Trust (8)	Stock	8-Feb-08	8,540.00	Interest
Robb Charitable Trust (8)	Warrant	28-Jun-07	535	Warrant
	Warrant	28-Jul-07	528	Warrant
	Warrant	28-Aug-07	490	Warrant
	Warrant	28-Sep-07	936	Warrant
	Warrant	28-Oct-07	939	Warrant
	Warrant	28-Nov-07	3,257.00	Warrant
	Warrant	28-Dec-07	841	Warrant
	Warrant	30-Jan-08	467	Warrant
	Warrant	19-Feb-08	635	Warrant
Total: Robb Charitable Trust			$18,728.00

ADDITIONAL FINANCING TRANSACTION
Selling Shareholder	Payment Form	Payment Date	Amount	Payment Type

David Ehrenberg (9)	Stock	29-Mar-07	9.044.00	Interest
	Warrant	29-Mar-07	6,159.00	Warrant

Harris K. Weston (9)	Stock	29-Mar-07	3.899.00	Interest
	Warrant	29-Mar-07	3,736.00	Warrant

Michael M. Gostomski (9)	Stock	4-Apr-07	7,300.00	Interest
	Warrant	4-Apr-07	7,704.00	Warrant

Howard Rubinstein (9)	Stock	11-Apr-07	1,391.00	Interest
	Warrant	11-Apr-07	1,028.00	Warrant

Teresina De Caravahlo (9)	Stock	20-Apr-07	289	Interest
	Warrant	20-Apr-07	1,283.00	Warrant

Peter Farrand (9)	Stock	20-Apr-07	3,901.00	Interest
	Warrant	20-Apr-07	4,027.00	Warrant

Randolph Blum (9)	Cash	14-Jun-07	9,227.54	Interest
	Warrant	14-Jun-07	4,240.00	Warrant

Mark Smith (9)	Stock	15-Jun-97	4,748.00	Interest
	Warrant	15-Jun-07	1,000.00	Warrant

Sussman Sales Co, Inc.	Stock	20-Jun-07	6,942.00	Interest
Profit Sharing Plan (9)	Warrant	20-Jun-07	2,683.00	Warrant

Alan & Janet Leisen (9)	Stock	30-Apr-07	1,400.00	Interest
	Warrant	30-Apr-07	925	Warrant

Charles B. Buchanan Trustee	Cash	30-Nov-06	2,232.62	Interest
U/A DTD 5.12.1999 (9)	Cash	3-May-07	3,584.05	Interest
	Warrant	9-May-07	6,940.00	Warrant
	Warrant	19-Feb-08	7,169.00	Warrant

CounterPoint Ventures, L.L.C. (9)	Stock	11-May-07	40,440.00	Interest
	Warrant	11-May-07	27,758.00	Warrant
	Warrant	19-Feb-08	35,941.00	Warrant

Vision Opportunity	Stock	14-Dec-07	9,500.00	Interest
Master Fund (9)

Total Additional Financing			$214,491.21

(1) Simple interest accrues on the unpaid principal amount of this convertible note at a rate equal to nine percent (9%) per annum  commencing on the first day following receipt by Company of the principal amount and shall be payable at the maturity date in cash. The Company may at any time prior to the maturity date repay in full the outstanding principal amount of the convertible note plus any accrued and unpaid interest in cash to the note holder. The entire principal amount of this convertible note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on the maturity date, which is the 12 month anniversary of the issuance date.  On the maturity date, the note holder may elect to be paid in cash or in shares of the Company’s common stock. Upon any conversion of this convertible note, the number of shares of Company’s common stock  that shall be issuable to the note holder shall be derived by dividing (x) the principal amount plus any accrued and unpaid interest due and owing on this convertible note as of the date of conversion, by (y) $.20. For the purpose of this schedule, interest payable under the convertible notes relating to the Financing has been calculated to the maturity date of each convertible note assuming  that such interest will be paid in cash. .

(2)  Upon delivery of a request for conversion by a  note holder, the Company is obligated  to deliver to the note holder shares via DWAC or a certificate within 5 business days.  Otherwise, the Company is obligated to pay in cash, an amount per business day for each business day until such shares are delivered, together with interest on such amount at a rate of 5% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to 1% of the aggregate principal amount of the notes requested to be converted for each business day thereafter (which amount shall be paid as liquidated damages and not as a penalty).  As of the date of this filing, no liquidated damages have been paid by Company as a result of this provision.

(3)  If the Company fails to cause its transfer agent to transmit to the note holder a certificate or certificates representing the shares of common stock issuable upon conversion of this note on or before the date that is 5 business days following the delivery date, and if after such date the note holder is required by its broker to purchase (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the note holder of the shares of common stock issuable upon conversion of the note which the note holder anticipated receiving upon such exercise, then the Company shall (1) pay in cash to the note holder the amount by which (x) the note holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of common stock issuable upon conversion of the note that the Company was required to deliver to the note holder  in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the note holder, either reinstate the portion of the Note and equivalent number of shares of common stock for which such conversion was not honored or deliver to the note holder the number of shares of common stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. A provision, substantially the same as the foregoing, is found in the warrant  As of the date of this filing, no payments have been made pursuant to this provision of the convertible note or under the comparable provision of the warrant.

(4)  In the event that the Company completes a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action and the surviving entity is not a public company that is registered pursuant to the Exchange Act, or its Common Stock is not listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board, then the note holder shall have the right, at the note holder’s expense, to have the Company pay to the note holder an amount in cash equal to the value of the warrant calculated in accordance with the Black-Scholes formula. To date no circumstances have required Company to make any payments under this section.

(5) Under the Registration Rights Agreement between the Company and the investors in the Financing, if (A) the registration statement is not filed on or prior to the 45th day following the completion of the first conversion of the notes, or (B) the registration statement is not declared effective by the Commission on or prior to the date that is 180 days following the filing date, or (C) the registration statement is filed with and declared effective by the Securities Exchange Commission but thereafter ceases to be effective as to all registrable securities at any time prior to the expiration of the date that is the earlier of (x) the date when all registrable securities have been sold or (y) the date on which the registrable securities may be sold without any restriction pursuant to Rule 144(k)  or (D) following the date that the shares of common stock initially commence trading or quotation, trading in the Common Stock shall be suspended or if the common stock is no longer quoted on or delisted from the principal exchange on which the common stock is then traded for any reason for more than 10 business days in the aggregate, the Company shall be required to pay an amount as liquidated damages to each note holder, payable in cash, equal to 1.5% of the amount of the note holder’s initial investment in the notes for each calendar month or portion thereof thereafter from the date of the triggering event until the applicable event is cured; provided, however, that in no event shall the amount of liquidated damages payable at any time and from time to time to any note holder exceed an aggregate of eight percent (8%) of the amount of the note holder’s initial investment in the notes.  The Company is not liable for liquidated damages under the Registration Rights Agreement as to any registrable securities which are not permitted by the Securities Exchange Commission to be included in a registration statement because of its application of Rule 415 until such time as other provisions of the Registration Rights Agreement are triggered.  In the case of limitation due to Rule 415, liquidated damages shall be calculated to only apply to the percentage of registrable securities which are permitted by the Securities Exchange Commission to be included in the registration statement. In no event shall any liquidated damages be payable with respect to the warrants or the shares of common stock issuable upon exercise thereof. No liquidated damages have been paid under this provision as of the date of this filing. However, for the purposes of this schedule the maximum amount payable thereunder has been disclosed.

(6) Under the terms of the Placement Agent Agreement, the Company shall pay to Legend Merchant Group (“Legend”) a total cash fee equal to 8% of the Financing. In addition, upon closing of the Financing, the Company agreed to  issue to Legend five-year warrants for the purchase of that number of common shares equal in number to 10% of the common shares underlying the warrants issued to investors in the Financing.  During the term, the holder may exercise this warrant for only that number of shares of common stock equal to the product of the number of shares available hereunder times a ratio the numerator of which is the total aggregate number of shares of common stock issued to the convertible note holders pursuant to any conversion of the convertible notes as of the date of the proposed exercise and the denominator of which is the total aggregate number of shares of common stock that are subject to issuance to the convertible note holders pursuant to the convertible note issuance; provided, however, in the event the convertible notes are repaid in full in cash on or prior to the maturity date of such convertible note, the holder may exercise the warrant for all of the shares of common stock issuable hereunder. As indicated in the above schedule, a portion of the $224,000 in fees paid and the 1,400,000 in warrants issued under the Placement Agent Agreement dated October 5, 2007 were transferred by Legend Merchant Group. The exercise price per share, subject to adjustment as provided in the warrant, is $.25 per share. The number of shares underlying each Selling Shareholder’s warrant is as follows: Aegis Capital Corp-. 25,500, Legend  Merchant Group- 288,083, Robert J. Eide – 25,500, Robert Nathan – 119,000. Craig Pierson- 295,862, Daniel Schneiderman - 25,000, Hillary Bergman- 15,000, Mathew Balk-190,000, Matthew Waxelbaum- 2,250, Meaghan Manning- 17,943, Steve Maurer-30,000, Thomas Masterson -295,862, Jason Adelman – 55,000 and Thomas Gallagher -15,000.

(7) Selling Shareholder was issued 140,000 shares on 2/19/08 and 252,308 shares on 8/7/08. In addition, said shareholder was issued warrants to purchase 140,000 shares of Company’s common stock on 2/19/08, 60,000 shares of Company’s common stock on 8/7/08 and an additional 192,308 shares of Company’s common stock pursuant to a second warrant also granted on 8/7/08. The terms and conditions of said warrants are the same as those found in the warrant granted to the placement agents except the warrant for 192,308 shares bears an exercise price of $.26 per share. The forgoing shares and warrants were issued in connection with performance of legal services.

(8) The Robb Charitable Trust received 39,292 shares of  Company’s common stock and a cash payment of  $10,100 as payment in full payment of all interest due under the May 2007 promissory note as amended on January 20, 2008. The payment was calculated and paid at the rate of 12% per annum with said interest rate increasing by 1% per annum 60 days after the issuance date and for each 30 day period thereafter in which principal remains outstanding, provided in no event shall the interest rate under this note exceed 18% per annum. On February 10, 2008, Company paid, in cash one half of the total outstanding principal and accrued but unpaid interest due under the promissory note. The remaining one half of the total outstanding principal and accrued but unpaid interest due under the promissory note shall were payable by Dais issuing one share of common stock for every  $0.25 of said remaining outstanding principal and interest.”  Further, the Company issued warrants exercisable for 50,000 shares of Company’s common stock to the Robb Charitable Trust, calculated pursuant to the promissory note, equal to 5000 for each month during which the principal is outstanding . The term of the warrant is five (5) years from date of issuance and the exercise price per share is fifty-five cents ($.55). One third of the warrant shares shall be exercisable six months after the date the warrant is issued, two thirds are exercisable one year after the date the warrant is issued and all warrant shares are exercisable 18 months after the date the warrant was issued.

(9) The Company issued note holders opting to convert the principal amount of the promissory note, as part of the conversion, a warrant to purchase shares of Company’s common stock equal in number to 25% of the principal amount of the note (“Warrant Shares”). The warrant has a term of five years commencing on date of issue and an exercise price of fifty-five cents ($.55) per share. The number of shares underlying the above listed selling shareholder’s warrants are as follows: Ehrenberg – 15,000, Weston- 9100, Gostomski- 18,750, Rubenstein -2,500, De Caravahlo -2,994, Farrand -9,400, Smith-8,750, Sussman Sales Co, Inc. Profit Sharing Plan -18,650, Leisen -2500, Blum- 28,743, Charles C. Buchannan Trust -18,750, Counterpoint Ventures -75,000.  Note holders electing to convert the interest payable under said note received four shares of common stock for each dollar of interest. Selling shareholder’s opting to convert such interest and the number of shares of common stock received by each under the conversion follows: Ehrenberg- 18,667, Weston- 8,047, Gostomski- 15,067, Rubenstein -2,871, De Caravahlo -596, Farrand -8,051, Smith-9,800, Sussman Sales Co, Inc. Profit Sharing Plan -14,328, Leisen -2,889, Counterpoint Ventures – 83,467, Vision Opportunity Master Fund – 38,005. The agreements relating to conversion of the note held by Counterpoint Ventures and the note held by Charles C. Buchanan Trust provided for an additional warrant to be issued to the note holder should the earlier of the next private equity investment in Company totaling $1,000,000 or more or the next convertible debt instrument executed by Company totaling $1,000,000 or more cause Company to sell or issue shares of its common stock at less than $0.55 per share. In such case, the Company was to issue said additional warrant pursuant to which the holder may purchase shares of Company’s common stock equal in number to the shares subject to the initial warrant issued to the note holder under the conversion of the principal amount of its note times the Warrant Multiplier. The Warrant Multiplier was defined as the number secured by subtracting the sales price of one share of common stock, in the event of said private equity investment or, in the case of said convertible debt instrument, the conversion price per share employed to convert the debt, from Fifty Five Cents ($0.55), multiplying the resulting sum by one hundred (100), and then dividing that sum by the number fifteen (15). Under the above provision Counterpoint Ventures received a warrant to purchase 174,500 shares of Company common stock and the Charles C. Buchannan Trust received a warrant to purchase 43,750 shares of Company’s common stock.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the Selling Shareholders identified in the section above entitled “Selling Shareholders.” We will receive none of the proceeds from the sale of these shares by the Selling Shareholders. The common stock may be sold from time to time to purchasers:

·
on the Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded at a fixed price of $0.20 until our securities are quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

·	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the common stock.
The $0.20 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value .

The Selling Shareholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	private transactions;
·	settlement of short sales;
·	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at the fixed price per share;
·	a combination of any such methods of sale;
·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
·	any other method permitted pursuant to applicable law.

Neither the Selling Shareholders nor the Company can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the Selling Shareholders or the purchasers of the common stock. We know of no existing arrangements between the Selling Shareholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.   Any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, that would exceed eight percent (8%).

The Selling Shareholders may also enter into hedging transactions and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our Selling Shareholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act in connection with the sales and distributions contemplated under this prospectus and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our Selling Shareholders may receive might be deemed to be underwriting compensation under the Securities Act. Because Selling Shareholders are deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities, including Rule 172 thereunder . Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.   In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the Selling Shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements of Dais Analytic included in this prospectus have been audited by Pender Newkirk & Company LLP, Certified Public Accountants (“Pender”), to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.  The validity of the issuance of the common shares to be sold by the Selling Shareholders under this prospectus will be passed upon for our Company by Richardson & Patel, LLP (“R&P”).  Neither Pender nor R&P have been employed by us on a contingent basis with respect to the sale or registration under this prospectus of the securities to be sold by the Selling Shareholders.  Pender does not own a substantial interest in us.  R&P and its partners beneficially own 1,784,616 shares of our common stock, all of which are being registered hereunder.

INDEMNIFICATION, LIMITATION OF LIABILITY, AND
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that all our directors shall be entitled to be indemnified for any breach of duty, provided that no indemnification maybe made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Our Certificate of Incorporation further provides for indemnification of any person for actions as a director, officer, employee or agent of the Company to the fullest extent permitted by law with regards to fines, judgments fees and amounts paid in a settlement in an action or proceeding if the person acted in good faith and in a manner the person reasonably believed in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our Certificate of Incorporation, as amended, provides that our directors are not to be liable for any breach of their directors’ duties, except for acts or omissions involving bad faith, intentional misconduct, knowing violation of the law or personal financial gain or advantage.  Our Certificate of Incorporation also provides a right of indemnification in specified circumstances to our directors, officers, employees or agents to the fullest extent permitted by law.  These provisions cannot be amended without the affirmative vote of the holders of at least a majority in interest of the outstanding shares entitled to vote.

Under the Company’s Director and Officer Insurance Policy, the Company’s directors and officers are provided liability coverage of $3 million (subject to retention) while the Company itself is covered for securities claims only. The policy has a one year term with annual renewal possible. The policy can be terminated by the insured if there is a merger or acquisition which includes a change in ownership of 50% of the voting shares. At such time, the insurer may elect to cancel the policy and the total premium would be due. The Company may elect to then obtain “run off” insurance at a cost of 150% of the initial policy premium. The policy is a claim made policy. It only covers those claims made during the policy term. If an act giving rise to a claim occurs during the term, but the claim is not made until after the policy terminates, there is no coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of the issue by the court.

WHERE YOU CAN FIND FURTHER INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. Although this prospectus, which forms a part of the Registration Statement, contains all of the material information set forth in the Registration Statement, parts of the Registration Statement are omitted in accordance with the rules and regulations of the Commission.

The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, NE., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

The Registration Statement, including all exhibits and schedules and amendments, has been filed with the Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We do not currently file periodic reports with the Commission; however, following the effective date of the Registration Statement relating to this prospectus, we intend to become a reporting company and will be required to file annual, quarterly and current reports, and other information with the Commission. Copies of all of our filings with the Commission may be viewed on the Commission's internet web site at http://www.sec.gov. We also maintain a website at http://www.daisanalytic.com. We may include our public filings on our website, and will include such information to the extent required by applicable law and the rules and regulations of any exchange on which our shares are listed.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2008 through the date of this prospectus.

Financial Statements

Dais Analytic Corporation

As of June 30, 2008 and for the
Three and Six Months Ended June 30, 2008 and 2007
(Restated)
(Unaudited)

Dais Analytic Corporation
Balance Sheet
June 30, 2008
(Restated) – Note 9
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$921,992
Accounts receivable	194,624
Inventory	118,562
Loan costs, net of accumulated amortization	50,678
Prepaid expenses and other current assets	29,749
Total current assets	1,315,605

Property and equipment, net of accumulated depreciation of $302,598	27,414

Other assets:
Deposits	2,280
Patents, net of accumulated amortization of $91,758	47,165
Total other assets	49,445

$1,392,464

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable, including related party payables of $90,736	$414,329
Accrued compensation and related benefits, related party	1,117,389
Current portion of deferred revenue	84,145
Current portion of notes payable, net of unamortized discount of
$1,439,679, included related party payable of $624	1,510,945
Accrued expenses, other	240,332
Total current liabilities	3,367,140

Long-term liabilities:
Deferred revenue, net of current portion	335,842
Total long-term liabilities	335,842

Stockholders’ deficit:
Series A preferred stock; $.01 par value; 10,000,000 shares authorized;
0 shares issued and outstanding
Common stock; $.01 par value; 100,000,000 shares authorized; 11,862,090
shares issued; and 11,624,877 shares outstanding	118,621
Capital in excess of par value	25,046,348
Prepaid services paid for with common stock	(48,875)
Deferred non cash offering costs	(50,000)
Accumulated deficit	(26,110,500)
(1,044,406)
Treasury stock at cost, 237,213 shares	(1,266,112)
Total stockholders’ deficit	(2,310,518)

$1,392,464

The accompanying notes are an integral part of the financial statements

Dais Analytic Corporation
Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Restated) –		(Restated) –
	Note 9		Note 9
Revenue:
Sales	$263,043	$290,813	$455,517	$453,984
License fees	21,035	21,035	42,072	42,072
Interest income	5,526		16,282
	289,604	311,848	513,871	496,056
Expenses:
Cost of goods sold	218,057	221,689	377,990	354,337
Selling, general and administrative	502,304	228,841	1,758,403	941,084
Interest expense	831,435	462,777	1,690,655	493,696
	1,551,796	913,307	3,827,048	1,789,117

Loss before provision for income taxes	(1,262,192)	(601,459)	(3,313,177)	(1,293,061)

Provision for income taxes

Net loss	$(1,262,192)	$(601,459)	$(3,313,177)	$(1,293,061)

Net loss per common share, basic and fully diluted	$(0.13)	$(0.13)	$(0.36)	$(0.37)

Weighted average number of common shares	9,470,517	4,507,171	9,208,487	3,504,283

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Statements of Changes in Stockholders’ Deficit
For the Six Months Ended June 30, 2008
(Restated) – Note 9
	Common Stock				Deferred Non-	Prepaid Services Paid for
	Shares	Amount	Capital in Excess of Par Value	Accumulated Deficit	Cash Offering Costs	with Common Stock	Treasury Stock	Stockholders’ Deficit

Balance, December 31, 2007	8,742,797	$87,428	$23,389,320	$(22,797,323)	$(55,000)		$(1,266,112)	$(641,687)

Issuance of common stock for conversion of notes payable and related accrued interest (unaudited)	439,293	4,393	104,147					108,540
Value of beneficial conversion feature for the conversion of notes payable and related accrued interest and for issuance of convertible debt (unaudited)			266,814					266,814
Offering costs (unaudited)			(17,340)					(17,340)
Offering costs (unaudited)					(15,000)			(15,000)
Write off of offering costs (unaudited)					55,000			55,000
Issuance of common stock for services (unaudited)	100,000	1,000	50,000			$(51,000)
Amortization of prepaid services paid for with common stock (unaudited)						2,125		2,125
Issuance of warrants with convertible debt (unaudited)			298,005					298,005
Issuance of warrants and options (unaudited)			946,202					946,202
Issuance of common stock and warrants for offering costs (unaudited)	140,000	1,400	33,600		(35,000)
Conversion of right to common stock (unaudited)	2,440,000	24,400	(24,400)
Net loss for six months ended June 30, 2008 (unaudited)				(3,313,177)				(3,313,177)

Balance, June 30, 2008 (unaudited)	11,862,090	$118,621	$25,046,348	$(26,110,500)	$(50,000)	$(48,875)	$(1,266,112)	$(2,310,518)

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2008	2,007
	(Restated) –
	Note 9
Operating activities
Net loss	$(3,313,177)	$(1,293,061)
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation and amortization	8,464	6,239
Amortization of deferred loan costs	52,742	23,540
Amortization of discount on convertible notes	772,165
Amortization of the beneficial conversion feature
on convertible notes	667,287
Write off of deferred noncash offering costs	55,000
Issuance of common stock for services and
amortization of common stock issued for services	2,125	217,000
Issuance of common stock warrants for
conversion of notes payable	43,111
Issuance of stock options and warrants to
employees and consultants	946,202	124,029
Value of beneficial conversion feature for
conversion of notes payable and related accrued interest	21,708	438,560
(Increase) decrease in:
Accounts receivable	(187,874)	34,430
Inventory	(44,933)	(30,000)
Prepaid expenses and other current assets	(5,832)	(36,930)
Increase (decrease) in:
Accounts payable and accrued expenses	69,615	51,455
Accrued compensation and related benefits	21,876	65,000
Deferred revenue	(42,072)	(42,072)
Net cash used by operating activities	(933,593)	(441,810)

Investing activities
Purchase of property and equipment	(14,647)	(799)

Financing activities
Proceeds from issuance of notes payable	500,000	350,000
Proceeds received from escrow	1,000,000
Payments on notes payable	(100,000)	(125,000)
Payments for loan costs	(34,000)
Proceeds from advance from related party		51,000
Repayments of advance from related party		(51,000)
Issuance of common stock for cash		51,000
Net cash provided by financing activities	1,366,000	276,000

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(Restated) –
	Note 9

Net increase (decrease) in cash and cash equivalents	417,760	(166,609)

Cash and cash equivalents, beginning of period	504,232	204,799

Cash and cash equivalents, end of period	$921,992	$38,190

Supplemental disclosures of cash flow information and noncash investing and financing activities:
Cash paid during the year for interest	$10,100	$15,028

During the six months ended June 30, 2008, the Company issued 439,293 shares of common stock in conversion of $100,000 of notes payable and $8,540 of accrued interest.

During the six months ended June 30, 2008 the Company issued 240,000 shares of common stock valued at $86,000 as payment for services.

During the six months ended June 30, 2008, the Company issued convertible notes payable with a beneficial conversion feature of $245,106 and a discount equivalent to the relative fair value of the accompanying warrants of $254,894.

During the six months ended June 30, 2007, the Company issued 3,220,318 shares of common stock in conversion of $840,547 of notes payable and $40,984 of accrued interest.

During the six months ended June 30, 2007, the Company issued 230,000 shares of common stock for services valued at $217,000.

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

1.         Background Information

Dais Analytic Corporation (the “Company”), a New York corporation, has developed and is commercializing applications using its nano-structure polymer technology. The first commercial product is an energy recovery ventilator (“ERV”) (cores and systems) for use in commercial Heating, Ventilating, and Air Conditioning (HVAC) applications. In addition to direct sales, the Company licenses its nano-structured polymer technology to strategic partners in the aforementioned application and is in various stages of development with regard to other applications employing its base technologies.  The Company was incorporated in April of 1993 with its corporate headquarters located in Odessa, Florida.

2.         Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  For the six month’s ended June 30, 2008, the Company incurred a net loss of $3,313,177.  As of June 30, 2008, the Company has an accumulated deficit of $26,110,500, negative working capital of $2,051,535 and a stockholder’s deficit of $2,310,518.  In view of these matters, there is substantial doubt that the Company will continue as a going concern.  The recoverability of recorded property and equipment, intangible assets, and other asset amounts shown in the accompanying financial statements is dependent upon the Company’s ability to continue as a going concern and to achieve a level of profitability.  The Company intends on financing its future activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from sub-licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements.  However, there can be no assurance that the Company will be successful in its efforts.  The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.         Significant Accounting Policies

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three and six month periods ended June 30, 2008 and 2007, (b) the financial position at June 30, 2008, and (c) cash flows for the six month periods ended June 30, 2008 and 2007, have been made.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

3.         Significant Accounting Policies (continued)

The unaudited financial statements and notes are presented as permitted by Form 10-Q. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying financial statements and notes should be read in conjunction with the audited financial statements and notes of the Company for the fiscal year ended December 31, 2007. The results of operations for the three and six month periods ended June 30, 2008 and 2007 are not necessarily indicative of those to be expected for the entire year.

The significant accounting policies followed are:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Direct loan costs incurred with the issuance of notes payable are deferred and amortized to interest expense over the life of the related notes payable.  For the three months ended June 30, 2008 and 2007, the Company incurred amortization of direct loan costs of $28,888 and $7,846, respectively.  For the six months ended June 30, 2008 and 2007 the Company incurred amortization of direct loan costs of $52,742 and  $23,540, respectively.

Stock issuance costs are recorded as a reduction of the related proceeds through a charge to stockholders’ equity.

Inventory consists of raw materials and is stated at the lower of cost, determined by first-in, first-out method, or market.  Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors.

Revenue derived from the sale of licenses is deferred and recognized as revenue on a straight-line basis over the life of the license, or until the license arrangement is terminated.  The Company recognized $21,035 and $42,072 of deferred revenue from license agreements for each of the three- and six-month periods ended June 30, 2008 and 2007, respectively.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

3.         Significant Accounting Policies (continued)

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values. That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company adopted SFAS 123R effective beginning January 1, 2006 using the Modified Prospective Application Method. Under this method, SFAS 123R applies to new awards and to awards modified, repurchased or cancelled after the effective date.  Prior to the adoption of SFAS 123(R) the Company accounted for stock option grants using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and accordingly, recognized no compensation expense for stock option grants.

The value of each grant under SFAS 123(R) is estimated at the grant date using the Black-Scholes option model with the following assumptions for options granted during the six months ended June 30, 2008 and 2007:

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007

Dividend rate	0	0
Risk free interest rate	2.64%– 3.98%	4.51% - 5.16%
Term	5-10 years	5-10 years
Volatility	80%– 114%	71% – 78%

The basis for the above assumptions are as follows:  the dividend rate is based upon the Company’s history of dividends; the risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant; the expected term was calculated based on the Company’s historical pattern of options granted that are expected to be outstanding; and expected volatility was calculated by review of a peer company’s historical activity.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

3.         Significant Accounting Policies (continued)

SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Based on historical experience of forfeitures, the Company estimated forfeitures at zero percent for the period ended June 30, 2008 and 2007 and incorporated this rate in the estimated fair value of employee option grants during 2008 and 2007.

As of June 30, 2008, there was $469,019 of unrecognized stock-based compensation expense related to nonvested stock options.  This expense will be recognized over a weighted average period of three years.

The following table represents our nonvested stock option activity for the six months ended June 30, 2008:

		Weighted Average
	Number of	Grant Date
	Options	Fair Value

Nonvested options - December 31, 2007	1,036,198

Granted	5,973,500	$0.22
Vested	(5,346,546)
Forfeited	-

Nonvested options - June 30, 2008	1,663,152

The aggregate intrinsic value of options and warrants outstanding and exercisable at June 30, 2008, based on the Company’s closing stock price of $0.24 as of the last business day of the period ended June 30, 2008, which would have been received by the optionees had all options been exercised on that date was $337,216 and $252,621, respectively.  Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of the options.

Basic and diluted earnings per share are computed based on the weighted average number of common stock outstanding during the period.  Common stock equivalents, which amounted to 7,913,247 and 2,921,488 at June 30, 2008 and 2007, respectively, are not considered in the calculation of the diluted earnings per share for the period presented as their effect would be anti-dilutive due to losses incurred.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

3.         Significant Accounting Policies (continued)

In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements – An amendment of ARB No. 51".SFAS 160 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from the parent's equity. The non-controlling interest's portion of net income must also be separately presented in the statement of operations. SFAS 160 is effective for fiscal years beginning after
December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

Other recent accounting pronouncements issued by FASB (including EITF), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

4.         Notes Payable

Notes payable consist of the following at June 30, 2008:
Convertible notes payable; interest at 9%; with notes maturing 12 months from date of issue beginning December 2008, secured by certain patents held by the Company net of unamortized discount and beneficial conversion feature	$1,510,321

Note payable to a related party; non-interest bearing;	624
due on demand; unsecured	1,510,945
Less amounts currently due	1,510,945
$0

Convertible Notes Payable
During the six months ended June 30, 2008, the Company issued convertible promissory notes and warrants to purchase common stock to individuals in exchange for proceeds totaling $500,000.  At June 30, 2008, the Company had $2,950,000 convertible promissory notes outstanding (the “Convertible Notes”).  The Convertible Notes contain an embedded conversion feature.  As such, in accordance with EITF Issue No. 98-5, “Accounting for Securities with Beneficial Conversion Feature or Contingently Adjustable Conversion Ratio,” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the difference between the conversion price and the Company’s estimated fair market value of its stock price on the commitment date of the notes was calculated to be $245,106 for notes issued during the six months ended June 30, 2008 and $1,138,331 for notes issued for the year ended December 31, 2007.  The Company is amortizing the beneficial conversion feature over the life of the convertible debt.  During the three and six month periods ended June 30, 2008, the Company recognized interest expense from the amortization of the beneficial conversion feature of $337,820 and $667,287, respectively.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

4.         Notes Payable (continued)

Warrants to purchase 14,750,000 shares of the Company’s common stock accompanying the Convertible Notes are, subject to certain limitations, exercisable at $0.25 per share, vest immediately, and expire in December 2012. Pursuant to APB No. 14, the Company valued the warrants issued in 2008 and 2007 at their relative fair values of $254,894 and $1,311,669, respectively. The Company considered EITF 00-19 and concluded that the warrants should be recorded as a component of permanent equity. To recognize the relative fair value of the warrants, the Company discounted the notes and increased additional paid in capital. The discount is amortized as interest expense over the term of the notes.  During the three and six month periods ended June 30, 2008, the Company recognized interest expense of $397,659 and $772,165, respectively, from the amortization of the discount.

The Convertible Notes bear interest at nine percent per annum and mature beginning in December 2008 through January 2009. At maturity, the lender has the option of receiving payment of any principal and accrued interest due under the Convertible Notes in either cash or common stock of the Company. If the lender opts for payment in the form of common stock, the stock will be issued at the rate of one share per $0.20 of principal and interest. The Company may, at any time prior to maturity, pay all interest and principal due in cash. Accrued interest on the notes was $135,703 at June 30, 2008.

The following table presents the allocation of proceeds from the financing:

Principal balance of convertible notes	$2,950,000
Relative fair value of the warrants	(1,566,563)
Beneficial conversion feature	(1,383,437)
Amortization of the discount	812,986
Amortization of the beneficial conversion feature	697,335
Carrying value at June 30, 2008	$1,510,321

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

5.         Related Party Transactions

The Company rents a building that is owned by two stockholders of the Company, one of which is the Chief Executive Officer.  Rent expense is $3,800 per month.  The Company recognized rent expense of $12,198 in each of the three-month periods ended June 30, 2008 and 2007 and $24,396 in each of the six-month periods ended June 30, 2008 and 2007.  These amounts are not necessarily indicative of the amounts that would have been incurred had comparable transactions been entered into with independent parties.

The Company also has accrued compensation due to the Chief Executive Officer and the Company’s in-house legal counsel for deferred salaries earned and unpaid as of June 30, 2008 of $1,117,389.

The Company regularly grants equity awards to management and the Board of Directors as compensation for their services under the compensation plan described in Note 7.  In addition, during the six months ended June 30, 2008, the Company granted the Chief Executive Officer a fully vested warrant to purchase 3,000,000 shares of the Company’s common stock.  The fair value of this warrant of approximately $687,000 is included in selling, general and administrative expenses for the six months ended June 30, 2008.

6.         Authorized Shares

During the period ended June 30, 2008, the Company’s board of directors approved a proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares.

7.         Stock Options and Warrants

At June 30, 2008, the Company has a stock option plan (the “2000 Plan”) that provides for the granting of options to qualified employees of the Company, independent contractors, consultants, directors and other individuals.  As of December 31, 2007, the Company’s Board of Directors approved and made available 6,093,882 shares of common stock to be issued pursuant to said plan.  During the period ended June 30, 2008, the Company’s Board of Directors approved and made available an additional 5,000,000 shares of Company’s common stock for issuance under the 2000 Plan.  The 2000 Plan permits grants of options of common shares authorized and approved by the Company’s Board of Directors for issuance prior to enactment of the 2000 Plan.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

7.         Stock Options and Warrants (continued)

The following summarizes the information relating to outstanding stock options and warrants and the activity during 2008 and 2007:

	Number of Shares	Per Share Option/Warrant Price	Weighted Average Exercise Price

Shares under option/warrant at January 1, 2007	6,026,029	$0.05-$5.50	$0.62
Exercised	(60,000)	$0.05	$0.05
Terminated	(1,064,585)	$0.05-$5.50	$2.25
Granted	14,167,637	$0.21-$0.55	$0.26
Shares under option/warrant at December 31, 2007	19,069,081	$0.05-$5.50	$0.26
Terminated	(20,333)	$0.10	$0.10
Exercised
Granted	8,973,500	$0.21-$0.55	$0.29
Shares under option/warrant at June 30, 2008	28,022,248	$0.05-$5.50	$0.27
Options/warrants exercisable at June 30, 2008	25,819,123	$0.05-$5.50	$0.27

The weighted average fair value at the date of grant of the options was $0.22 for the six months ended June 30, 2008.  The weighted average fair value at the date of grant of the options was $0.62 for the six months ended June 30, 2007.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
(Unaudited)

7.         Stock Options and Warrants (continued)

The warrants and options expire at various dates ranging January 2009 to March 2018.  A further summary of information related to stock options and warrants outstanding and exercisable at June 30, 2008 is as follows:

Range of Exercise Price Per Share	Shares Under Option/Warrant	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life in Years
Outstanding:
$0.05-0.75	27,993,291	$0.27	4.87
$2.50-5.50	28,957	$3.94	2.24
$0.05-5.50	28,022,248	$0.27	4.87

Exercisable:
$0.05-0.75	25,790,166	$0.27	4.51
$2.50-5.50	28,957	$3.94	2.24
$0.05-5.50	25,819,123	$0.27	5.72

8.         Commitments and Contingencies

The Company has employment agreements with some of its key employees and executives.  These agreements provide for minimum levels of compensation during current and future years.  In addition, these agreements call for grants of stock options and for payments upon termination of the agreements.

In May of 2006, the United States Patent Office (“USPTO”) informed the Company that an interference proceeding had been initiated between the Company’s patent number US 6,413,298 and a pending patent application assigned to another corporation. Oppositions and replies to this interference proceeding have been filed by both parties.  A final ruling by the USPTO in favor of the Company was issued in September 2008.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

8.         Commitments and Contingencies (continued)

The Company entered into a six month financial and strategic consulting agreement dated September 1, 2005 with a financial consulting company. (“Consulting Company”) by which the Consulting Company agreed to assist the Company in the procurement of equity and debt financing for business expansion and development up to a maximum of $20,000,000.  In exchange for these services, two of the shareholders of the Company assigned their outstanding convertible notes, valued at $627,723, to the Consulting Company.  The Company accounted for this transaction as a capital contribution by the stockholders for the forgiveness of their notes.  In turn, the Consulting Company received an option to purchase shares of the Company’s stock which vested over the Consulting Company’s service period. On December 23, 2005, the Company terminated the Consulting Agreement for lack of performance by the Consulting Company.  During the six month period ended June 30, 2008, the Consulting Company assigned its rights to the vested portion of the option with a fair value of $244,000 to a third-party and released the Company from liability.  The third party exercised this option into 2,440,000 shares of the Company’s common stock during June 2008.  The Company has no further obligations of any nature to the Consulting Company.

The Company entered into an agreement with the holders of the Convertible Notes to file a registration statement within a defined timeframe.  The Company will incur penalties and damages of up to approximately $236,000 if it does not file an effective registration statement pursuant to the terms of this agreement.  As of June 30, 2008, the Company has recorded a liability of $73,500 related to this agreement.

In June 2008, the Company hired a consultant to assist in evaluating possible environmental credit opportunities.  A portion of any such credits obtained, or revenue generated from the sale thereof, is payable by the Company to the consultant.

9.         Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the June 30, 2008 financial statements, the Company has corrected unintentional errors in the calculation of two stock-based compensation awards that resulted from the use of an incorrect volatility assumption and the misapplication of grant date in accordance with SFAS 123R.  As a result, net loss for the three- and six-month periods ended June 30, 2008 has decreased by $211,450 and 361,099, respectively.

Dais Analytic Corporation
Notes to Financial Statements
Three and Six Months Ended June 30, 2008 and 2007
 (Unaudited)

9.         Restatement of Previously Issued Financial Statements (continued)

The effects of the correction of the errors on the balance sheet as of June 30, 2008 are as follows:

	June 30, 2008
	As previously reported	As restated
Accrued compensation, current and long-term:	$1,328,838	$1,117,389
Capital in excess of par value:	$25,195,998	$25,046,348
Accumulated deficit:	$26,471,599	$26,110,500

The correction of the errors did not have an impact on net cash flows from operating, financing or investing activities.

Financial Statements

Dais Analytic Corporation

Years Ended December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Board of Directors
Dais-Analytic Corporation
Odessa, Florida

We have audited the accompanying balance sheets of Dais-Analytic Corporation as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the management of Dais-Analytic Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dais-Analytic Corporation as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2, the Company incurred a net loss of $2,233,985 during the year ended December 31, 2007, has an accumulated deficit of $22,797,323, has negative working capital of $334,449, and a stockholder’s deficit of $641,687 at December 31, 2007.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
March 14, 2008

Dais Analytic Corporation Balance Sheets
	December 31,
	2007	2006
Assets
Current assets:
Cash	$504,232	$204,799
Cash held in escrow	1,000,000
Accounts receivable	6,750	111,472
Other receivables	12,178
Inventory	73,629	62,678
Loan costs, net of accumulated amortization	86,760	23,540
Prepaid expenses and other current assets	11,739	3,747
Total current assets	1,695,288	406,236

Property and equipment, net of accumulated depreciation of $298,765 and $295,231	16,600	10,924

Other assets:
Deposits	2,280	2,280
Patents, net of accumulated amortization of $87,127 and $77,866 at December 31, 2007 and 2006, respectively	51,796	61,057
Total other assets	54,076	63,337

	$1,765,964	$480,497

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Balance Sheets

	December 31,
	2007	2006
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable, including related party payables of $91,320 and $87,098	$456,341	$532,197
Accrued compensation and related benefits	6,041	416
Accrued compensation and related benefits, related party	1,089,472	925,629
Current portion of deferred revenue	84,145	84,145
Current portion of notes payable, net of unamortized discount of $2,379,131 at December 31, 2007, including related party of $624 and $13,675 at December 31, 2007 and 2006, respectively	271,493	1,068,647
Accrued expenses, other	122,245	59,748
Total current liabilities	2,029,737	2,670,782

Long-term liabilities:
Notes payable, net of current portion		60,574
Deferred revenue, net of current portion	377,914	462,057
Total long-term liabilities	377,914	522,631

Stockholders’ deficit:
Series A preferred stock; $.01 par value; 10,000,000 shares authorized; 0 and 305,097 shares issued and outstanding at December 31, 2007 and 2006, respectively		3,051
Common stock; $.01 par value; 50,000,000 and 20,000,000 shares authorized; 8,742,797 and 2,603,565 shares issued; and 8,505,584 and 2,366,352 shares outstanding at December 31, 2007 and 2006, respectively	87,428	26,036
Capital in excess of par value	23,389,320	19,142,447
Deferred non-cash offering costs	(55,000)	(55,000)
Accumulated deficit	(22,797,323)	(20,563,338)
	624,425	(1,446,804)
Treasury stock at cost, 237,213 shares	(1,266,112)	(1,266,112)
Total stockholders’ deficit	(641,687)	(2,712,916)

	$1,765,964	$480,497

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation Statements of Operations

	Years Ended December 31,
	2007	2006
Revenue:
Sales	$786,016	$828,991
License fees	84,144	84,143
Interest income		200
	870,160	913,334
Expenses:
Cost of goods sold	637,032	648,067
Selling, general and administrative	1,871,030	2,084,543
Interest expense	596,083	119,890
	3,104,145	2,852,500

Loss before provision for income taxes	(2,233,985)	(1,939,166)

Provision for income taxes

Net loss	$(2,233,985)	$(1,939,166)

Net loss per common share, basic and fully diluted	$(0.44)	$(1.07)

Weighted average number of common shares outstanding	5,062,725	1,808,780

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Statements of Changes in Stockholders’ Deficit
Years Ended December 31, 2007 and 2006

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Capital in Excess of Par Value	Accumulated Deficit	Deffered Non-Cash Offering Costs	Treasury Stock	Stockholders' Deficit
Balance, December 31, 2005	305,097	$3,051	1,716,292	$17,163	$18,104,801	$(18,624,172)		$(1,266,112)	$(1,765,269)

Issuance of common stock			727,273	7,273	392,725				399,998
Issuance of options					558,521				558,521
Issuance of common stock for services			60,000	600	32,400				33,000
Deferred offering costs			100,000	1,000	54,000		$(55,000)
Net loss						(1,939,166)			(1,939,166)

Balance, December 31, 2006	305,097	3,051	2,603,565	26,036	19,142,447	(20,563,338)	(55,000)	(1,266,112)	(2,712,916)

Issuance of common stock			90,909	909	49,091				50,000
Issuance of common stock for exercise of options			60,000	600	2,400				3,000
Issuance of common stock for services			230,000	2,300	214,700				217,000
Issuance of common stock for conversion of notes payable and related accrued interest			3,220,318	32,203	849,328				881,531
Issuance of options and warrants					358,863				358,863
Value of beneficial conversion feature for the conversion of notes payable and related accrued interest					1,576,891				1,576,891
Issuance of common stock for conversion of preferred stock	(305,097)	(3,051)	2,500,000	25,000	(21,949)
Issuance of warrants with convertible debt					1,311,669				1,311,669
Issuance of common stock for accrued interest			38,005	380	9,120				9,500
Offering costs					(103,240)				(103,240)
Net loss						(2,233,985)			(2,233,985)

Balance, December 31, 2007	0	$0	8,742,797	$87,428	$23,389,320	$(22,797,323)	$(55,000)	$(1,266,112)	$(641,687)

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Statements of Cash Flows

	Years Ended December 31,
	2007	2006
Operating activities
Net loss	$(2,233,985)	$(1,939,166)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	12,788	17,159
Amortization of deferred loan costs	23,540	62,776
Amortization of discount on convertible notes	40,821
Amortization of the beneficial conversion feature on convertible notes	30,048
Issuance of common stock for services	217,000	33,000
Issuance of common stock options to employees and consultants	358,863	558,521
Value of beneficial conversion feature for conversion of notes payable and related accrued interest	438,560
(Increase) decrease in:
Accounts receivable	104,722	(34,294)
Inventory	(10,951)	(3,820)
Prepaid expenses and other current assets	(20,170)	(1,984)
Increase (decrease) in:
Accounts payable and accrued expenses	37,757	395,576
Accrued compensation and related benefits	169,468	242,649
Deferred revenue	(84,143)	(84,144)
Net cash used by operating activities	(915,682)	(753,727)

Investing activities
Purchase of property and equipment	(9,210)	(5,099)
Financing activities
Proceeds from issuance of notes payable	1,800,000	515,575
Payments on notes payable	(425,000)	(230)
Payments for offering costs	(190,000)
Proceeds from advance from related party	156,000
Repayment of advance from related party	(169,675)
Issuance of common stock for cash	53,000	399,998
Net cash provided by financing activities	1,224,325	915,343

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Statements of Cash Flows
	Years Ended December 31,
	2007	2006
Net increase in cash	299,433	156,517
Cash, beginning of period	204,799	48,282
Cash, end of period	$504,232	$204,799
Supplemental disclosures of cash flow information and noncash investing and financing activities:
Cash paid during the year for interest	$38,479	$15,144

During the year ended December 31, 2007, the Company issued 3,220,318 shares of common stock in conversion of $840,547 of notes payable and $40,984 of accrued interest.

During the year ended December 31, 2007, the Company issued 230,000 shares of common stock for services valued at $217,000.

During the year ended December 31, 2007, the Company issued 38,005 shares of common stock for $9,500 of accrued interest

During the year ended December 31, 2007, the Company issued $1,000,000 of convertible notes payable for which the proceeds are held in escrow at December 31, 2007.

During the year ended December 31, 2007, the Company issued convertible notes payable with a beneficial conversion feature of $1,138,331 and a discount equivalent to the relative fair value of the accompanying warrants of $1,311,669.

During the year ended December 31, 2007, the Company exchanged 305,097 preferred stock shares for 2,500,000 common stock shares.

During the year ended December 31, 2006, the Company issued 100,000 shares of common stock valued at $55,000 in exchange for offering costs.

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

1.         Background Information and Certain Concentrations

Dais Analytic Corporation (the “Company”), a New York corporation, has developed and is commercializing applications using its nano-structure polymer technology. The first commercial product is an energy recovery ventilator (“ERV”) (cores and systems) for use in commercial Heating, Ventilating, and Air Conditioning (HVAC) applications. In addition to direct sales, the Company licenses its nano-structured polymer technology to strategic partners in the aforementioned application and is in various stages of development with regard to other applications employing its base technologies.  The Company was incorporated in April of 1993 with its corporate headquarters located in Odessa, Florida.

Some components of the Company’s ConServTM product, such as the substrate used in concert with the Company’s nano-structured materials, are currently purchased from a single source or processed for the Company by a single entity.  Although the number of manufacturers of comparable materials or processors of said materials may be somewhat limited, management believes that other suppliers/processors exist who can provide similar components/processing capabilities on comparable terms and is in the process of identifying said sources and qualifying them.  A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

For the years ended December 31, 2007 and 2006, three and two customers accounted for 65 and 53 percent of the Company’s total revenue,  respectively.  No other customer accounted for 10 percent or more of the Company’s total revenue.

2.         Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  For the year ended December 31, 2007, the Company has a net loss of $2,233,985 and an accumulated deficit of $22,797,323 has negative working capital of $334,449 and a stockholder’s deficit of $641,687 at December 31, 2007.  In view of these matters, substantial doubt is raised about the Company’s ability to continue as a going concern.  The recoverability of recorded property and equipment, intangible assets, and other asset amounts shown in the accompanying financial statements is dependent upon the Company’s ability to continue as a going concern and to achieve a level of profitability.  The Company intends on financing its future activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from sub-licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements.  However, there can be no assurance that the Company will be successful in its efforts.  The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

3.	Significant Accounting Policies

The significant accounting policies followed are:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued liabilities and notes payable.  The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items and due to the use of market rates of interest.

All cash, other than held in escrow, is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

Cash held in escrow consists of convertible note proceeds associated with the December 31, 2007 closings.  Such funds were held in escrow pending the receipt of the signed secured convertible promissory notes.  These funds were subsequently released from escrow on January 3, 2008.

Inventory consists of raw materials and is stated at the lower of cost, determined by the first-in, first-out method, or market.  Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

3.	Significant Accounting Policies (continued)

Trade accounts receivable consist primarily of receivables from the sale of ERV core and ERV units.  The Company sells to its customers based on its standard credit policies and regularly reviews accounts receivable for any bad debts.  The review for bad debts is based on an analysis of the Company’s collection experience, customer credit worthiness, and current economic trends.  Based on management’s review of accounts receivable, no allowance for doubtful accounts is considered necessary at December 31, 2007 and 2006.

Property and equipment are recorded at cost.  Depreciation is calculated using accelerated methods over the estimated useful lives of the assets ranging from 5 to 7 years.  Maintenance and repairs are charged to operations when incurred.  Betterments and renewals are capitalized.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.  Depreciation expense amounted to approximately $3,500 and $7,900 for the years ended December 31, 2007 and 2006, respectively.

Patents are being amortized over their estimated useful or economic lives of 15 years.  Amortization expense amounted to approximately $9,300 per year for each of the years ended December 31, 2007 and 2006, continuing until fully amortized in 2013.

Expenditures for research, development, and engineering of products are expensed as incurred.  For the years ended December 31, 2007 and 2006, the Company did not incur any research and development costs.

Direct loan costs of $94,162 incurred with the issuance of notes payable are deferred and amortized to interest expense over the life of the related notes payable, $5,231 per month for 18 months.  For the years ended December 31, 2007 and 2006, the Company incurred amortization expense of $23,540 and $62,776, respectively.

The Company records all common stock as issued at the time when all of the legal requirements for issuance of the common stock have been met.

The Company records amounts billed to customers for shipping and handling costs as sales revenue. Costs incurred by the Company for shipping and handling are included in cost of sales.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

3.	Significant Accounting Policies (continued)

Sales are recorded when products are shipped to the customer. No products or parts are delivered with any contingencies except for defects.

Amounts collected on behalf of governmental authorities for sales taxes and other similar taxes are reported on a net basis.

Revenue derived from the sale of licenses is deferred and recognized as revenue on a straight-line basis over the life of the license, or until the license arrangement is terminated.  The Company recognized approximately $84,100 of deferred revenue associated with license agreements for each of the years ended December 31, 2007 and 2006.

The Company follows SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, not subject to amortization, to be held and used or disposed of.  In accordance with SFAS No. 144, the carrying values of long-lived assets are periodically reviewed by the Company and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value and if the carrying value is more than the fair value of the asset. At December 31, 2007, the Company did not have any asset that it considered impaired.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values. That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company adopted SFAS 123R effective beginning January 1, 2006 using the Modified Prospective Application Method. Under this method, SFAS 123R applies to new awards and to awards modified, repurchased or cancelled after the effective date.  Prior to the adoption of SFAS 123(R), the Company accounted for stock option grants using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and accordingly, recognized no compensation expense for stock option grants.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

3.	Significant Accounting Policies (continued)

As a result of adopting SFAS 123(R), our earnings before income taxes and net earnings for the years ended December 31, 2007 and 2006 was $326,480 and $558,521, respectively, less than if we had continued to account for stock based compensation under APB Opinion No. 25 for our stock option grants.  In addition, the effect of adopting SFAS 123(R) on the net loss per share for the years ended December 31, 2007 and 2006 was an increase in the loss of $0.07 and $0.31, respectively, per share.

The value of each option granted under SFAS 123(R), as well as warrants issued in connection with debt, is estimated at the grant date using the Black-Scholes option pricing model with the following assumptions:

	2007	2006
Dividend rates	0	0
Risk free interest rate	3.32% - 5.13%	4.57% - 5.12%
Term	5 - 10 years	2 - 10 years
Volatility	71% - 90%	127%

The basis for the above assumptions are as follows:  the dividend rate is based upon the Company’s history of dividends; the risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant; the expected term was calculated based on the Company’s historical pattern of options granted and warrants issued that are expected to be outstanding; and expected volatility was calculated by review of a peer company’s historical activity.

As of December 31, 2007 and 2006, there was $271,875 and $260,705 of unrecognized stock-based compensation expense related to nonvested stock options, respectively.  This expense will be recognized over a weighted average period of three years.

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2007 and 2006, based on the Company’s closing stock price of $0.30 and $0.70 as of the last business day of the years ended December 31, 2007 and 2006, respectively, which would have been received by the optionees had all options been exercised on that date was $1,166,908 and $1,009,206 at December 31, 2007, respectively, and $2,368,294 and $1,844,422 at December 31, 2006, respectively.  Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of the options.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

3.	Significant Accounting Policies (continued)

Taxes on income are provided in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse.  Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate.  Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Basic and diluted earnings per share are computed based on the weighted average number of common stock outstanding during the period.  Common stock equivalents, which amounted to 13,612,844 and 10,942,388 at December 31, 2007 and 2006, respectively, are not considered in the calculation of the diluted earnings per share for the period presented as their effect would be anti-dilutive due to losses incurred.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159).  SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value has been elected are required to be reported in earnings at each reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively.  The Company expects to adopt SFAS No. 159 in the first quarter of fiscal 2008.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109.”  The Company recognized no adjustment in the liability for unrecognized income tax benefits as a result of the adoption of FIN No. 48.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

3.	Significant Accounting Policies (continued)

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS No. 160). The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as part of consolidated earnings. Additionally, SFAS No. 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Management is currently evaluating the effect, if any the adoption will have on the Company’s financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Certain amounts in the 2006 financial statements have been reclassified to conform to the 2007 presentation.

4.	Property and Equipment

Property and equipment consists of the following:

	2007	2006
Furniture and fixtures	$33,530	$31,731
Computer equipment	105,114	95,903
Office and lab equipment	176,721	178,521
	315,365	306,155
Less accumulated depreciation and amortization	298,765	295,231
	$16,600	$10,924

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

5.	Notes Payable

Notes payable consist of the following:
	2007	2006
Convertible notes payable; interest at 9.0%; with notes maturing 12 months from date of issue beginning December 2008, collateralized by the Company’s patents and patent applications, net of unamortized discount and beneficial conversion feature of $2,379,131	$70,869
Convertible notes payable; interest at 8.0%; with notes maturing 18 months from date of issue beginning April 2007 to February 2008; collateralized by accounts receivable and property and equipment		$1,115,546
Note payable; interest at 12.0% for the first 60 days and increases by 1.0% for every 30 days outstanding thereafter up to 18.0% per annum; due January 20, 2008; unsecured	200,000
Note payable, related party; interest at 8.0%; due on demand; collateralized by the intellectual property	624	13,675
	271,493	1,129,221
Less amounts currently due	271,493	1,068,647
	$0	$60,574

Convertible Notes Payable – 2007

During the year ended December 31, 2007, the Company issued convertible promissory notes and warrants to purchase common stock to individuals in exchange for proceeds totaling $2,450,000.  The notes bear interest at nine percent per annum and mature in December 2008. Principal and accrued interest are payable in any combination of cash and common stock of the Company at the option of the lender.  Assuming that the lender allows the Company to repay principal and accrued interest in common stock, the number of shares of common stock issuable is determined by dividing the principal amount plus any accrued and unpaid interest by $0.20.  Accrued interest on the notes totaled $6,152 at December 31, 2007.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

5.	Notes Payable (continued)

The convertible promissory notes contained an embedded conversion feature.  As such, in accordance with EITF Issue No. 98-5, “Accounting for Securities with Beneficial Conversion Feature or Contingently Adjustable Conversion Ratio,” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the difference between the effective conversion price and the Company’s estimated fair market value of its stock price on the commitment date of the notes was calculated to be $1,138,331.  The Company is amortizing the beneficial conversion feature over the life of the convertible debt of one year and therefore recognized interest expense resulting from the amortization of the beneficial conversion feature of $30,048 for the year ended December 31, 2007.

The warrants to purchase common stock which accompanied the convertible promissory notes are exercisable at $0.25 per share, vest immediately, and expire in December 2012. Pursuant to APB No. 14, the Company valued the warrants at their relative fair value of $1,311,669. To recognize the relative fair value of the warrants, the Company discounted the notes and increased additional paid in capital in the financial statements. The discount is amortized over the term of the notes.

Principal balance of convertible notes	$2,450,000
Relative fair value of the warrants	(1,311,669)
Beneficial conversion feature	(1,138,331)
Amortization of the discount	40,821
Amortization of the beneficial conversion feature	30,048
Carrying value at December 31, 2007	$70,869

As discussed in Note 3, $1,000,000 of these convertible notes payable were executed on December 31, 2007.  Such funds were held in escrow pending the receipt of the signed secured convertible promissory notes.  These funds were subsequently released from escrow on January 3, 2008.

The Company gave the convertible promissory note holders registration rights to the shares issued to them in connection with the convertible notes and warrants pursuant to a Registration Rights Agreement (the “Agreement”).  Under the Agreement, there are certain damages that will be assessed if the Company does not file a Registration Statement that becomes effective on or prior to the date that is 30 days following the effectiveness date.  The damages, as defined in the Agreement, is one and one-half percent (1.5%) of the amount of the convertible promissory note holders’ initial investment for each calendar month, or portion thereof thereafter from the effectiveness date until cured, up to 8 percent of the amount of the note holder’s initial  investment.  The effectiveness date is defined as the earlier of A) the 150th day following the Filing Date (the 45th day following the completion of the first conversion of the notes) or B) the date which is within five business days after the date on which the Commission informs the Company that they will not review the Registration Statement or that the Company may request the acceleration of the effectiveness of the Registration Statement, and the Company makes such request.  The Company has recorded a liability in the amount of $73,500 at December 31, 2007 related to the Agreement.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

5.	Notes Payable (continued)

Convertible Notes Payable – 2006

As of December 31, 2006, the Company had convertible notes payable of $1,115,546 and, together with accrued unpaid interest of 8 percent, was due 18 months from the date of issue beginning April 2007 to February 2008.  Interest begins to accrue on the 180th day after the date of the convertible note payable and is paid quarterly in cash.  In the event the Company consummates a $2,000,000 to $3,000,000 equity financing, the principal amount plus the accrued unpaid interest would be automatically convertible into shares of equity at a rate of 50 percent of the price per share of the equity financing shares.  If the shares sold in the equity financing are sold as units including warrants or other securities, the note holders are entitled to those same securities upon conversion.  The Company recorded the interest under the effective interest method.

During the year ended December 31, 2007, the Company converted $840,547 of convertible notes payable, together with accrued interest of $50,484 into 3,258,323 shares of common stock at a conversion rate of approximately $0.275 per share.  The debenture holders accepted these shares in full consideration for the outstanding convertible notes.  The Company recognized additional interest expense of $438,560 as a beneficial conversion feature because of the induced conversion to the note holders pursuant to the accounting requirements of SFAS No. 84, “Induced Conversions of Convertible Debt.”  An additional warrant may be issued to two of the foregoing note holders in the event Company secures an equity investment or issues convertible notes of $1 million or more and the underlying share price of said securities does not meet a set price.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

6.	Related Party Transactions

During the year ended December 31, 2007, a stockholder and officer loaned the Company $156,000.  One loan was unsecured, due on demand and did not accrue interest.  The other two loans were unsecured, due in one and two months, respectively, and accrued interest at 12 percent, increasing by 1 percent for every 30 days the principle balance is outstanding.  Prior to year-end, the Company repaid the loans.

The Company rents a building on a month to month basis from a related party which is wholly owned by two stockholders of the Company, one of which is the Chief Executive Officer.  The minimum lease payments on the building are $3,800 per month. For the years ended December 31, 2007 and 2006, the Company recorded $48,792 in rent expense to this related party.  At December 31, 2007 and 2006, $91,320 and $87,098, respectively, were included in accounts payable for amounts owed to these stockholders.

The Company also has accrued compensation due to the Chief Executive Officer and the Company’s in-house legal counsel for deferred salaries earned and unpaid as of December 31, 2007 and 2006 of $1,089,472 and 925,62, respectively.

The above amounts are not necessarily indicative of the amounts that would have been incurred had comparable transactions been entered into with independent parties.

7.	Authorized Shares

During the year ended December 31, 2007, the Company's board of directors approved a proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares.

8.	Preferred Stock

The Company’s Board of Directors has authorized 10,000,000 million shares of preferred stock with a par value of $.01 to be issued in series with terms and conditions to be determined by the Board of Directors.  The Company has designated 400,000 shares of Series A convertible preferred stock; 1,000,000 shares of Series B convertible preferred stock; 500,000 shares of Series C convertible preferred stock; and 1,100,000 shares of Series D convertible preferred stock.  The Series A through D convertible preferred stock rank senior to the common stock as to dividends and liquidation.  Each share of Series A through D convertible preferred stock is convertible into one share of common stock, except in specified circumstances as defined by the Company’s Certificate of Incorporation, and is automatically converted into common stock upon the occurrence of an initial public offering that meets certain criteria.  During the year ended December 31, 2007, the preferred stock holders converted all of the outstanding preferred stock into 2,500,000 shares of common stock.  No dividend or distribution may be paid on any shares of the Company’s common stock unless an equivalent dividend or distribution is paid on the Series A through D convertible preferred stock.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

9.	Stock Options and Warrants

At December 31, 2007, the Company has a stock option plan (the “2000 Plan”) that provides for the granting of options to qualified employees of the Company, independent contractors, consultants, directors and other individuals.  In June of 2000, the Company’s Board of Directors approved and made available 2,350,000 shares of common stock to be issued pursuant to said plan.  In subsequent years, the Company’s Board of Directors approved and made available an additional 3,743,882 shares of Company’s common stock for issuance under the 2000 Plan.  The 2000 Plan permits grants of options of common shares authorized and approved by the Company’s Board of Directors for issuance prior to enactment of the 2000 Plan.

The following summarizes the information relating to outstanding stock options and warrants and the activity during 2007 and 2006:

	Number of Shares	Per Share Option/Warrant Price	Weighted Average Exercise Price
Shares under option/warrant at January 1, 2006	5,495,262	$0.05-$5.50	$1.15
Terminated	(698,106)	$0.10-$5.00	$4.59
Granted	1,228,873	$0.30-$0.55	$0.52
Shares under option/warrant at December 31, 2006	6,026,029	$0.05-$5.50	$0.55
Terminated	(1,064,585)	$0.05-$5.50	$2.25
Exercised	(60,000)	$0.05	$0.05
Granted	14,167,637	$0.21-$055	$0.26
Shares under option/warrant at December 31, 2007	19,069,081	$0.05-$5.50	$0.26
Options/warrants exercisable at December 31, 2007	17,677,304	$0.05-$5.50	$0.27

The weighted average fair value at the date of grant of the options was $.27 and $.55 for 2007 and 2006, respectively.

The intrinsic value of options exercised in 2007 was $20,000.  No options were exercised in 2006.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

9.	Stock Options and Warrants (continued)

The warrants and options expire at various dates ranging January 2007 to August 2017.  A further summary of information related to stock options and warrants outstanding and exercisable at December 31, 2007 is as follows:
Range of Exercise Price Per Share	Shares Under Option/Warrant	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life in Years
Outstanding:
$0.05-0.75	19,040,124	$0.26	4.64
$2.50-5.50	28,957	$3.94	2.49
$0.05-5.50	19,069,081	$0.26	4.64

Exercisable:
$0.05-0.75	17,648,347	$0.26	4.34
$2.50-5.50	28,957	$3.94	2.49
$0.05-5.50	17,648,347	$0.26	5.55

10.	Deferred Revenue

In exchange for a licensing agreement, the Company received an initial license fee of $770,000 during the year ended December 31, 2003.  As of December 31, 2007 and 2006, the Company has recognized $343,653 and $266,654, respectively, in the statements of operations relative to this licensing agreement since the receipt of the initial fee.  The licensing agreement also included future royalties of between 3% and 5% for each such licensed product sold within Japan. A minimum royalty fee of $100,000 was required in each of the first three years of the agreement.  As of December 31, 2007 and 2006, the Company has received the minimum royalty fees of $300,000; however, to date no additional fees have been received.

The Company also had a licensing agreement with a biomedical entity, whereby the Company received an initial license fee of $50,000 during the year ended December 31, 2005.  As of December 31, 2007 and 2006, the Company has recognized $14,288 and $7,144, respectively, of deferred revenue as licensing fees in the statement of operations in conjunction with this licensing agreement.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

11.	Commitments and Contingencies

The Company has employment agreements with some of its key employees and executives.  These agreements provide for minimum levels of compensation during current and future years.  In addition, these agreements call for grants of stock options and for payments upon termination of the agreements.

The Company is currently seeking to raise capital from the sale of equity or equity backed securities to accredited investors pursuant to a private sale. To assist it in this effort, Company has retained the services of investment advisors who shall be compensated for services rendered upon the successful closing of the raise. Said compensation, if any, shall be equal to a given percentage of the capital raised plus a five year warrant to purchase shares of Company’s $0.01 par value common stock. The warrant shares are set at a given percentage of the shares issued as a result of the raise.

In May of 2006, the United States Patent Office (“USPTO”) informed the Company that an interference proceeding had been initiated between the Company’s patent number US 6,413,298 and a pending patent application assigned to another corporation.

In the course of the interference the USPTO has permitted the Company to file five motions. Each motion sets forth either the basis upon which the Company believes the other corporation’s patent application is deficient for failing to meet minimum USPTO requirements for a valid patent application or the manner in which the Company believes the patents cited fail to meet the USPTO requirements for interference. The other corporation has been permitted to file a motion seeking benefit of a provisional patent application date and one requesting to add three additional claims to the application.  Oppositions and replies have been filed by both parties.

At this point, a possible financial outcome cannot be determined.  However, the interference will not effect the validity of Company’s other patents.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

11.           Commitments and Contingencies (continued)

The Company entered into a six month financial and strategic consulting agreement dated September 1, 2005 with a financial consulting company. (“Consulting Company”) by which the Consulting Company was to provide the Company with consulting services and assist it in the procurement of equity and debt financing for business expansion and development up to a maximum of $20,000,000.  In exchange for these services, two of the shareholders of the Company assigned their Convertible Notes Receivable, valued at $627,723, to the Consulting Company.  Per the terms of the Consulting Agreement and its related documents, one half of the first note became vested in the Consulting Company upon the execution of the Consulting Agreement which by the terms of the Agreement resulted in $156,930 of said first note being subject to conversion into the Company’s common stock at the rate of one share per $.10 of note balance.  In addition, the agreement states that an additional $156,931 would be potentially eligible for conversion upon the Company raising $1,000,000 in financing from any source during the term of the Consulting Agreement. Conversion rights were subject to pro-rata vesting based on the funding secured.  For financial presentation purposes, the Company has accounted for this transaction as a capital contribution by the stockholders of $627,723 for the forgiveness of their notes and as consulting expense for equity given to the Consulting Company.  During the year ended December 31, 2005, the Company received funding of $599,972 in the form of bridge loans.  On December 23, 2005 the Company terminated the Consulting Agreement subject to the provisions thereof.  The Company has no further obligations of any nature to the Consulting Company.  The shareholder of one of the notes may contend, and has a possibility of being successful, in having the amendment and assignment declared void requiring his note be reinstated on the Company’s books.   The accounting entries made by the Company with regard to the first note are not to be construed as a waiver of any rights the Company may have in law or equity under the consulting agreement or any agreements related thereto, nor as an admission, of an nature, by the Company.

In 1995, having determined biomedical applications were outside of its expertise, the Company granted a license permitting the use of its polymer technologies to develop, use sell and lease biomedical devices, inventions and innovations to a biomedical entity (“Entity”). In June of 2004 Company and Entity entered into an amendment to the 1995 license agreement whereby Entity paid Company $150,000 as full and final payment of all sums due to Company under the agreement.  In June of 2005 Company and Entity entered into a license agreement whereby the Company granted Entity the exclusive right, license and privilege, including the right to sub-license, to use and have used the Company’s know-how and patent rights to manufacture, use, sell, import, lease and distribute products in the health care field which contain or are derived from the Company’s proprietary or patented polymer. In exchange for the rights granted under said license Entity paid a one time fee of $50,000 and will, for the first ten years of the license or until fees paid pursuant to this agreement reach $1 million dollars, pay Company one and one half percent of the net sub-license price received by Entity as a result of Entity granting a third party a sub-license to sell surgical gowns, certain clothing for use in certain health care settings and personal hygiene products and will also pay one and one half percent of the net sales price it receives with relation to the aforementioned products when Entity sells said products on its own behalf.  The Chief Executive Officer is also a member of Entity.   To date, sub-license revenue received by the Entity and the related net sales price paid to the Company is immaterial.

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

12.           Income Taxes

There is no current or deferred income tax expense or benefit to continuing operations for the years ended December 31, 2007 and 2006.

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference are as follows:

	2007	2006
Tax benefit at U.S. statutory rate	$(760,000)	$(659,300)
State income tax benefit, net of federal benefit	(52,100)	(50,100)
Effect of non-deductible expenses	23,800	300
SFAS No. 123(R) expense	98,400	189,900
Non-deductible interest	149,100
Change in valuation allowance	540,800	519,200
	$0	$0

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2007	2006
Deferred tax assets (liabilities), current:
Bonus payable (paid more than 75 days after year-end)	$108,300	$108,300
Accrued deferred compensation payable	303,900	240,100
Accrued contractual expense	5,000	5,000
Deferred license revenue	31,700	31,700
Valuation allowance	(448,900)	(385,100)
	$0	$0
Deferred tax assets (liabilities), noncurrent:
Deferred license revenue	$142,200	$142,200
Property and equipment	3,400	3,400
Net operating loss	6,171,000	5,662,400
Valuation allowance	(6,316,600)	(5,839,600)
	$0	$0

Dais Analytic Corporation
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

12.           Income Taxes (continued)

As of December 31, 2007 and 2006, the Company had federal and state net operating loss carry-forwards totaling approximately $16,400,000 and $15,000,000, respectively, which begin expiring in 2012.  As it is more likely than not that the Company will not be able to utilize such assets, the Company has established a valuation allowance to fully reserve such assets at December 31, 2007 and 2006.

As of December 31, 2007, the Company has not performed an IRC Section 382 study to determine the amount, if any, of its net operating losses that may be limited as a result of the ownership change percentages during 2007.  However, the Company will complete the study prior to the utilization of any of its recorded net operating losses.

13.           Subsequent Events

In January 2008, the Company granted several employees a total of 900,000 options to purchase the Company’s common stock at an exercise price of $0.21 per share.  The fair market value of these shares at the date of grant was approximately $169,000.

In January 2008, the Company issued an additional $500,000 of convertible debt with 2,500,000 detachable warrants, which completed the $2,950,000 private equity placement that began in December 2007.  At this time, as discussed in Note 11, the placement agent was issued five-year term warrants for common shares equal in number to ten percent of the common shares underlying the warrants issued as a result of the placement.

In February 2008, the Company entered into an agreement with legal counsel to help the Company in its registration of its shares.  As part of this agreement, the Company agreed to pay the $50,000 retainer by delivery of a certificate representing 200,000 shares of the Company’s common stock and a warrant to purchase 200,000 shares of the Company’s common stock.

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Until 90 days after the commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus.  This requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DAIS ANALYTIC CORPORATION 33,145,398 Shares of Common Stock _______________ PROSPECTUS ________________ October 9, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee#	$432
Printing Expenses*	$4,375
Accounting Fees and Expenses*	$7,000
Legal Fees and Expenses*	$125,000
Miscellaneous*	$3,500
Total*	$140,307
____________
#      Paid with the initial filing of this Registration Statement.

Item 14.  Indemnification Of Directors And Officers

As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that all our directors shall be entitled to be indemnified for any breach of duty, provided that no indemnification maybe made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Our Certificate of Incorporation further provides for indemnification of any person for actions as a director, officer, employee or agent of the Company to the fullest extent permitted by law with regards to fines, judgments fees and amounts paid in a settlement in an action or proceeding if the person acted in good faith and in a manner the person reasonably believed in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under the Company’s Director and Officer Insurance Policy, the Company’s directors and officers are provided liability coverage of $3 million (subject to retention) while the Company itself is covered for securities claims only. The policy has a one year term with annual renewal possible. The policy can be terminated by the insured if there is a merger or acquisition which includes a change in ownership of 50% of the voting shares. At such time, the insurer may elect to cancel the policy and the total premium would be due. The Company may elect to then obtain “run off” insurance at a cost of 150% of the initial policy premium. The policy is a claim made policy. It only covers those claims made during the policy term. If an act giving rise to a claim occurs during the term, but the claim is not made until after the policy terminates, there is no coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

During the past three years, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to exemption from registration under Section 4(2) and Regulation D of the Securities Act:

In  April 2008 we issued a warrant to purchase 3 million shares of common stock to Mr. Tangredi  in recognition for Mr. Tangredi’s achievement of the following goals: negotiating conversion of the  convertible notes issued in the Additional Financing, securing a release with respect to the consulting agreement with  Gray Capital Partners, Inc. and securing and closing upon the Financing.

In January 2008 we closed on an aggregate of $2,950,000 in gross proceeds from the private sale to 21  accredited investors of 9% secured convertible notes and warrants to purchase 1,4750,000 shares of our common stock. Pursuant to the terms of this financing we granted the investors a security interest in certain of our assets.  We entered into an agreement with placement agent, Legend Merchant Group, Inc. on October 5, 2007 pursuant to which, Legend Merchant Group, Inc. received a cash commission equal to 8% of the gross proceeds raised by Legend Merchant ( and its subagent), which totaled $2,800,000, plus a warrant equal to 10% of the number of shares of common stock underlying the warrants issued to convertible note holders, or 1,400,000.

In February 2008 we issued 140,000 shares of common stock and warrants to purchase an additional 140,000 shares to Richardson & Patel LLP, our legal counsel, in connection with performance of legal services. On August 7, 2008 we issued an additional 252,308 shares of common stock and warrants to purchase an additional 252,308 shares to Richardson & Patel LLP, our legal counsel, in connection with performance of legal services

From October 2005 to February 2007 we sold an aggregate of $1,265,547 of secured convertible promissory notes to 16 investors.  Pursuant to a subsequent conversion agreement between the Company and the various note holders, the notes were converted into an aggregate of 38,005 shares of common stock and warrants to purchase 428,677 shares of common.

From December 2006 to March 2007 we sold 818,181 shares of common stock and warrants to purchase 112,499 shares of common stock to six trust and family members of the Daily family for aggregate gross proceeds of $450,000.

In  December 2006 we issued a warrant to purchase 84,555 shares of common stock to Matrix, USA in connection with providing strategic financial advice to the Company.

In February 2007 we issued 180,000 shares of common stock to  Consulting for Strategic Growth, Inc. for consulting services.

In February 2007 we issued 50,000 shares of common stock to Spartan Securities, St. Petersburg, FL in connection with Spartan’s senior management team providing strategic financial advice to the Company.

In February 2007, we issued 100,000 shares of common stock to Michael Williams. P.A, in connection with legal services.

In January 2008, we issued 439,293 shares of common stock and warrants to purchase 50,000 additional to the Robb Charitable Trust. The 439,293 shares of common stock were issued in connection with an amendment to a prior note pursuant to which one half of the principal and interest was payable in cash and one half of the principal and interest was payable in common stock.  The aggregate value of principal and interest relating to the conversion was $109,823. The warrant was issued pursuant to the terms of the original note.

In June 2008 we agreed to issue and have since issued 100,000 shares of common stock to Gemini Strategies, LLC in connection with consulting services related to establishing an environmental based carbon credit program.

The proceeds from the transactions described above were used for general corporate purposes and working capital.

The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.  The Company made this determination based on the representations of the Selling Shareholders, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act  or (c) had a pre-existing or personal relationship with the Company. Each Selling Shareholder further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Item 16. Exhibits.

No.	Exhibit
3.1	Certificate of Incorporation of The Dais Corporation filed April 8, 1993 *
3.2	Certificate of Amendment of the Certificate of Incorporation of The Dais Corporation filed February 21, 1997 *
3.3	Certificate of Amendment of the Certificate of Incorporation of The Dais Corporation filed June 25, 1998 *
3.4	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed December 13, 1999 *
3.5	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed September 26, 2000 *
3.6	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed September 28, 2000 *
3.7	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed August 28, 2007 *
3.8	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed March 20, 2008 *
3.9	Bylaws of The Dais Corporation *
4.1	Form of Non-Qualified Stock Option Agreement *
4.2	Form of Non-Qualified Option Agreement *
4.3	Form of Warrant (Daily Financing) *
4.4	Form of Warrant (Financing) *
4.5	Form of Warrant (Robb Trust Note and Additional Financing) *
4.6	Form of Placement Agent Warrant (Financing) *
4.7	Form of 9% Secured Convertible Note (Financing) *
4.8	Form of Note (Robb Trust Note) *
4.9	Form of Amendment to Note (Robb Trust Note) *
5.1	Legal Opinion of Richardson & Patel, LLP +
10.1	2000 Equity Compensation Plan *
10.2	Form of Employee Non-Disclosure and Non-Compete Agreement *
10.3	Amended and Restated Employment Agreement between Dais Analytic Corporation and Timothy N. Tangredi dated July 29, 2008 *
10.4	Amended and Restated Employment Agreement between Dais Analytic Corporation and Patricia K. Tangredi dated July 29, 2008 *
10.5	Employment Agreement between Dais Analytic Corporation and William B. Newman dated March 31, 2008 *
10.6	Commercial Lease Agreement between Ethos Business Venture LLC and Dais Analytic Corporation dated March 18, 2005 *
10.7	First Amendment of Lease Agreement between Ethos Business Venture LLC and Dais Analytic Corporation dated November 15, 2005 *
10.8	Form of Subscription Agreement (Daily Financing) *

10.9	Form of Subscription Agreement (Financing) *
10.10	Form of Registration Rights Agreement (Financing) *
10.11	Form of Secured Patent Agreement (Financing) *
10.12	Placement Agent Agreement between Dais Analytic Corporation and Legend Merchant Group, Inc., dated October 5, 2007 *
23.1	Consent of Pender Newkirk & Company LLP, Certified Public Accountants, filed herewith
23.2	Consent of Richardson & Patel, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page to this registration statement)
* Previously filed as Exhibits to this Registration Statement on Form S-1, File No. 333-152940, as filed August 11, 2008
+ To be filed by amendment

Item 17. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) To, for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Odessa, State of Florida on the 8th day of October 2008.

DAIS ANALYTIC CORPORATION, a New York corporation

By:	/s/ TIMOTHY N. TANGREDI
Timothy N. Tangredi
Chief Executive Officer, President & Chairman

POWER OF ATTORNEY

We, the undersigned directors and officers of Dais Analytic Corporation, do hereby constitute and appoint Timothy N. Tangredi as our true and lawful attorney and agent to do any and all such acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or in any of our names and in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement under the Securities Act of 1933 ; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities with Dais Analytic Corporation and on the dates indicated.

Dated: October 8 , 2008	/s/ TIMOTHY N. TANGREDI
Timothy N. Tangredi, Chief Executive Officer, President and Chairman ( Principal Executive Officer )

Dated: October 8 , 2008	/s/ BROOKE EVANS
Brooke Evans, Chief Financial Officer (Principal Financial Officer)

Dated: October 8 , 2008	/s/ SCOTT G. EHRENBERG
Scott G. Ehrenberg – Chief Technology Officer

Dated: October 8, 2008	/s/ ROBERT W. BROWN
Robert W. Brown, Vice President - Marketing

Dated: October 8 , 2008	/s/ WILLIAM B. NEWMAN
William B. Newman, Executive Vice President

Dated: October 8 , 2008	/s/ ROBERT W. SCHWARTZ
Robert W. Schwartz , Director

Dated: October 8 , 2008	/s/ RAYMOND KAZYAKA SR.
Raymond Kazyaka Sr., Director